                                                File Nos. 333-6033 and 333-11871
                                                Filed Pursuant to Rule 424(b)(3)

                             PROSPECTUS SUPPLEMENT
                    (to Prospectus dated September 11, 1996)

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 --------------

                                    FORM 10-Q

[X] Quarterly Report Pursuant  to Section 13 or 15(d) of the Securities Exchange
    Act of 1934 for the quarterly period ended July 31, 1996

                                       or

[ ] Transition Report Pursuant to Section 13 or 15(d) of the Securities Exchange
    Act of 1934 for the transition period from ________ to ________

                         Commission File Number 1-12119

                  AMERICAN CRAFT BREWING INTERNATIONAL LIMITED
             (Exact name of registrant as specified in its charter)

            Bermuda                                   72-123940
--------------------------------          --------------------------------------
State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization

    One Galleria Boulevard, Metairie, Louisiana                        70001
-----------------------------------------------------              -------------
      (Address of principal executive offices)                       (Zip Code)

       Registrant's telephone number, including area code: (504) 849-2739

Indicate by a check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                Yes_____     No X

                  Number of shares of common stock outstanding
                        at September 16, 1996: 3,696,876

          The date of this Prospectus Supplement is October 29, 1996.

                  AMERICAN CRAFT BREWING INTERNATIONAL LIMITED

                                    FORM 10-Q

PART I FINANCIAL INFORMATION

ITEM 1.      Financial Statements (unaudited):

             Consolidated Balance Sheets -
                    July 31, 1996 and October 31, 1995

             Consolidated  Statements of Operations -
                    Three and nine months ended July 31, 1996 and 1995

             Consolidated  Statements  of Cash Flows -
                     Nine months ended July 31, 1996 and 1995

             Notes to Consolidated Financial Statements (unaudited)

ITEM 2.      Management's Discussion and Analysis of Financial Condition
                    and Results of Operations

PART II      OTHER INFORMATION

ITEM 4.      Submission of Matters to a Vote of Security Holders

ITEM 6.      Exhibits and Reports on Form 8-K

SIGNATURE

PART I - FINANCIAL INFORMATION

Item 1. Financial Statements

          AMERICAN CRAFT BREWING INTERNATIONAL LIMITED AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                  (Amounts expressed in United States Dollars)

                                                           JULY 31,       OCTOBER 31,
                                                             1996             1995
                                                         -----------      -----------
                                                         (UNAUDITED)       (AUDITED)
ASSETS
Current assets:
   Cash                                                   $   57,433       $  102,248
   Accounts receivable, less allowance
     for doubtful accounts of $1,766 and $556                 82,720           21,680
   Inventories                                                31,268           22,922
   Other current assets                                       24,362              391
     Total current assets                                    195,783          147,241
                                                          ----------       ----------
Rental, utility & other deposits                              35,749           35,174
Deferred tax assets                                           61,925           49,096
Equipment & capital leases, net                              656,385          634,767
Deferred stock issuance costs                                593,174             --
                                                          ----------       ----------
   Total assets                                           $1,543,016       $  866,278
                                                          ==========       ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Long-term bank loan, current portion                   $  452,000       $  113,000
   Capital lease obligations, current portion                 12,858           13,284
   Accrued liabilities                                       419,720           39,294
   Bridge notes                                              370,000             --
   Shareholders' loans                                        65,000           85,638
                                                          ----------       ----------
     Total current liabilities                             1,319,578          251,216
Long-term bank loan                                             --            395,500
Capital lease obligations                                     21,223           30,221
                                                          ----------       ----------
     Total liabilities                                     1,340,801          676,937
                                                          ----------       ----------
Commitments
Shareholders' equity:
   Preferred stock, $0.01 par, 500,000 shares
     authorized, none issued                                    --                --
   Common stock, $0.01 par and $0.13 par, 10,000,000
     shares and 11,000 shares authorized, 2,000,000
     and 5,000 shares issued and outstanding,                 20,000              645
     respectively
   Additional paid-in capital                                535,032             --
   Subscription monies received in advance                      --            437,156
   Accumulated deficit                                      (352,817)        (248,460)
                                                          ----------       ----------
     Total shareholders' equity                              202,215          189,341
                                                          ----------       ----------
     Total liabilities and shareholders' equity           $1,543,016       $  866,278
                                                          ==========       ==========


The accompanying notes are an integral part of these financial statements.

          AMERICAN CRAFT BREWING INTERNATIONAL LIMITED AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (Amounts expressed in United States Dollars)
                                   (Unaudited)

                                                  THREE MONTHS ENDED         NINE MONTHS ENDED
                                                 ---------------------     ---------------------
                                                 JULY 31,     JULY 31,     JULY 31,     JULY 31,
                                                   1996         1995         1996         1995
                                                 --------     --------     --------     --------
Net Sales                                         $110,954     $  6,755     $355,707     $  6,755
Cost of Sales                                       31,692        8,845       74,747        8,845
                                                 ---------    ---------    ---------    ---------
Gross profit                                        79,262       (2,090)     280,960       (2,090)
Selling, general and administrative expenses       153,932      184,415      361,026      281,457
Interest expense, net                               11,178       13,865       36,086       15,644
Other expenses, net                                    146        1,128        1,034        1,128
                                                 ---------    ---------    ---------    ---------
Loss before income taxes                           (85,994)    (201,498)    (117,186)    (300,319)
Income tax benefit                                   7,682       33,248       12,829       49,553
                                                 ---------    ---------    ---------    ---------
Net loss                                         ($ 78,312)   ($168,250)   ($104,357)   ($250,766)
                                                 =========    =========    =========    =========
Net loss per common share                           ($0.04)      $(0.08)      ($0.05)      ($0.12)
                                                 =========    =========    =========    =========
Weighted average number of shares outstanding    2,071,422    2,071,422    2,071,422    2,071,422
                                                 =========    =========    =========    =========

The accompanying notes are an integral part of these financial statements.




                                      -4-



          AMERICAN CRAFT BREWING INTERNATIONAL LIMITED AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  (Amounts expressed in United States Dollars)
                                   (Unaudited)


                                                                          Nine Months Ended
                                                                  ---------------------------------
                                                                  July 31,                 July 31,
                                                                    1996                    1995
                                                                    ----                    ----
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                      ($104,357)              ($250,766)
    Adjustments to reconcile net loss to net cash used in
    operating activities:
       Depreciation                                                  48,335                   3,739
       Deferred income taxes                                        (12,829)                (49,553)
       Increase in operating assets:
             Accounts receivable, net                               (61,040)                 (3,155)
             Inventories                                             (8,346)                (36,451)
             Other current assets                                   (23,971)                   (457)
             Rental, utility and other deposits                        (575)                (25,741)
       Increase in operating liabilities:
             Accrued liabilities                                     41,287                  25,450
                                                                  ---------               ---------
       Net cash used in operating activities                       (121,496)               (336,934)
                                                                  ---------               ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of equipment                                           (69,953)               (467,866)
                                                                  ---------               ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from bank loan                                            -                    565,000
    Repayment of bank loan                                          (56,500)                   -
    Repayment of capital lease obligations                           (9,424)                 (4,067)
    Proceeds from bridge notes                                      370,000                    -
    Proceeds from shareholders' loans                                  -                     37,893
    Repayment of shareholders' loans                                (20,638)                   -
    Proceeds from issuance of stock                                 117,231                   8,345
    Stock issuance costs                                           (254,035)                   -
                                                                  ---------               ---------
        Net cash provided by financing activities                   146,634                 607,171
                                                                  ---------               ---------
Decrease in cash                                                    (44,815)               (197,629)
Cash at beginning of period                                         102,248                 197,752
                                                                  ---------               ---------
 Cash at end of period                                              $57,433                    $123
                                                                  =========               =========
SUPPLEMENTAL DISCLOSURES TO STATEMENTS OF CASH FLOWS:
    Interest                                                        $36,421              $    1,407
                                                                  =========              ==========

The accompanying notes are an integral part of these financial statements.

          AMERICAN CRAFT BREWING INTERNATIONAL LIMITED AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                  (Amounts expressed in United States Dollars)
                                   (Unaudited)

1.      Basis for Preparation of the Consolidated Financial Statements

        The consolidated financial statements have been prepared by American Craft Brewing International Limited ("AmBrew International") and its subsidiaries (collectively, the "Company"), without audit, with the exception of the October 31, 1995 consolidated balance sheet. The financial statements include consolidated balance sheets, consolidated statements of operations and consolidated statements of cash flows. In the opinion of management, all adjustments, which consist of normal recurring adjustments, necessary to present fairly the financial position, results of operations and cash flows for all periods have been made.

        These financial statements should be read in conjunction with the consolidated financial statements as of and for the fiscal year ended October 31, 1995, and the footnotes thereto included in the Company's Form S-1 as filed with the Securities and Exchange Commission on September 10, 1996, as supplemented by the prospectus, dated as of September 11, 1996, filed by the Company pursuant to Rule 424(b) of Regulation C of the Securities and Exchange Commission's rules and regulations (the "Form S-1").

2.      Basis of Presentation

        The consolidated balance sheet as of October 31, 1995, the consolidated statements of operations for the three-month and nine-month periods ended July 31, 1995, and the consolidated statement of cash flows for the nine months ended July 31, 1995 incorporate the financial statements of the South China Brewery (as defined in the Form S-1). The consolidated financial statements as of and for the periods ended July 31, 1996 incorporate the financial statements of AmBrew International (previously Craft, as defined in the Form S-1) and the South China Brewery.

3.      Net Loss per Common Share

        Net loss per common share is computed by dividing net loss by 2,071,422, the weighted average common shares outstanding during the periods, on the basis that the Share Exchange, the Share Split and the Merger (each as defined in the Form S-1) had been consummated prior to the periods presented, plus 71,422 shares which represent the effect, using the treasury stock method, of shares issued to the holders of the Bridge Notes (as defined in the Form S-1) assuming such issuance had been made prior to the periods presented.

4.      Inventories

                                                   JULY 31,        OCTOBER 31,
                                                     1996              1995
                                               -----------------  --------------
                                                  (UNAUDITED)       (AUDITED)
Raw materials                                      $24,462           $16,682
Work-in-process and finished goods                   6,806             6,240
                                                   -------           -------
                                                   $31,268           $22,922
                                                   =======           =======

5.      Shareholders' Equity

        As of July 31, 1996, the common stock recorded in the consolidated balance sheet represents the common stock of the Company as of that date giving effect to the Share Exchange, Share Split and Merger. As of October 31, 1995, the common stock recorded in the consolidated balance sheet represents the common stock of the subsidiaries of the Company as of that date.

        The Board of Directors is authorized, without further stockholder approval, to issue up to 500,000 shares of "blank check" preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted or imposed upon unissued shares of preferred stock and to fix the number of shares constituting any series and designations of such series.

6.      Stock Option Plan

        On July 18, 1996, the Stock Option Plan was adopted by the Company's Board of Directors and approved by its shareholders. The Company has reserved 300,000 authorized but unissued shares of common stock for issuance under the plan. Under the terms of the Stock Option Plan, a committee of the Board of Directors may grant options to eligible individuals that will allow the holders of the options to purchase shares of common stock at the fair market value on the date the options are granted.

7.      Subsequent Events

        Subsequent to July 31, 1996, the following events took place:

        a. On September 16, 1996, the Company completed an initial public offering of 1,580,000 shares of its common stock and 1,580,000 redeemable common stock purchase warrants at initial public offering prices of $5.50 and $0.10, respectively. The net proceeds from this offering, after underwriters' discounts and commissions and other expenses, were $7,590,285. At July 31, 1996, deferred stock issuance costs of $593,174 were recorded as a long-term asset in the accompanying consolidated balance sheet. An additional $110,234 of such costs were incurred subsequent to July 31, 1996. The proceeds to be recorded as an increase to shareholders' equity will be net of these amounts. A portion of the proceeds were used to retire $120,000 principal amount of Bridge Notes, $452,000 principal amount of the bank loan, $65,000 principal of the shareholder's loan from BPW (as defined in the Form S-1) and various stock issuance costs, all as reflected in the unaudited pro forma condensed consolidated balance sheet in
Note 8. In addition, 116,876 shares of common stock and 116,876 redeemable common stock purchase warrants were issued to the Bridge Note holders.

        b. On September 16, 1996, the 158,000 Representative's Warrants (as defined in the Form S-1) were sold to the Representative (as defined in the Form S-1) for nominal consideration. These warrants allow the holder to purchase from the Company up to 158,000 shares of common stock and/or 158,000 warrants. The Representative's Warrants are not exercisable until September 16, 1997.

        c. On September 17, 1996, the Company made a non-refundable deposit of $200,000 for the purchase of twenty brew systems.

8.      Pro Forma Consolidated Financial Statements (Unaudited)

        The following unaudited pro forma consolidated financial statements have been prepared on the basis described below. The unaudited pro forma condensed consolidated balance sheet as of July 31, 1996, has been prepared to give effect to the following events as if such events had occurred on July 31, 1996: (i) the aforementioned subsequent event a, (ii) the repayment of the Company's bank loan of $452,000 and the shareholder's loan from BPW of $65,000, (iii) the repayment of $120,000 principal amount of Bridge Notes and the issuance of common stock and Bridge Warrants (as defined in the Form S-1) to the holder of such Bridge Notes, (iv) the conversion of $250,000 principal amount of Bridge Notes into common stock and the issuance of Bridge Warrants to the holders of such Bridge Notes and (v) the payment of $339,139 of accrued stock issuance costs. The unaudited pro forma consolidated statement of operations for the nine months ended July 31, 1996, has been prepared to give effect to the following events as if such events had occurred on November 1, 1995: (i) the aforementioned subsequent event a, (ii) the accrual of salary payable to the Company's Executive Vice President, Chief Operating Officer and Secretary at an annual rate of $72,000 as if such salary had become payable on and after November 1, 1995, and (iii) the elimination of interest expense payable for the period in respect of the bank loan and shareholder's loan as if such loans had been repaid on November 1, 1995.

        The pro forma condensed financial statements are unaudited and have been prepared using the historical financial statements of the Company, and are qualified entirely by reference to, and should be read in conjunction with, such historical financial statements. The pro forma financial statements are provided for informational and comparative purposes only. The pro forma adjustments are based on available financial information and certain estimates and assumptions. The pro forma financial statements do not purport to be indicative of the results of operations and financial position of the Company had such transactions in fact occurred on November 1, 1995 or July 31, 1996, respectively, or during the period presented or during any future period.

Unaudited pro forma condensed balance sheet as of July 31, 1996:

                                                        PRO FORMA
                                         ACTUAL        ADJUSTMENTS             PRO FORMA
                                     --------------  ---------------        ---------------
Total current assets                   $  195,783       $7,480,051    (1)     $6,699,695
                                                          (517,000)   (2)


                                                       PRO FORMA
                                         ACTUAL       ADJUSTMENTS             PRO FORMA
                                      ------------   --------------        --------------
                                                          (120,000)   (3)
                                                          (339,139)   (4)
Total assets                           $1,543,016       $7,480,051    (1)     $7,453,754
                                                          (517,000)   (2)
                                                          (120,000)   (3)
                                                          (339,139)   (4)
                                                          (593,174)   (5)
Total current liabilities              $1,319,578        $(517,000)   (2)        $93,439
                                                          (120,000)   (3)
                                                          (250,000)   (6)
                                                          (339,139)   (4)
Total liabilities                      $1,340,801        $(517,000)   (2)       $114,662
                                                          (120,000)   (3)
                                                          (250,000)   (6)
                                                          (339,139)   (4)
Total shareholders' equity               $202,215       $7,480,051    (1)     $7,339,092
                                                           250,000    (6)
                                                          (593,174)   (5)
                                                           265,000    (7)
                                                          (265,000)   (7)

Unaudited pro forma statement of operations for the nine months ended July 31, 1996:

                                                  PRO FORMA
                                     ACTUAL      ADJUSTMENTS           PRO FORMA
                                  ------------  --------------       --------------
Net sales                           $  355,707                         $  355,707
Cost of sales                           74,747                             74,747
                                    ----------                         ----------
   Gross profit                        280,960                            280,960
Selling, general and
   administrative expenses             361,026         44,300   (8)       405,326
Interest expense, net                   36,086        265,000   (7)       266,036
                                                      (35,050)  (9)
Other expenses, net                      1,034                              1,034
                                    ----------                         ----------
   Loss before income taxes           (117,186)                          (391,436)
Income tax benefit                      12,829         (2,893)  (9)         9,936
                                    ----------                         ----------
   Net loss                         $ (104,357)                       $  (381,500)
                                    ==========                        ===========
Net loss per common share               $(0.05)                            $(0.10)
                                    ==========                        ===========
Weighted average number



                                                  PRO FORMA
                                     ACTUAL      ADJUSTMENTS           PRO FORMA
                                  ------------  --------------       --------------
   of shares outstanding             2,071,422                          3,696,876 (10)
                                     =========                          =========


Notes to unaudited pro forma financial statements:

(1) Represents the proceeds from the initial public offering of 1,580,000 shares of the Company's common stock and 1,580,000 redeemable common stock purchase warrants, net of underwriting discounts and commissions and offering expenses, and net of stock issuance costs incurred by the Company subsequent to July 31, 1996.

(2) Represents the repayment of the bank loan of $452,000 and the shareholder's loan from BPW of $65,000 with the proceeds of the initial public offering.

(3) Represents the repayment of $120,000 principal amount of the Bridge Notes with the proceeds of the initial public offering.

(4) Represents the payment of accrued stock issuance costs with the proceeds of the initial public offering.

(5) Represents the charging of deferred stock issuance costs against the proceeds of the initial public offering.

(6) Represents the conversion of $250,000 principal amount of the Bridge Notes into shares of common stock.

(7) Represents the recognition of a non-recurring, non-cash interest expense of $265,000 representing the original issue discount relating to the Bridge Notes.

(8) Represents the additional salary expense payable to the Company's Executive Vice President, Chief Operating Officer and Secretary at an annual rate of $72,000.

(9) Represents elimination of interest expense as a result of the repayment of the bank loan and shareholder's loan from BPW.

(10) The pro forma weighted average shares outstanding includes the weighted average shares outstanding during the period, as if the Share Exchange, Share Split and Merger had been consummated at November 1, 1995, and the 1,580,000 shares issued in the initial public offering and the 116,876 shares issued in connection with the satisfaction of the Bridge Notes, as if those issuances occurred on November 1, 1995.

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

GENERAL

               Unless otherwise  indicated,  the following  discussion addresses the financial condition and results of the Company's Hong Kong brewing and distribution subsidiaries, South China Brewing Company Limited ("South China") and SCBC Distribution Company Limited ("SCBC"), respectively. On May 31, 1996, the stockholders of South China and SCBC exchanged substantially all of the issued and outstanding shares of South China and SCBC for 23,750 shares of capital stock of Craft Brewing Holdings Limited, a British Virgin Islands Company ("Craft"), in a transaction accounted for as a reorganization of companies under common control in a manner similar to a pooling of interests. On July 30, 1996, Craft amalgamated into AmBrew International in a transaction accounted for as a pooling of interests. The officers and directors of AmBrew International remained in office after the amalgamation. South China and SCBC are collectively referred to as the South China Brewery. This discussion should be read in conjunction with the Unaudited Consolidated Financial Statements. In addition, the period-to-period presentation set forth under "--Results of Operations" will not necessarily be indicative of future results and future net losses can be expected as increased expenses are incurred in connection with the establishment of expansion breweries that the Company proposes to establish and operate, either through wholly-owned subsidiaries or through majority-owned or otherwise Company-controlled joint venture arrangements with strategic local partners.

               With the exception of historical information, the matters discussed herein are "forward looking statements" within the meaning of the Private Litigation Reform Act of 1995. Such forward looking statements are subject to risks, uncertainties and other factors which could differ materially from future results implied by such forward looking statements. Potential risks and uncertainties include, but are not limited to, the Company's ability to establish and operate additional breweries on a timely basis, increased acceptance by consumers of the Company's brands and development by the Company of new brands of beer and the Company's ability to finance any additional capital expenditures once the proceeds of its recent initial public offering of securities (the "Offering") have been committed.

RESULTS OF OPERATIONS

               The South China Brewery commenced operations in June 1995 and has not experienced a full fiscal year of operations. The first sales of the South China Brewery's products occurred in July 1995. For comparison purposes, the following presentation compares the nine months ended October 31, 1995 with the nine months ended July 31, 1996. The following table sets forth for the periods indicated certain line items from the South China Brewery's combined and the Company's consolidated statements of operations expressed as a percentage of net sales for each of the nine months ended October 31, 1995 and July 31, 1996, respectively:

                                                                       NINE MONTHS ENDED
                                                               --------------------------------
                                                               October 31,             July 31,
                                                                   1995                   1996
                                                               -----------             --------
Net Sales                                                       100.0%                 100.0%
Cost of Sales                                                    61.2%                  21.0%
Gross Profit                                                     38.8%                  79.0%
Selling, general & administrative expenses                      410.7%                 101.5%
Operating loss                                                  371.9%                  22.5%

Interest expense, net                                            31.5%                  10.1%
Net loss                                                        339.8%                  29.3%



               Net Sales. For the nine months ended October 31, 1995 and July 31, 1996, the South China Brewery had net sales of $63,707 and $355,707, respectively. The growth in sales resulted from an increased awareness of and acceptance by consumers of the South China Brewery's brands Dragon's Back India Pale Ale and Crooked Island Ale, the first micro-brewed beers produced and sold in Hong Kong. In addition, in September 1995, the South China Brewery entered into contracts for the brewing and supply of custom brewed ales for consumption in two Hong Kong pubs. Both of these contracts expired in September 1996. The Company has renewed one of the contracts and is in the process of negotiating renewal of the second contract. Custom brew sales have accounted for 70% of all of the South China Brewery's sales for the nine months ending July 31, 1996 though the Company expects that sales of the South China Brewery's brands will continue to increase relative to its custom brew sales.

               The South China Brewery had net sales of $110,954 for the three months ended July 31, 1996. Third quarter sales declined from levels experienced in the first two quarters due to the temporary closure for renovation of one of the South China Brewery's Hong Kong pub customers and to seasonally lower volumes during the Hong Kong summer months, as well as other factors.

               Cost of Sales. The South China Brewery's cost of sales for the nine months ended October 31, 1995 and July 31, 1996 was $38,960 and $74,747, respectively. The improvement in gross profit percentage was due to the lower cost of kegged products relative to bottled products, as the South China Brewery has increased sales of kegged products during the nine months ended July 31, 1996, and to more efficient use of brewery equipment.

               Selling, General and Administrative Expenses. Selling, general and administrative expenses for the nine months ended October 31, 1995 and July 31, 1996 were $261,653 and $361,026, respectively. This increase in expenses was in part due to increased salary expense which increased during the nine months ended July 31, 1996 over the nine months ended October 31, 1995 by $49,382 due to the fact that the South China Brewery did not commence operations until June 1995 and the hiring of an office manager and an additional sales representative. The Company's selling, general and administrative expenses, including salary, marketing and other operational expenses, will increase as the proposed expansion breweries are established.

               Results for the three months ended July 31, 1996, reflect additional advertising and marketing costs relating mainly to the promotion of a new brand, Stonecutter's Lager.

               Net Interest Expense. Net interest expense for the nine months ended October 31, 1995 and July 31, 1996 was $20,093 and $36,086, respectively. The Company's net interest expense should decrease in the future as approximately $637,000 of the proceeds of the Offering was utilized to retire certain notes issued by the Company.

LIQUIDITY AND CAPITAL RESOURCES

               At July 31, 1996, the Company had total current assets of $195,783, consisting of $57,433 in cash on hand, $82,720 in accounts receivable, net, $31,268 in inventories, and $24,362 in other current assets. Substantially all of the South China Brewery's sales are made to a small number of customers on an open account basis and generally no collateral is required. At July 31, 1996, the South China Brewery's five largest accounts receivable accounted for 81% of its total accounts receivable as of such date.

               At  July  31,  1996,   the  Company  had  total   liabilities  of
$1,340,801, of which $1,319,578 were current liabilities, and a working capital deficit of $1,123,795.

               At July 31, 1996, the South China Brewery had fixed capital lease obligations of $34,081 relating to its delivery vehicles: $12,858 due during the year ended July 31, 1997, $12,858 due during the year ended July 31, 1998 and $8,365 due during the year ended July 31, 1999. At July 31, 1996, the South China Brewery had $13,865 in operating lease commitments over the two year period ending July 31, 1998 relating to its warehouse and brewery facility.

               During May 1996, the predecessor of the Company issued $370,000 principal of convertible notes bearing an interest rate of 12% per annum to certain investors in Hong Kong and Singapore and maturing September 1, 1997 (the "Bridge Notes"). Pursuant to the terms of the Bridge Notes, the holders of $250,000 principal amount of these Notes converted the principal amount and accrued interest on such notes into an aggregate of 94,255 shares of Common Stock, par value $0.01 per share (the "Common Stock") upon the consummation of the Offering. The holder of the remaining $120,000 principal amount of Bridge Notes was repaid the entire principal amount plus interest of $5,193.42 and received 22,621 shares of Common Stock. The Bridge Note holders received an aggregate of 116,876 warrants entitling them to purchase, in the aggregate, up to 116,876 shares of Common Stock, commencing March 11, 1997 and terminating March 11, 2002, at $8.25 per share.

PART II - OTHER INFORMATION

Item 4. Submission of Matters to a Vote of Security Holders

               (a) At the first annual general meeting of the Company on June 5, 1996, the following resolutions were adopted by the affirmative vote of 1,200,000 shares, par value $0.01 per share, of the Company, such shares constituting all of the issued and outstanding shares of capital stock of the Company on such date:

               (i) that the Bye-Laws, in the form filed hereto as Exhibit 3.2, were approved;

               (ii) that the number of directors of the Company be not less than two nor more than ten;

               (iii) that the following directors be elected until the second annual general meeting of the Company or until their respective successors are elected or appointed:

                             Pierre William Harriston Bordeaux
                             Federico G. Cabo Alvarez
                             David K. Haines
                             Norman H. Brown, Jr.
                             John F. Beaudette
                             Wyndam H. Carver
                             Joseph Heid
                             John D. Campbell
                             Tonesan Amissah-Furbert;

               (iv) that the Board of Directors be authorized to fill any vacancy on the Board as and when it deems fit;

               (v) that Arthur Andersen & Co. be appointed auditors of the Company to hold office until the close of the second annual general meeting;

               (vi) that the 1,200,000 shares, par value $0.01 per share, originally issued at the provisional directors' meeting held on June 5, 1996 be classified as shares of common stock; and

               (vii) that the authorized share capital of the Company be increased from $12,000,000 to $ 105,000,000 by the creation of 8,800,000 shares of Common Stock, and 500,000 shares of preferred stock, par value $0.01 per share.

               (b) On July 18, 1996, the sole stockholder of the Company, Mr. Bordeaux, executed a written consent approving the Company's 1996 Stock Option Plan in the form filed hereto as Exhibit 10.1.

Item 6.  Exhibits and Reports on Form 8-K

(a)     Exhibits:

        2.1 -    Plan  and  Agreement  of  Amalgamation  between  Craft  and the
                 Company.*

        3.1 - Memorandum of Amalgamation of the Company (incorporated by reference to Exhibit 3.1 of the Company's registration statement on Form S-1 (file no. 333-6033) (the "Registration Statement").

        3.2 -    Bye-Laws of the Company  (incorporated  by reference to Exhibit
                 3.2 of the Registration Statement).

        4.1 - Specimen common stock certificate (incorporated by reference to Exhibit 4.1 of the Registration Statement).

        4.2 - Warrant Agreement between the Company, National Securities Corporation ("National Securities") and the Bank of New York (including form of Redeemable Common Stock Purchase Warrant).*

        4.3 - Representative's Warrant Agreement between the Company and National Securities (including form of Representative's Warrant) (incorporated by reference to Exhibit 4.3 of the Registration Statement).*

        10.1 -   1996  Stock  Option  Plan  of  the  Company   (incorporated  by
                 reference to Exhibit 10.1 of the Registration Statement).

        10.2 - Agreement of Lease between Ping Ping Investment Company Limited ("Ping Ping") and South China dated as of December 12, 1994 (incorporated by reference to Exhibit 10.2 of the Registration Statement).

        10.3 - Agreement of Lease between Ping Ping and South China dated as of May 1, 1995 (incorporated by reference to Exhibit 10.3 of the Registration Statement).

        10.4 - Management Agreement and Performance Guaranty between South China and Lunar Holdings Limited dated as of April 1, 1995 (incorporated by reference to Exhibit 10.4 of the Registration Statement).

        10.5 - Distributors Limited Brewing Contract between South China and DaBeers Distributors Limited ("DaBeers") dated as of September 23, 1995 (incorporated by reference to Exhibit 10.5 of the Registration Statement).

        10.6 - Brewing Agreement between South China and Delaney's (Wanchai) Limited dated as of September 20, 1995 (incorporated by reference to Exhibit 10.6 of the Registration Statement).

        10.7 - Employment Agreement, dated as of June 14, 1996, between the Company and James L. Ake.*

        10.8 - Employment Agreement, dated as of April 27, 1995, between Edward Cruise Miller and South China (incorporated by reference to Exhibit 10.12 of the Registration Statement).

        10.9 - Ratification and Exchange Agreement, dated May 31, 1996, by and among South China, SCBC, Craft and each of the persons listed on the signature page hereto.*

        10.10 - Bridge Financing Purchase Agreement, dated as of May 31, 1996, between the Company and Mark Youds.*

        10.11 - Bridge Financing Purchase Agreement, dated as of May 31, 1996, between the Company and John Arvanitis.*

        10.12 - Bridge Financing Purchase Agreement, dated as of May 31, 1996, between the Company and Mark Gallagher.*

        10.13 - Bridge Financing Purchase Agreement, dated as of May 31, 1996, between the Company and Harry Allen Friedberg.*

        10.14 - Bridge Financing Purchase Agreement, dated as of May 31, 1996, between the Company and Micro Brew Systems Co., Ltd.*

        10.15 - Bridge Financing Purchase Agreement, dated as of May 31, 1996, between the Company and Noah Schaffer.*

        10.16 - Bridge Financing Purchase Agreement, dated as of May 31, 1996, between the Company and Long-Term Partners Ltd.*

        10.17 - Forms of Bridge Financing Convertible Notes (including forms of Bridge Financing Warrants attached thereto) (incorporated by reference to Exhibit 10.11 of the Registration Statement).

        10.18 - Novation Agreement, dated as of October 3, 1996, among SCBC, DaBeer and Iconic America Limited ("Iconic").*

        10.19 - Brewing Agreement, dated as of October 3, 1996, between SCBC and Iconic.*

        27.0  -  Financial Data Schedule.*

        *filed herewith

   (b)  Reports on Form 8-K:

    None


                            STATEMENT OF DIFFERENCE
                      Section mark is expressed as.... 'ss'

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                AMERICAN CRAFT BREWING
                                                INTERNATIONAL LIMITED

Date:   October 24, 1996                        /s/ James L. Ake
                                                ----------------
                                                James L. Ake
                                                Executive Vice President,
                                                Chief Operating Officer
                                                and Secretary (principal
                                                executive and financial officer)

      This prospectus has been supplemented by the prospectus supplement, dated as of October 29, 1996, attached hereto.

PROSPECTUS

                                   [LOGO]

                  AMERICAN CRAFT BREWING INTERNATIONAL LIMITED
                      1,580,000 SHARES OF COMMON STOCK AND
              1,580,000 REDEEMABLE COMMON STOCK PURCHASE WARRANTS

    This Prospectus relates to an offering (the 'Offering') of 1,580,000 shares (the 'Shares') of common stock, par value US$0.01 per share ('Common Stock'), and 1,580,000 Redeemable Common Stock Purchase Warrants (the 'Warrants') of American Craft Brewing International Limited, a Bermuda company (the 'Company' or 'AmBrew International'). The Shares and Warrants are sometimes hereinafter collectively referred to as the 'Securities.' The Shares and Warrants may be purchased separately and will be transferable separately immediately following completion of this Offering. Each Warrant entitles the registered holder thereof to purchase one share of Common Stock at an exercise price of $6.875 per share at any time during the period commencing six months from the date of this Prospectus and terminating five (5) years from the date of this Prospectus. The Warrant exercise price is subject to adjustment under certain circumstances. Commencing eighteen (18) months after the date of this Prospectus, the Company may redeem all, but not less than all, of the Warrants at $0.10 per Warrant on thirty (30) days' prior written notice to the warrantholders, if the per share closing bid quotation of the Common Stock as reported on the Nasdaq SmallCap Market ('Nasdaq') equals or exceeds $16.50 per share for any twenty (20) trading days within a period of thirty (30) consecutive trading days ending on the fifth trading day prior to the notice of redemption. The Warrants will be exercisable until the close of business on the day immediately preceding the date fixed for redemption. See 'Description of Securities -- Warrants.'

    Prior to this Offering, there has been no public market for the Common Stock or the Warrants, and there can be no assurance that such a market will develop after the consummation of this Offering or, if developed, that it will be sustained. For information regarding the factors considered in determining the initial public offering prices of the Shares and Warrants and the terms of the Warrants, see 'Risk Factors' and 'Underwriting.' The Shares and Warrants have been approved for quotation on Nasdaq and listing on the Boston Stock Exchange (the 'BSE') and will trade separately immediately after the Offering under the symbols 'ABREF' and 'ABREWF' on Nasdaq, and 'BRW' and 'BRWW' on the BSE, respectively.

            THESE ARE SPECULATIVE SECURITIES. THE SECURITIES OFFERED
               HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE
                    SUBSTANTIAL DILUTION. SEE 'RISK FACTORS'
                      COMMENCING ON PAGE 8 AND 'DILUTION.'
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
  EXCHANGE   COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY
        REPRESENTATION   TO   THE   CONTRARY  IS   A  CRIMINAL  OFFENSE.

                                                PRICE TO PUBLIC       UNDERWRITING DISCOUNT(1)   PROCEEDS TO COMPANY(2)
Per Share.................................           $5.50                     $0.55                     $4.95
Per Warrant...............................           $0.10                     $0.01                     $0.09
Total(3)..................................         $8,848,000                 $884,800                 $7,963,200


(1) Does not include additional compensation to National Securities Corporation, the representative of the several Underwriters (the 'Representative'), in the form of (i) a non-accountable expense allowance of 3% of the gross proceeds of this Offering, (ii) warrants (the 'Representative's Warrants') to purchase up to 158,000 shares of Common Stock at an exercise price of $7.70 per share and/or up to 158,000 warrants to purchase Common Stock at an exercise price of $0.14 per warrant. In addition, see 'Underwriting' for information concerning indemnification and contribution arrangements with the Underwriters and other compensation payable to the Representative.

(2) Before deducting  estimated expenses  of $625,000  payable by  the  Company,
    excluding   the   non-accountable   expense   allowance   payable   to   the
    Representative.

(3) The Company has granted to the Underwriters an option exercisable within 45 days after the date of this Prospectus to purchase up to an aggregate of 237,000 additional shares of Common Stock and/or 237,000 additional Warrants upon the same terms and conditions as set forth above, solely to cover over-allotments, if any (the 'Over-allotment Option'). If such Over-allotment Option is exercised in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be $10,175,200, $1,017,520 and $9,157,680, respectively. See 'Underwriting.'

    The Securities are being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to approval of certain legal matters by their counsel and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify this Offering and to reject any order in whole or in part. It is expected that delivery of the Securities offered hereby will be made against payment at the offices of National Securities Corporation, Seattle, Washington on or about September 16, 1996.

                        NATIONAL SECURITIES CORPORATION

               The date of this Prospectus is September 11, 1996

                                (ADVERTISEMENT)

[Inside front and outside back cover pages of Prospectus contain two labeled advertisements used by the Company, one picture of the Company's South China Brewery and one picture of the Company's products and raw materials used therein accompanied by the following text: 'AT LAST...Hong Kong has its own Independent Micro-Brewery. South China Brewery is proud to introduce its Flagship Beer, CROOKED ISLAND ALE, a light, golden ale with a fresh clean nose and crisp finish. The ale is hand-crafted in small batches in Hong Kong with pale malted barley from Great Britain and hops from the United States.']



                             [GRAPHIC AND CAPTIONS]

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     SEE PAGES 6, 11 AND 12 FOR DISCUSSION OF THE RISKS ASSOCIATED WITH THE COMPANY'S INCORPORATION IN BERMUDA, THE LOCATION OF ASSETS IN FOREIGN JURISDICTIONS AND THE DIFFICULTIES ASSOCIATED WITH SERVICE OF PROCESS AND OTHER MATTERS.

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by reference to the more detailed information and the Consolidated Financial Statements of American Craft Brewing International Limited, which include the results of operations of the South China Brewing Company Limited, a Hong Kong company ('South China'), and SCBC Distribution Company Limited, a Hong Kong company ('SCBC,' and collectively with South China, the 'South China Brewery'), and Notes thereto included elsewhere in this Prospectus. Except as set forth in the Consolidated Financial Statements and unless otherwise indicated in this Prospectus, all information in this Prospectus reflects, effective prior to the date of this Prospectus, (i) the exchange (the 'Share Exchange'), of substantially all of the issued and outstanding shares of capital stock of South China and SCBC, by the stockholders thereof for 23,750 shares of capital stock of American Craft Brewing International Limited, a British Virgin Islands company ('Craft'), (ii) the issuance of 1,250 shares of capital stock of Craft to certain investors in Hong Kong (the 'Hong Kong Placement'), (iii) the eighty-for-one stock split by Craft (the 'Share Split') and (iv) the amalgamation of Craft into the Company (the 'Merger', and together with the Share Exchange, the Hong Kong Placement and the Share Split, the 'Reorganization'). The information in this Prospectus also assumes that none of the Over-allotment Option, the Warrants or the Representative's Warrants will be exercised. In addition, the number of shares into which certain holders of notes may convert does not include interest on those notes. See 'The Company' and Note 16 of Notes to the Consolidated Financial Statements. Unless otherwise required by the context, the terms 'AmBrew International' and the 'Company' refer to American Craft Brewing International Limited and its subsidiaries. All references in this Prospectus to '$' shall mean United States dollars.


     The Securities offered hereby involve a high degree of risk and immediate substantial dilution. See 'Risk Factors' and 'Dilution.'

                                  THE COMPANY

     AmBrew International owns and operates the South China Brewery, the first in a series of international breweries based on the concept of American-style micro-breweries. The South China Brewery, the first American-style micro-brewery in Hong Kong, produces fresh, high-quality, preservative-free, hand-crafted beers using state-of-the-art American-manufactured brewing equipment. Hand-crafted beers are distinguishable by their full flavor which results from traditional brewing styles. The Company believes that American-style micro-brewing has growth potential in other key world markets and that the South China Brewery is a model that can be adapted to other markets.

     The American-style micro-brewery concept has developed over the past ten years into the fastest growing segment of the American beer industry. American-style micro-breweries produce less than 15,000 barrels per year of hand-crafted beers in a variety of styles. The Company believes that the growing demand for micro-brewed beers in the United States is part of a broader shift in preferences on the part of a certain segment of consumers away from mass-produced products and toward high-quality, distinctive foods and beverages. While craft beers currently account for less than 2% of total United States beer consumption, sales volume of these beers grew by 50% in 1995 and had an annual growth rate of approximately 47% during the period from 1985 through 1994. AmBrew International believes that the demand for craft beers is not limited to the United States and is committed to the production of a variety of craft beers designed to appeal to a growing number of consumers in global markets.

     The Company exported the American-style micro-brewery concept to Hong Kong with the establishment of the South China Brewery in June 1995. With only one head brewer and six other employees, the South China Brewery produces, distributes and markets two full-flavored beers marketed under South China's own brand names, Crooked Island Ale and Dragon's Back India Pale Ale, and custom produces beers for local Hong Kong establishments in accordance with their individual specifications to market under their own labels. One of these custom-produced beers, Delaney's Ale, won a Gold Award at the Association of Brewers' World Beer Cup in June 1996. The South China Brewery is designed to permit small and economical production runs of differentiated products to meet special tastes or other custom requirements and for sale in niche markets. Increased consumer demand for high quality, full-flavored beers has allowed the South China Brewery to achieve a price premium relative to mass-produced domestic beer producers and to set its prices at the upper end of the premium import market.


     The Company's senior management and Board of Directors have extensive experience in the international beverage alcohol industry. The Company expects to utilize this experience to identify new markets receptive to the American-style micro-brewery concept and to seek out strategic local partners to co-invest in new micro-breweries in such markets. The Company plans to establish and operate, either through wholly-owned subsidiaries or through majority-owned or otherwise Company-controlled joint venture arrangements with strategic local partners, a series of micro-breweries similar in concept to the South China Brewery. The Company expects that these partners will use their knowledge of local regulation and markets to facilitate the establishment and acceptance of the Company's micro-breweries and their products. In pursuing its expansion strategy, the Company will move into both markets dominated by mass-market breweries and markets in which high-quality beer producers will be the Company's primary competition. In markets where mass-produced beers are sold to a broad consumer profile, AmBrew International intends to develop craft beers as locally produced premium product alternatives. In markets in which there are already a number of traditional high-quality beer producers, the Company intends to produce distinctive micro-brewed products for niche market segments. The Company has preliminarily identified seven locations in which it is considering establishing breweries by the end of 1997, subject to more extensive feasibility studies: Zurich, Dublin, Shanghai, Tecate (Mexico), Budapest, Singapore and Warsaw.


     The Company expects to achieve greater economies of scale as it expands. For example, the Company intends to enter into a contract with Micro Brew Systems Company, Limited ('Micro Brew Systems') which supplied the equipment for the South China Brewery, or another comparable provider of state-of-the-art brewing equipment, to purchase, at discounted prices, the necessary brewing equipment for its proposed new breweries. In addition, the Company believes that it can benefit from volume discounts on purchases of equipment and ingredients. Based on the growth of its South China Brewery to date, the Company believes it is well-positioned to establish similar American-style micro-breweries in other markets.

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SUBSTANTIAL AND IMMEDIATE DILUTION TO NEW INVESTORS. SEE 'RISK FACTORS' AND 'DILUTION.'

                                  THE OFFERING


Securities Offered....................................  1,580,000  Shares  and 1,580,000  Warrants.  Each Warrant
                                                        entitles the registered  holder thereof  to purchase  one
                                                        share of Common Stock. The Shares and the Warrants may be
                                                        purchased  separately and will be transferable separately
                                                        immediately following  completion of  this Offering.  See
                                                        'Description of Securities' and 'Underwriting.'
Offering Price........................................  $5.50 per Share and $0.10 per Warrant
Common Stock Outstanding:
     Prior to the Offering(1).........................  2,000,000 shares of Common Stock
     After the Offering(2)............................  3,692,727 shares of Common Stock
Warrant Exercise Price................................  $6.875  per  Share,  subject  to  adjustment  in  certain
                                                        circumstances.  See   'Description   of   Securities   --
                                                        Warrants.'
Warrant Exercise Period...............................  The  period commencing six months  after the date of this
                                                        Prospectus and terminating  five years from  the date  of
                                                        this Prospectus.
Redemption............................................  Commencing  18 months after the  date of this Prospectus, the Company may redeem all, but not less than all, of the
                                                        Warrants at a  price of  $0.10 per Warrant,  on not  less
                                                        than 30 days' prior written notice to current holders, if
                                                        the per Share closing bid quotation as reported on Nasdaq
                                                        equals  or exceeds $16.50  per Share for  any twenty (20)
                                                        trading days within a  period of thirty (30)  consecutive
                                                        trading days ending on the fifth trading day prior to the
                                                        date on which the Company gives notice of redemption. The
                                                        Warrants  will be exercisable until the close of business
                                                        on the  day  immediately  preceding the  date  fixed  for
                                                        redemption   in   such   notice.   See   'Description  of
                                                        Securities -- Warrants.'
Use of Proceeds.......................................  To repay up to $637,000 in debt; for capital expenditures
                                                        of   approximately   $5.8   million   relating   to   the
                                                        establishment  of proposed expansion breweries, including
                                                        $2.8 million for the purchase of micro-brewing equipment;
                                                        and for working capital  and general corporate  purposes.
                                                        See  'Use of  Proceeds,' 'Business  -- Proposed Expansion
                                                        Markets' and 'Certain Transactions.'

Nasdaq Symbols........................................  Shares -- 'ABREF'
                                                        Warrants -- 'ABRWF'
BSE Symbols...........................................  Shares -- 'BRW'
                                                        Warrants -- 'BRWW'


------------

(1) Excludes (i) 300,000 shares of Common Stock reserved for future issuance pursuant to options available for grant under the Company's 1996 Stock Option Plan (the 'Stock Option Plan'), and (ii) 500,000 shares of Common Stock reserved for future issuance pursuant to $370,000 principal amount of notes issued to certain investors in Singapore and Hong Kong (the 'Bridge Notes') and warrants issued in connection with the Bridge Notes (the 'Bridge Warrants'). See 'Management -- Stock Option Plan,' 'Certain Transactions' and 'Underwriting.'


(2) Includes the issuance of 112,727 shares of Common Stock upon the consummation of this Offering pursuant to the terms of the Bridge Notes and excludes 300,000 shares of Common Stock reserved for future issuance pursuant to options available for grant under the Stock Option Plan and 112,727 shares of Common Stock reserved for future issuance pursuant to the Bridge Warrants. See 'Certain Transactions.'


                            ------------------------
     THE COMPANY IS ORGANIZED UNDER THE LAWS OF THE ISLANDS OF BERMUDA. CERTAIN OF THE COMPANY'S DIRECTORS, OFFICERS AND CONTROLLING PERSONS, AS WELL AS CERTAIN OF THE EXPERTS NAMED IN THIS PROSPECTUS, RESIDE OUTSIDE THE UNITED STATES. ALL OR A SUBSTANTIAL PORTION OF THEIR ASSETS AND THE ASSETS OF THE COMPANY ARE LOCATED OUTSIDE THE UNITED STATES. AS A RESULT, IT MAY NOT BE POSSIBLE FOR INVESTORS TO EFFECT SERVICE OF PROCESS WITHIN THE UNITED STATES UPON SUCH PERSONS OR TO ENFORCE JUDGMENTS AGAINST THE COMPANY OR SUCH PERSONS OBTAINED IN UNITED STATES COURTS PREDICATED UPON THE CIVIL LIABILITY PROVISIONS OF THE FEDERAL OR STATE SECURITIES LAWS OF THE UNITED STATES. THE COMPANY HAS BEEN ADVISED BY APPLEBY, SPURLING & KEMPE, BERMUDA COUNSEL TO THE COMPANY, THAT THE ENFORCEMENT OF JUDGMENTS OF UNITED STATES COURTS OBTAINED IN ACTIONS AGAINST THE COMPANY OR SUCH PERSONS PREDICATED UPON THE CIVIL LIABILITY PROVISIONS OF THE FEDERAL OR STATE SECURITIES LAWS AND THE ENFORCEABILITY, IN ORIGINAL ACTIONS, OF LIABILITIES AGAINST THE COMPANY OR SUCH PERSONS PREDICATED SOLELY UPON THE FEDERAL OR STATE SECURITIES LAWS OF THE UNITED STATES WOULD REQUIRE THE COMMENCEMENT OF A SEPARATE ACTION IN THE BERMUDA COURTS. THERE IS UNCERTAINTY AS TO WHETHER THE COURTS OF BERMUDA WOULD (i) ENFORCE JUDGEMENTS OF UNITED STATES COURTS OBTAINED AGAINST THE COMPANY OR SUCH PERSONS PREDICATED UPON THE CIVIL LIABILITY PROVISIONS OF THE FEDERAL SECURITIES LAWS OF THE UNITED STATES OR (ii) ENTERTAIN ORIGINAL ACTIONS BROUGHT IN BERMUDA COURTS AGAINST THE COMPANY OR SUCH PERSONS PREDICATED UPON THE FEDERAL SECURITIES LAWS OF THE UNITED STATES. THE COMPANY HAS IRREVOCABLY APPOINTED CT CORPORATION SYSTEM, 1633 BROADWAY, NEW YORK, NEW YORK 10019, AS ITS AUTHORIZED AGENT TO RECEIVE SERVICE OF PROCESS IN ANY LEGAL ACTION OR PROCEEDING AGAINST IT BASED UPON THE FEDERAL OR STATE SECURITIES LAWS OF THE UNITED STATES AND/OR ARISING OUT OF OR RELATING TO THIS OFFERING, AND WILL IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE CITY OF NEW YORK, NEW YORK.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table presents summary consolidated financial data of the Company. For a description of the Consolidated Financial Statements from which the following financial data have been derived, see the introduction to 'Selected Consolidated Financial Data.' The summary consolidated financial data set forth below should be read in conjunction with 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                               YEAR ENDED          SIX MONTHS ENDED           SIX MONTHS ENDED
                                                            OCTOBER 31, 1995       OCTOBER 31, 1995            APRIL 30, 1996
                                                            ----------------    ----------------------        ----------------
STATEMENT OF OPERATIONS DATA:
Net sales..............................................        $   63,707             $   63,707                 $  244,753
Cost of sales..........................................           (38,960)               (38,960)                   (43,055)
                                                            ----------------         -----------              ----------------
    Gross profit.......................................            24,747                 24,747                    201,698
Selling, general and administrative expenses...........          (292,888)              (195,846)                  (207,094)
Interest expense, net..................................           (17,838)               (16,059)                   (24,908)
Other expenses, net....................................            (2,265)                (2,265)                      (888)
                                                            ----------------         -----------              ----------------
    Loss before income taxes...........................          (288,244)              (189,423)                   (31,192)
Income tax benefit.....................................            47,560                 31,255                      5,147
                                                            ----------------         -----------              ----------------
    Net loss...........................................        $ (240,684)            $ (158,168)                $  (26,045)
Net loss per common share..............................        $    (0.12)            $    (0.08)                $    (0.01)
Number of shares outstanding(1)........................         2,067,273              2,067,273                  2,067,273
Pro forma net loss per common share(2).................        $    (0.13)            $       --                 $    (0.02)
Pro forma number of shares outstanding(2)..............         2,182,675                     --                  2,182,675


                                                                                      APRIL 30, 1996
                                                            ------------------------------------------------------------------
                                                                                                               PRO FORMA, AS
                                                                 ACTUAL              PRO FORMA(3)              ADJUSTED(3)(4)
                                                            ----------------    ----------------------        ----------------
BALANCE SHEET DATA:
Total current assets...................................          $109,382             $  479,382                 $6,915,382
Total assets...........................................          $893,013             $1,263,013                 $7,669,013
Total current liabilities..............................          $587,194             $  957,194                 $   70,194
Total long-term liabilities............................          $ 24,864             $   24,864                 $   24,864
Total liabilities......................................          $612,058             $  982,058                 $   95,058
Total shareholders' equity.............................          $280,955             $  280,955                 $7,603,955


------------

(1) Assumes the consummation of the Reorganization and excludes (i) 300,000 shares of Common Stock reserved for future issuance pursuant to options available for grant under the Stock Option Plan and (ii) 500,000 shares of Common Stock reserved for future issuance pursuant to the Bridge Notes and the Bridge Warrants. See 'Management -- Stock Option Plan,' 'Certain Transactions' and 'Underwriting.'


(2) Pro forma net loss per common share is computed by dividing pro forma net loss for each period by 2,182,675 which is based on the historical weighted average number of shares outstanding plus the additional number of shares required to be issued at the assumed net offering price of $4.48 per share to obtain funds for the repayment of the outstanding principal amounts of indebtedness aggregating $517,000. See Note 16 of Notes to Consolidated Financial Statements.


(3) Gives pro forma effect to the issuance of $370,000 principal amount of Bridge Notes. See 'Certain Transactions.'


(4) Adjusted to give effect to (i) the receipt of the estimated net proceeds of this Offering and the initial application of such estimated net proceeds as described herein, (ii) the repayment of $120,000 of Bridge Notes from the net proceeds of this Offering, (iii) the issuance to a Bridge Note holder of 21,818 shares of Common Stock and Bridge Warrants to purchase an equal number of shares of Common Stock at no additional cost (in accordance with the terms of such note), (iv) the conversion of $250,000 principal amount of Bridge Notes into 90,909 shares of Common Stock (in accordance with the terms of such notes) and the issuance of Bridge Warrants to purchase an equal number of shares of Common Stock, and (v) the recognition of a non-recurring, non-cash interest expense of $265,000 for the unamortized portion of the original issue discount relating to the repayment of the Bridge Notes. See 'Use of Proceeds' and 'Certain Transactions.'

                                  RISK FACTORS

     An investment in the Securities involves a high degree of risk. The following risk factors should be considered carefully in addition to the other information in this Prospectus before purchasing the Securities. Prospective investors should be in a position to risk the loss of their entire investment.

BUSINESS RISKS

     Limited Operating History; Net Loss; Accumulated Deficit. Since the South China Brewery commenced commercial operations in June 1995, investors will not have a full fiscal year of results on which to base an investment decision. The Company had a net loss of $240,684 for the year ended October 31, 1995 and a net loss of $26,045 for the six months ended April 30, 1996. The Company had an accumulated deficit of $248,460 as of October 31, 1995 and an accumulated deficit of $274,505 as of April 30, 1996. The results of the Company for the six months ended April 30, 1996 may not be indicative of the Company's results for the fiscal year ended October 31, 1996. The Company's operations are subject to all the risks inherent in an emerging business enterprise. These include, but are not limited to, high expense levels relative to production, complications and delays frequently encountered in connection with the development and introduction of new products, the ability to recruit and retain accomplished management personnel, competition from established breweries, the need to expand production and distribution and the ability to establish and sustain product quality. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.


     No Assurance of Ability to Establish Additional Breweries. The Company's strategy includes the development of micro-breweries in the Pacific Rim, Europe and Mexico through wholly-owned subsidiaries or through majority-owned or otherwise Company-controlled joint venture arrangements. Successful expansion will require management of various factors associated with the construction of new facilities in geographically and politically diverse locations. Factors include site selection, local land use requirements, obtaining governmental permits and approvals, adequacy of municipal infrastructure, environmental uncertainties, possible cost estimation errors or overruns, additional financing, construction delays, weather problems and other factors, many of which are beyond the Company's control. There can be no assurance that the Company will be successful in establishing and operating additional breweries. See 'Business -- Proposed Expansion Markets.'


     No Assurance of Ability to Finance Additional Breweries; Effect of Start-Up Expenses. Based on current estimates, the Company believes that the net proceeds of this Offering, after the repayment of certain debt, will be sufficient to establish only five of seven micro-breweries the Company intends to develop and operate by the end of 1997. The Company currently plans to obtain, if possible, additional financing for these breweries from third parties. The Company intends to propose to strategic local partners that they purchase minority equity interests in certain of the proposed breweries and also intends to utilize debt financing for these breweries if available. There is no assurance that the Company will be successful in locating local joint venture partners and debt financing may not be available when needed or on terms acceptable to the Company. Moreover, such debt financing will likely contain restrictive covenants and result in security interests being granted in the assets of the Company and its subsidiaries. If adequate financing is not available, the Company may be required to delay expansion beyond that funded by the net proceeds of this Offering. The Company anticipates that salaries, other overhead costs and capital expenditures associated with such capacity expansion will be significant. The Company does not expect that such additional capacity, when available, will immediately be fully utilized. As a result, the Company's results of operations are likely to be adversely affected in future periods as it incurs start-up expenses in connection with new facilities that are operating below maximum capacity. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and 'Business -- Proposed Expansion Markets.'

     Brand Concentration; Development of New Brands. The sale of one brand of beer accounted for approximately 23% of the South China Brewery's sales during the quarter ended April 30, 1996. There can be no assurance that this brand will achieve market acceptance or maintain its customer following. The Company believes that its future growth will depend, in part, on its ability to anticipate changes in consumer preferences and develop and introduce, in a timely manner, new brands that adequately address such changes. There can be no assurance that the Company will be successful in developing, introducing and marketing new brands on a timely and regular basis. If the Company is unable to introduce new brands or if the Company's new brands are not successful, the Company's sales may be adversely affected as customers seek competitive products. In addition, the introduction or announcement of new brands by the Company could result in reduction of sales of the Company's existing brands, requiring the Company to manage carefully product introductions in order to minimize disruption in sales of existing beers. There can be no assurance that the introduction of new product offerings by the Company will not cause consumers to reduce purchases or consumption of existing Company products. Such reduction of purchases or consumption could have a material adverse effect on the Company's business, results of operations and financial condition. See 'Business -- Products.'

     No Assurance of Market Acceptance; Unpredictable Trends in Consumer Preferences and Spending. The products of micro-breweries are generally not established in the consumer markets of the Pacific Rim, Europe and Mexico. No assurance can be given that specialty beers will be accepted in the markets into which the Company intends to expand. Changes in consumer spending can affect both the quality and the price of the Company's products and may therefore affect the Company's operating results. For example, reduced consumer confidence and spending may result in reduced demand for the Company's products, limitations on its ability to increase or maintain prices and increases in required levels of selling, advertising and promotional expenses. Demographics of a market area may also affect spending patterns. In addition, consumer tastes may change over time or may vary in the markets which the Company plans to enter and there is no assurance that the same level of sales and operating margins can be maintained in the Company's existing market or achieved in new markets. Similarly, there can be no assurance that the Company's products will be successful in its existing market or will penetrate new markets. See 'Business -- Proposed Expansion Markets.'

     Risk of Third Party Claims of Infringement of Intellectual Property. The Company will rely on a combination of trade secret, copyright and trademark laws, non-disclosure and other arrangements to protect its proprietary rights. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy or obtain and use information that the Company regards as proprietary. There can be no assurance that the steps taken by the Company to protect its proprietary information will prevent misappropriation of such information and such protections may not preclude competitors from developing confusingly similar brand names or promotional materials or developing products with taste and other qualities similar to the Company's beers. See 'Business -- Intellectual Property.'

     No Assurance of Availability of Raw Materials. The South China Brewery relies upon a single supplier (other than for labels) for each of the raw materials used to make and package its beers. While the South China Brewery believes that multiple sources of supply are available for all of its ingredients and raw materials, if the South China Brewery were unable to obtain adequate quantities of ingredients or other raw materials, delays or reductions in product shipments could occur which would have an adverse effect on the South China Brewery's business, results of operations and financial condition. As with most agricultural products, the supply and price of raw materials used to produce the South China Brewery's beers can be affected by factors beyond the control of the South China Brewery, such as drought, frost, other weather conditions, economic factors affecting growing decisions, various plant diseases and pests. If any of the foregoing were to occur, the Company's business, results of operations and financial condition would be adversely affected. In addition, the Company's results of operations are dependent upon its ability to accurately forecast its requirements of raw materials. Any failure by the Company to accurately forecast its demand for raw materials could result in the Company either being unable to meet higher than anticipated demand for its products or producing excess inventory, either of which may adversely affect the Company's business, results of operations and financial condition. See 'Business -- Brewing Operations' and ' -- Suppliers.'

     Highly Competitive Market. The beer industry is intensely competitive. While there are no other craft brewers in Hong Kong, the South China Brewery competes directly with premium import beers as well as with mass-produced beers marketed by a number of much larger producers. Some much larger United States beer producers are currently marketing their beers in the United States as craft beers. There can be no assurance that, in the future, the Company will not face competition from mass-produced beer marketed internationally as craft beer. Similarly, the Company may face competition from brewers or other investors who wish to establish American-style micro-breweries in Hong Kong or in areas in which the Company plans to locate proposed breweries. See 'Business -- Competition.'


     Dependence on Key Personnel. Management of the Company's business is at this time substantially dependent on the services of the Company's Chairman, Peter W. H. Bordeaux, its Deputy Chairman, Federico G. Cabo Alvarez, its Executive Vice President and Chief Operating Officer, James L. Ake, and its Managing Director for Hong Kong Operations, David K. Haines. Competition for qualified executive personnel in the beverage alcohol industry is intense and the Company will compete with public and private organizations and other companies for the services of such personnel. Although the Company has an employment agreement with Mr. Ake and a management agreement with a Company controlled by Mr. Haines, there can be no assurance that they will remain with the Company. Loss of the services of Messrs. Bordeaux, Cabo, Ake, Haines or of any other key management employee could have an adverse effect on the Company's business. The Company does not carry key man life insurance for any of these executives and while it is investigating the cost and availability of purchasing such insurance, it has made no decision as to whether to obtain it. Expansion will require recruiting and hiring additional key employees, including sales representatives. There can be no assurance that the Company will be able to hire such persons when needed or on favorable terms or that any such new employees will be successfully assimilated into the Company's management. See 'Management.'


     Product Liability Risk. The Company's operations are subject to certain hazards and liability risks faced by all brewers, such as potential contamination of ingredients or products by bacteria or other external agents that may be wrongfully or accidentally introduced into products or packaging. There can be no assurance that any such contamination will not occur. The occurrence of such a problem could result in a costly product recall and serious damage to the Company's reputation for product quality. In addition, the Company's products are not pasteurized and have a 90-day shelf life. The Company's operations are also subject to certain injury and liability risks normally associated with the operation and possible malfunction of brewing and other equipment. Although the Company maintains insurance against certain risks under various general liability and product liability insurance policies, there can be no assurance that the Company's insurance will be adequate. See
'Business   --   Brewing   Operations,'   '  --   South   China   Facility'  and
' -- Insurance.'

     Single Wholesale Production Facility and Uninsured Losses. The Company currently utilizes one production facility for which it has obtained comprehensive insurance, including liability, fire and extended coverage, as is customarily obtained for businesses similar to the Company's. Certain types of losses of a catastrophic nature, however, such as losses resulting from floods, tornadoes, thunderstorms and earthquakes, are either uninsurable or not economically insurable to the full extent of potential losses. No assurance can be given that such 'Acts of God,' work stoppages, regulatory actions or other events interrupting production would not have an adverse effect on the Company's business, financial condition and results of operations. See 'Business -- Insurance.'

     Variability of Margins and Operating Results; Seasonality. The Company anticipates that in the future its profit margins will fluctuate and may decline as a result of many factors, including disproportionate depreciation and other fixed and semi-variable operating costs during periods when the Company's breweries are producing below maximum designed production capacity; increased shipping, sales personnel and marketing costs as the Company penetrates additional markets; fluctuating prices; increasing competition; possible increases in the cost of packaging materials and brewing ingredients; changes in product sales mix; potential increases in Hong Kong excise taxes or taxes in other jurisdictions in which the Company expands or distributes products; and start-up, overhead and other costs resulting from establishment of new breweries and distribution of the Company's products. In addition, the Company has historically operated with little or no backlog, and its ability to predict sales for an upcoming quarter is limited. Due to its reliance on Company-owned and/or operated breweries, a significant portion of the Company's overhead will not be susceptible to short-term adjustment in response to sales below management's expectations, and an excess of production capacity could therefore have a significant negative impact on the Company's operating results. A variety of other factors may also lead to significant fluctuations in the Company's quarterly results of operations, including timing of new brewery introductions, seasonality of demand, and general economic conditions. To date, demand for the Company's products has been generally higher from September to January and has been generally lower from May to July.

RISKS OF INTERNATIONAL OPERATIONS

     The Company currently intends to establish its micro-breweries only in locations outside the United States. Accordingly, the Company will be subject to various political, economic and other risks present in conducting international operations. Such risks include the following:

          Hong Kong -- Transfer of Sovereignty. Substantially all the Company's assets are currently located in Hong Kong. As a result, the Company's business, results of operations and financial condition may be influenced by the political situation in Hong Kong and by the general state of the Hong Kong economy. On July 1, 1997, sovereignty over Hong Kong will be transferred from the United Kingdom to the People's Republic of China, and Hong Kong will become a Special Administrative Region of China (an 'SAR'). As provided in the Sino-British Joint Declaration on the Question of Hong Kong and the Basic Law of the Hong Kong SAR of China (the 'Basic Law'), the Hong Kong SAR will have a high degree of autonomy except in foreign and defense affairs. Under the Basic Law, the Hong Kong SAR is to have its own legislature, legal and judicial system and full economic autonomy for 50 years. However, there can be no assurance that the transfer of sovereignty and changes in political or other conditions will not result in an adverse impact on the Company's business, results of operations or financial condition.


          Risks Relating to China. The Company plans to establish a micro-brewery in China either through a wholly-owned subsidiary or a majority-owned or otherwise Company-controlled joint venture and to increase direct sales in China of beer brewed at its Hong Kong facility. As a consequence, the Company's results of operations and financial condition may be influenced by the economic, political, legal and social conditions in China. China is in the process of implementing a 'socialist market economy' in which market forces are expected to have a significant role, subject to policies and macro-economic regulations established by the Chinese government. Economic growth in China has been uneven among various sectors of the economy and among geographic regions. Many of the economic reform measures which have been implemented are experimental and may be subject to change or repeal. Other political, economic and social factors can also lead to further readjustment of the reform measures. There is no assurance that the current government and economic system will remain stable. The legislative trend in China over the past decade has been to enhance the protection afforded to foreign investment and allow for more active control by foreign parties of foreign invested enterprises. There can be no assurance, however, that legislation directed towards promoting foreign investment and experimentation will continue.


          Foreign Exchange and Exchange Rate Risks. If the Company successfully acquires interests in joint ventures or establishes new breweries located in the Pacific Rim, Europe or Mexico, the Company expects that a substantial portion of the revenues of such breweries, as well as revenues generated by its South China Brewery, will be denominated in local currency. A portion of such revenues will need to be converted to U.S. dollars in order for the Company to pay dividends in U.S. dollars. Both the conversion of local currencies into U.S. dollars and the remittance of local currencies abroad, depending on the local laws where such brewery operates, may require government approval. There can be no assurance that the breweries will be able to obtain expatriate currency for such purposes or that the Company will be able to convert such currency into U.S. dollars. See 'Business -- Proposed Expansion Markets.'

          Risk of Governmental Regulation. The Company's operations require and will require various licenses, permits and approvals in Hong Kong and in other locations. The loss or revocation of any existing licenses, permits or approvals or the failure to obtain any necessary licenses, permits or approvals in new jurisdictions where the Company intends to do business would have an adverse effect on the ability of the Company to conduct its business and/or on its ability to expand into such jurisdictions. Authorization to commence brewing operations will be required in each country in which the Company intends to operate breweries. No assurance can be given that the Company will obtain such authorization, licenses or other necessary approvals. In addition, countries in which the

     Company wishes to operate breweries may have regulatory schemes that impose other impediments on the operation of breweries. There can be no assurance that the Company will be able to profitably operate breweries in light of these restrictions. See 'Business -- Government Regulation.'

          Risks of Foreign Legal Systems. Many of the countries where the Company plans to operate have legal systems that differ from the United States legal system and may provide substantially less protection for foreign investors.

STRUCTURAL, MARKET AND CORPORATE GOVERNANCE RISKS


     Management's Broad Discretion in Use of Proceeds. Although the Company intends to apply the net proceeds of this Offering in the manner described under 'Use of Proceeds,' it has broad discretion within such proposed uses as to the precise allocation of the net proceeds, the timing of expenditures and all other aspects of the use thereof. For example, approximately $5.8 million, or 82% of the net proceeds of this Offering will be allocated and used to make capital expenditures in connection with the establishment of certain of the Company's proposed breweries in the Pacific Rim, Europe and Mexico. The Company reserves the right to reallocate the net proceeds of this Offering among the various categories set forth under 'Use of Proceeds' as it, in its sole discretion, deems necessary or advisable.


     Rights of Stockholders under Bermuda Law. The Company is incorporated under the laws of the Islands of Bermuda. Principles of law relating to such matters as the validity of corporate procedures, the fiduciary duties of the Company's management, directors and controlling stockholders, and the rights of its stockholders, including those persons who will become stockholders of the Company in connection with this Offering, are governed by Bermuda law and the Company's Memorandum of Amalgamation and Bye-laws. Such principles of law may differ from those that would apply if the Company were incorporated in a jurisdiction in the United States. In addition, the Company has been advised by Appleby, Spurling & Kempe, its Bermuda counsel, that there is uncertainty as to whether the courts of Bermuda would enforce (i) judgments of United States courts obtained against the Company or its officers and directors resident in foreign countries predicated upon the civil liability provisions of the securities laws of the United States or any state or (ii) in original actions brought in Bermuda, liabilities against the Company or such persons predicated upon the securities laws of the United States or any state. See 'Description of Securities -- Bermuda Law.'

     Effect of Issuance of Preferred Stock. The Company's Bye-laws permit the issuance of 500,000 shares of 'blank check' preferred stock, with designations, rights and preferences that may be determined from time to time by the Board of Directors. At the time of this Offering, none of the shares of preferred stock will be issued and outstanding. However, the Board of Directors is empowered, subject to the consent of the Representative for a period of thirteen (13) months from the date of this Prospectus, to issue the preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. In addition, such charter provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock and may have the effect of delaying or preventing a change in control of the Company. The issuance of preferred stock could also decrease the amount of earnings and assets available for distribution to the holders of the Common Stock. There can be no assurance that the Company will not issue preferred stock at some time in the future. See 'Description of Securities -- Preferred Stock.'

     Effect of Stock Options. In accordance with the Stock Option Plan, the Company has reserved a total of 300,000 authorized but unissued shares of Common Stock for issuance to executive employees and directors. The committee administering the Stock Option Plan will have sole authority and discretion to grant options under the Stock Option Plan. Options granted will be exercisable during the period specified by the committee administering the Stock Option Plan except that options will become immediately exercisable in the event of a Change in Control (as defined in the Stock Option Plan) of the Company and in the event of certain mergers and reorganizations of the Company. The existence of such options could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock and may have the effect of delaying or preventing a change in control of the Company. The exercise of such options could also decrease the amount of earnings and assets available for distribution to the holders of the Common Stock. See 'Management -- Stock Option Plan.'

     Shares Eligible for Future Sale. The Shares and Warrants will be freely tradeable unless acquired by affiliates of the Company. The market price of the Shares and/or the Warrants of the Company could be adversely affected by the sale of substantial amounts of Common Stock in the public market following this Offering. No prediction can be made as to the effect that future sales of Common Stock and of the availability of the shares of Common Stock for future sale will have on the market prices of the Shares and the Warrants prevailing from time to time. The Company and the existing stockholders (and any holders of outstanding securities exercisable or exchangeable for or convertible into shares of Common Stock) have agreed not to, directly or indirectly, issue, offer, agree or offer to sell, sell, transfer, assign, encumber, grant an option for purchase or sale of, pledge, hypothecate or otherwise dispose of any beneficial interest in such securities for a period of thirteen months (six months in the case of holders of Bridge Notes) from the date of this Prospectus without the prior written consent of the Company and the Representative other than, in the case of such stockholders and holders of the Bridge Notes, (i) shares of Common Stock transferred pursuant to bona fide gifts when the transferee agrees in writing to be similarly bound or (ii) securities transferred through the law of descent, and in the case of the Company, (a) pursuant to options existing on the date of this Prospectus and pursuant to the exercise of the Warrants and the Representative's Warrants or pursuant to the terms of the Bridge Notes and the Bridge Warrants or (b) debt securities issued to non-affiliated third parties in connection with bona fide business acquisitions and/or expansion consistent with the Company's business plans as generally described in this Prospectus. The registration, sale or issuance of Common Stock after that thirteen month period (or six month period in the case of shares underlying the Bridge Notes), could have an adverse impact on the market prices of the Shares and/or the Warrants. Sales of substantial amounts of Common Stock or the perception that such sales could occur could adversely affect the prevailing market prices for the Shares and/or the Warrants. Upon expiration of this thirteen month period (or six month period in the case of shares underlying the Bridge Notes), all such shares may be sold subject to the limitations of, and in accordance with, Rule 144 under the Securities Act of 1933 (the 'Securities Act'). Additional shares of Common Stock, including shares issuable upon exercise of options issued pursuant to the Stock Option Plan and shares underlying the Representative's Warrants, Bridge Warrants and the Warrants will also become eligible for sale in the public market from time to time in the future. See 'Certain Transactions,' 'Description of Securities,' 'Shares Eligible for Future Sale' and 'Underwriting.'


     Control by Existing Stockholders; Benefits of Offering to Existing Stockholders. Following this Offering, the Company's directors, officers and principal (greater than 5%) stockholders, and certain of their affiliates, will beneficially own approximately 52% of the outstanding shares of Common Stock, including 112,727 shares of Common Stock issuable upon consummation of this Offering pursuant to the terms of Bridge Notes. As a result of such ownership, these stockholders will be able to control the election of all directors and other actions submitted to a vote of the Company's stockholders. Certain former and existing stockholders provided, respectively, a guarantee and letters of credit in connection with a Promissory Note issued to Hibernia National Bank on March 31, 1995 with principal payments due on September 30, 1996 and March 31, 1997 (the 'Hibernia Note') and an existing stockholder made a direct loan to the Company pursuant to a Limited Recourse Promissory Note issued to BPW Holding LLC on March 5, 1996 (the 'BPW Note'). A portion of the net proceeds of this Offering will be used to retire both the Hibernia Note and the BPW Note. In addition, a portion of the net proceeds of this Offering will be used to retire $120,000 of Bridge Notes at the consummation of this Offering. The existing stockholders will benefit from the use of the proceeds of this Offering. See 'Use of Proceeds,' 'Dilution,' 'Principal Stockholders' and 'Certain Transactions.'



     Potential Adverse Effects of the Exercise of Warrants. The Warrants offered hereby grant the holders the right to purchase 1,580,000 shares of Common Stock commencing six months from the date hereof at $6.875 per share of Common Stock. The Company will also grant, in connection with this Offering, the Representative's Warrants which entitle the Representative to purchase up to 158,000 shares of Common Stock at an exercise price of $7.70 per Share and/or up to 158,000 warrants at an exercise price of $0.14 per warrant each entitling the holder thereof to purchase one share of Common Stock at an exercise price of $11.34 per share. The Representative's Warrants may be exercised for a period of four years commencing on the first anniversary of the date hereof. In addition, the Company has granted the Bridge Warrants entitling the holders thereof the right to purchase, in the aggregate, up to 112,727 shares of Common Stock commencing six months from the date hereof at $8.25 per share of Common Stock. The Bridge Warrants will, in the aggregate, entitle the holders thereof to purchase up to 112,727 shares of Common Stock. The existence of the Warrants, the Representative's Warrants and the Bridge Warrants may prove to be a hinderance to future financing by the Company. In addition, the exercise of any such warrants may further dilute the net tangible book value of the Shares. For the term of the Warrants, the Representative's Warrants and the Bridge Warrants, the holders thereof will have the opportunity to profit from a rise in the market price of the Common Stock without assuming risk of ownership, with a resulting dilution in the interest of other security holders. As long as the Warrants, the Representative's Warrants and the Bridge Warrants remain unexercised, the Company's ability to obtain additional equity capital might be adversely affected. Moreover, the holders may be expected to exercise such warrants at a time when the Company would, in all likelihood, be able to obtain any needed capital through a new offering of its securities on terms more favorable than those provided by the currently outstanding warrants. The Company has agreed that, under certain circumstances, it will register under federal and state securities laws the shares of Common Stock and warrants underlying the Representative's Warrants. These registration obligations could involve substantial expense to the Company and may adversely affect the terms upon which the Company may obtain additional financing. See 'Certain Transactions,' 'Description of Securities' and 'Underwriting.'


     Necessity of Future Registration of Warrants and State Blue Sky Registration; Exercise of Warrants. The Warrants are separately transferable immediately upon issuance. Although the Warrants will not knowingly be sold to purchasers in jurisdictions in which the Warrants are not registered or otherwise qualified for sale or exempt, purchasers may buy Warrants in the after-market in, or may move to, jurisdictions in which the Warrants and the Common Stock underlying the Warrants are not so registered or qualified or exempt. In this event, the Company would be unable lawfully to issue Common Stock to those persons desiring to exercise their Warrants (and the Warrants would not be exercisable by those persons) unless and until the Warrants and the underlying Common Stock are registered, or qualified for sale in jurisdictions in which such purchasers reside, or an exemption from such registration or qualification requirement exists in such jurisdictions. There can be no assurance that the Company will be able to effect any required registration or qualification.

     The Warrants will not be exercisable unless the Company maintains a current effective registration statement under the Securities Act either by filing post-effective amendments to the Registration Statement of which this Prospectus is a part or by filing a new registration statement with respect to the exercise of the Warrants. The Company has agreed to use its reasonable efforts to file and maintain, so long as the Warrants are exercisable, a current effective registration statement relating to the Warrants and the shares of Common Stock underlying the Warrants. However, there can be no assurance that it will be able to do so or that the Warrants or such underlying Common Stock will be or continue to be so registered.

     The value of the Warrants could be adversely affected if a then-current prospectus covering the Common Stock issuable upon exercise of the Warrants is not available pursuant to an effective registration statement or if such Common Stock is not registered or qualified for sale or exempt from registration or qualification in the jurisdictions in which the holders of the Warrants reside. See 'Description of Securities -- Warrants.'

     Representative's Potential Influence on the Market; Possible Limitation on Market Making Activities. The Representative may act as a broker-dealer with respect to the purchase or sale of the Shares and the Warrants in the market where each will trade and may solicit exercise of the Warrants. In addition, the Representative and its designees may exercise their registration rights with respect to the Common Stock or warrants underlying the Representative's Warrants. Unless granted an exemption by the Securities and Exchange Commission (the 'Commission') from Rule 10b-6 ('Rule 10b-6') under the Securities Exchange Act of 1934 (the 'Exchange Act'), the Representative and any other soliciting broker-dealers will be prohibited from engaging in any market making activities or solicited brokerage activities with respect to the Company's securities during periods prescribed by exemptions (xi) and (xii) to Rule 10b-6 (i) before the solicitation of the exercise of any Warrants until the later of the termination of such solicitation activity or the termination of any right the Representative may have to receive commissions for further solicitation of Warrants and (ii) during any distribution of the Common Stock and Warrants underlying the Representative's Warrants as well as during any other distribution of the Company's securities in which the Representative is participating. As a result, the Representative and any other soliciting broker-dealers and participants in any distribution of the Company's securities may be unable to continue to make a market for the Company's securities during certain periods while the Warrants are exercisable and during any distribution of the Company's securities in which the Representative is participating. Such a limitation, while in effect, could impair the liquidity and market price of the Securities. See 'Underwriting.'


     Potential  Adverse Effect of  Redemption of Warrants.   Commencing eighteen
(18) months after the date of this Prospectus, all, but not less than all, of the Warrants are subject to redemption at $0.10 per Warrant on thirty (30) days prior written notice to the warrantholders if the per share closing bid quotation of the Shares as reported on Nasdaq equals or exceeds $16.50 per share of Common Stock for any twenty (20) trading days within a period of thirty (30) consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. If the Warrants are redeemed, holders of the Warrants will lose their rights to exercise after the expiration of the 30-day notice of redemption period. Upon receipt of the notice of redemption, holders would be required to: (i) exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for them to do so, (ii) sell the Warrants at the current market price, if any, when they might otherwise wish to hold the Warrants, or (iii) accept the redemption price which is likely to be substantially less than the market value of the Warrants at the time of redemption. Warrantholders whose Warrants are redeemed would also lose the potential for appreciation in the Common Stock underlying the Warrants. See 'Description of Securities -- Warrants.'


     Limited Underwriting History. Although National Securities Corporation, the Representative of the several Underwriters, has been in business for over 40 years, the Representative has participated in only nine public offerings as an underwriter in the last five years. In evaluating an investment in the Company, prospective investors in the Securities offered hereby should consider the Representative's limited experience. See 'Underwriting.'

     No Prior Market; Possible Volatility of Stock Price. Prior to this Offering, there has been no public market for the Securities and there can be no assurance that an active public market for the Securities will develop or continue after this Offering or that the market prices of the Securities will not decline below their respective initial public offering prices. The initial public offering prices of the Securities were determined by negotiations between the Company and the Representative, and may not be indicative of the market price for the Securities after this Offering. See 'Underwriting' for factors considered in determining the initial public offering prices. From time to time after this Offering, there may be significant volatility in the market prices of the Securities. Quarterly operating results of the Company, announcements of new breweries or the introduction of new products by the Company or its competitors, developments in the Company's relationships with its suppliers, joint venture brewing partners or distributors, regulatory developments, general market conditions or other developments affecting the Company or its competitors could cause the respective market prices of the Securities to fluctuate substantially. The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies' securities and that have often been unrelated to the operating performance of these companies. Any such fluctuations that occur following completion of this Offering may adversely affect the respective market prices of the Securities.


     Immediate and Substantial Dilution. The purchasers of the Shares will experience immediate and substantial dilution in pro forma, as adjusted net tangible book value in the amount of $3.44 or 63% per Share. The Company's current stockholders acquired shares of Common Stock for consideration that was substantially less than the public offering price of the shares of Common Stock offered hereby. As a result, new investors will bear substantially all of the risks inherent in an investment in the Company. In the event that the Company issues additional shares of Common Stock in the future, including shares that may be issued in connection with future acquisitions, purchasers of shares may experience further dilution in net tangible book value per share of the Common Stock of the Company. Three hundred thousand shares of Common Stock have been reserved for issuance upon exercise of options granted pursuant to the Stock Option Plan, 500,000 shares of Common Stock have been reserved for future issuance pursuant to the Bridge Notes and the Bridge Warrants and 316,000 shares of Common Stock have been reserved for issuance pursuant to the Representative's Warrants. The issuance of Common Stock under the Stock Option Plan or pursuant to the Bridge Notes, the Bridge Warrants or the Representative's Warrants may result in further dilution to new investors. The Company will issue 112,727 shares of Common Stock for an aggregate consideration of $250,000, or a price per share of $2.22, pursuant to the terms of the Bridge Notes. In addition the Company could be required to issue up to 112,727 shares of Common Stock pursuant to the terms of the Bridge Warrants. See 'Dilution' and 'Management -- Stock Option Plan.'


     Dividend Policy. The Company intends to retain all earnings to finance the development and expansion of its business and does not intend to pay cash dividends on the Common Stock in the foreseeable future. Any future declaration of dividends will depend, among other things, on the Company's results of operations, capital requirements and financial condition, and on such other factors as the Company's Board of Directors may, in its discretion, consider relevant. See 'Dividend Policy.'

     No Assurance of Continued Nasdaq Listing. The Board of Governors of the National Association of Securities Dealers, Inc. has established certain standards for the initial listing and continued listing of a security on Nasdaq. The standards for initial listing require, among other things, that an issuer have total assets of $4,000,000 and capital and surplus of at least $2,000,000; that the minimum bid price for the listed securities be $3.00 per share; that the minimum market value of the public float (the shares held by non-insiders) be at least $2,000,000, and that there be at least two market makers for the issuer's securities. The maintenance standards require, among other things, that an issuer have total assets of at least $2,000,000 and capital and surplus of at least $1,000,000; that the minimum bid price for the listed securities be $1.00 per share; that the minimum market value of the 'public float' be at least
$1,000,000 and that there be at least two market makers for the issuer's securities. A deficiency in either the market value of the public float or the bid price maintenance standard will be deemed to exist if the issuer fails the individual stated requirement for ten consecutive trading days. If an issuer falls below the bid price maintenance standard, it may remain on Nasdaq if the market value of the public float is at least $1,000,000 and the issuer has $2,000,000 in equity. There can be no assurance that the Company will continue to satisfy the requirements for maintaining a Nasdaq listing. If the Company's securities were to be excluded from Nasdaq, it would adversely affect the prices of such securities and the ability of holders to sell them, and the Company would be required to comply with the initial listing requirements to be relisted on Nasdaq.

     If the Company is unable to satisfy Nasdaq's maintenance requirements and the price per share were to drop below $5.00, then unless the Company satisfied certain net asset tests, the Company's securities would become subject to certain penny stock rules promulgated by the Securities and Exchange Commission. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standarized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Company's Common Stock becomes subject to the penny stock rules, investors in the Offering may find it more difficult to sell their shares.

                                  THE COMPANY

     AmBrew International owns and operates the South China Brewery, Hong Kong, the first of a series of American-style micro-breweries the Company intends to establish in selected locations in the Pacific Rim, Europe and Mexico.

     AmBrew International was incorporated in Bermuda in June 1996. AmBrew International is a holding company whose assets following the Reorganization consist of all of the outstanding shares of the Hong Kong companies comprising the South China Brewery. See 'Prospectus Summary' and Note 1 to Notes to Consolidated Financial Statements. The South China Brewery companies were established in 1994 by a group of investors involved in the alcohol beverage industry.

     AmBrew International's principal executive office is located at 1 Galleria Boulevard (Suite 912) Metairie, Louisiana 70001 and its telephone number is
(504) 849-2739.

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the Securities offered hereby after deducting estimated underwriting discounts and commissions and expenses payable by the Company in connection with this Offering, are estimated to be approximately $7.1 million ($8.2 million if the Over-allotment Option is exercised in full).


     The following table sets forth each amount in tabular format as an approximate percentage of net proceeds.


                                                                                                       APPROXIMATE
                                                                                      APPROXIMATE     PERCENTAGE OF
                                                                                     DOLLAR AMOUNT    NET PROCEEDS
                                                                                     -------------    -------------

Capital expenditures relating to establishment of proposed breweries..............    $ 5,800,000          82.0%
Repayment of Hibernia Note........................................................        452,000           6.4
Repayment of Bridge Notes.........................................................        120,000           1.7
Repayment of BPW Note.............................................................         65,000           0.9
Working capital and other general corporate purposes..............................        636,000           9.0
                                                                                     -------------        -----
                                                                                      $ 7,073,000          100%
                                                                                     -------------        -----
                                                                                     -------------        -----



     Approximately $5.8 million of the net proceeds will be used to make capital expenditures in connection with the establishment of certain of the Company's proposed breweries in the Pacific Rim, Europe and Mexico through wholly-owned subsidiaries or through majority-owned or otherwise Company-controlled joint venture arrangements with strategic local partners, including $2.8 million for the purchase of micro-brewing equipment from Micro Brew Systems, or another comparable provider of brewing equipment.


     $452,000 of the net proceeds will be used to retire the remaining principal amount of the Hibernia Note, with principal payments due on September 30, 1996 and March 31, 1997 and an interest rate equal to Citibank prime plus 0.5%; $120,000 of the net proceeds will be used to retire the Bridge Notes, due September 1, 1997, with an interest rate of 12% per annum; and $65,000 of the net proceeds will be used to retire the BPW Note, due ten days after the consummation of this Offering with an interest rate of 5.5% per annum. The remainder of the net proceeds, if any, will be used for working capital and other general corporate purposes.

     The foregoing represents the Company's current best estimate of its allocation of the net proceeds of this Offering based on the current state of its business operations, its current plans and current economic and industry conditions. Although the Company does not contemplate material changes in the proposed allocation of the use of proceeds, to the extent the Company finds that adjustment is required by reason of business conditions or otherwise, the amounts shown may be adjusted among the uses indicated above. See 'Risk Factors -- Management's Broad Discretion in Use of Proceeds.'

     The proceeds of the Bridge Notes were used to finance a portion of the expenses of this Offering. See 'Certain Transactions.'

     The Company believes that the net proceeds of this Offering will be sufficient to establish five of seven micro-breweries it intends to develop and operate by the end of 1997. See 'Risk Factors.' The Company currently plans to obtain, if possible, additional financing for these breweries from third parties. The Company intends to propose to strategic local partners that they purchase minority equity interests in certain of the proposed breweries and also intends to utilize debt financing. The Company believes that this financing, if obtained on acceptable terms, in conjunction with the net proceeds of this Offering, will enable the Company to establish seven proposed breweries. Pending the aforementioned uses, the net proceeds from this Offering will be invested in interest-bearing government securities or short-term investment-grade securities.

                                DIVIDEND POLICY

     The Company has never declared or paid dividends on its capital stock. The Company intends to retain all earnings to finance the development and expansion of its business and does not intend to pay cash dividends on the Common Stock in the foreseeable future. The payment of any dividends in the future will depend, among other things, on the Company's results of operations, capital requirements and financial condition, and on such other factors as the Company's Board of Directors may, in its discretion, consider relevant.

     The amount of dividends payable by the South China Brewery as well as by future subsidiaries of the Company operating the proposed expansion breweries is and will be subject to general limitations imposed by the corporate laws of the respective jurisdictions of incorporation of such subsidiaries as well as restrictions  in  debt  agreements.  Dividends  paid  to  the  Company  by these subsidiaries may be subject to investment registration requirements and withholding requirements.

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company at April 30, 1996, (i) on an actual basis, (ii) on a pro forma basis giving effect to the issuance of $370,000 principal amount of Bridge Notes and (iii) on a pro forma, as adjusted basis to give effect to (a) the issuance of the Shares and the receipt of the estimated net proceeds of this Offering and the initial application of such estimated net proceeds as described in 'Use of Proceeds',
(b) (I) the issuance to a Bridge Note holder of 21,818 shares of Common Stock at no additional cost (in accordance with the terms of such note) and Bridge Warrants to purchase an equal number of shares of Common Stock, (II) the conversion of $250,000 principal amount of Bridge Notes into 90,909 shares of Common Stock (in accordance with the terms of such notes) and Bridge Warrants to purchase an equal number of shares of Common Stock, (c) the recognition of a non-recurring, non-cash interest expense of $265,000 for the unamortized portion of the original issue discount relating to the repayment of the Bridge Notes and
(d) the repayment of long-term bank loan of $452,000 and the shareholders' loan from BPW of $65,000. See 'Certain Transactions.'



                                                                                      APRIL 30, 1996
                                                                         -----------------------------------------
                                                                                                     PRO FORMA, AS
                                                                          ACTUAL       PRO FORMA       ADJUSTED
                                                                         ---------    -----------    -------------

Current portion of long-term bank loan................................   $ 452,000    $  452,000      $   --
Bridge Notes payable(1)...............................................      --           370,000          --
Current portion of capital lease obligations..........................      12,858        12,858           12,858
Shareholders' loans...................................................      85,638        85,638           20,638
                                                                         ---------    -----------    -------------
     Total current portion of debt....................................     550,496       920,496           33,496
Capital lease obligations, net of current portion.....................      24,864        24,864           24,864
                                                                         ---------    -----------    -------------
     Total non-current portion of debt................................      24,864        24,864           24,864

Stockholders' equity:
     Common Stock, $0.01 par value; 10,000,000 shares authorized,
       2,000,000 shares outstanding actual and pro forma(2), and
       3,692,727 shares outstanding pro forma, as adjusted(3).........      20,000        20,000           36,927

     Additional paid-in capital.......................................     535,460       535,460        8,106,533
     Preferred Stock, $0.01 par value, 500,000 shares authorized and
       no shares outstanding..........................................      --            --              --
     Accumulated deficit..............................................    (274,505)     (274,505)        (539,505)
                                                                         ---------    -----------    -------------
     Total stockholders' equity.......................................     280,955       280,955        7,603,955
                                                                         ---------    -----------    -------------
               Total capitalization...................................   $ 856,315    $1,226,315        7,662,315
                                                                         ---------    -----------    -------------
                                                                         ---------    -----------    -------------


------------

(1) The Bridge Notes were issued in May 1996 to finance a portion of the expenses of this Offering. See 'Certain Transactions.'

(2) Excludes (i) 300,000 shares of Common Stock reserved for future issuance pursuant to options available for grant under the Stock Option Plan and (ii) 500,000 shares of Common Stock reserved for future issuance pursuant to the Bridge Notes and the Bridge Warrants. See 'Management -- Stock Option Plan,' 'Certain Transactions' and 'Underwriting.'


(3) Includes  the  issuance  of  112,727   shares  of  Common  Stock  upon   the
    consummation of this Offering pursuant to the terms of the Bridge Notes.

                                    DILUTION


     The net tangible book value of the South China Brewery at April 30, 1996 was approximately $280,955, or $0.14 per share of Common Stock after giving effect to the Reorganization, including the Share Split. Net tangible book value per share represents the amount of the Company's total tangible assets less total liabilities divided by the number of shares of Common Stock outstanding at that date. After giving effect to the sale of the Shares and the Warrants, and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, as well as the issuance of 21,818 shares of Common Stock pursuant to the terms of the Bridge Notes at no additional cost and the conversion of $250,000 principal amount of Bridge Notes into 90,909 shares of Common Stock, the Company's pro forma, as adjusted net tangible book value at April 30, 1996 would have been $7,603,955 or $2.06 per share of Common Stock. This represents an immediate increase in the net tangible book value of $1.92 per share to existing stockholders and an immediate dilution of $3.44 per share to new investors purchasing Shares in this Offering. The following table illustrates this per share dilution:



Initial public offering price per share.......................................          $5.50
Net tangible book value per share at April 30, 1996...........................  $0.14
Increase per share due to conversion of $250,000 of Bridge Notes..............  $0.11
Increase per share attributable to new investors..............................  $1.81
                                                                                -----
Pro forma, as adjusted net tangible book value per share after the Offering...          $2.06
                                                                                        -----
Dilution per share to new investors...........................................          $3.44
                                                                                        -----
                                                                                        -----



     The  computations  in   the  table   set  forth  above   assume  that   the
Over-allotment Option is not exercised. If the Over-allotment Option is exercised in full, the pro forma net tangible book value at April 30, 1996 would have been $8,758,379 or $2.23 per share of Common Stock.



     The following table summarizes, on a pro forma, as adjusted basis, after giving effect to this Offering and to the issuance of 112,727 shares of Common Stock issuable pursuant to the terms of the Bridge Notes upon the consummation of this Offering, the number of shares purchased from the Company, the total consideration paid and the average price per share paid by the existing stockholders and by the new investors:



                                                             SHARES PURCHASED       TOTAL CONSIDERATION      AVERAGE
                                                           --------------------    ---------------------      PRICE
                                                            NUMBER      PERCENT      AMOUNT      PERCENT    PER SHARE
                                                           ---------    -------    ----------    -------    ---------
Existing stockholders...................................   2,112,727      57.2%    $  805,460       8.5%      $0.38
New investors...........................................   1,580,000      42.8%     8,690,000      91.5%      $5.50
                                                           ---------    -------    ----------    -------
     Total..............................................   3,692,727     100.0%     9,495,460     100.0%
                                                           ---------    -------    ----------    -------
                                                           ---------    -------    ----------    -------



     The information presented above, with respect to existing stockholders, assumes no exercise of the Over-allotment Option. In addition, 1,580,000 shares of Common Stock have been reserved for issuance upon exercise of the Warrants and 316,000 shares of Common Stock have been reserved for issuance upon exercise of the Representative's Warrants, 300,000 shares of Common Stock have been reserved for future issuance upon exercise of options granted pursuant to the Stock Option Plan and 112,727 shares of Common Stock have been reserved for future issuance pursuant to the Bridge Warrants. The issuance of such shares of Common Stock may result in further dilution to new investors. See 'Management -- Stock Option Plan' and 'Underwriting.'

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data for the fiscal year ended October 31, 1995, have been derived from the Consolidated Financial Statements included elsewhere in this Prospectus which have been audited by Arthur Andersen & Co., independent public accountants, whose report thereon is also included elsewhere in this Prospectus. The selected consolidated financial data as of April 30, 1996, and for the six month periods ended October 31, 1995 and April 30, 1996, are unaudited, but in the opinion of management include all adjustments necessary for a fair presentation of such data. The selected consolidated financial data set forth below should be read in conjunction with 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                                    SIX MONTHS                SIX MONTHS
                                                              YEAR ENDED               ENDED                    ENDED
                                                              OCTOBER 31,           OCTOBER 31,               APRIL 30,
                                                                 1995                  1995                      1996
                                                            ---------------    ---------------------       ----------------
STATEMENT OF OPERATIONS DATA:
Net sales..............................................       $    63,707           $    63,707               $  244,753
Cost of sales..........................................           (38,960)              (38,960)                 (43,055)
                                                            ---------------    ---------------------       ----------------
     Gross profit......................................            24,747                24,747                  201,698
Selling, general and administrative expenses...........          (292,888)             (195,846)                (207,094)
Interest expense, net..................................           (17,838)              (16,059)                 (24,908)
Other expenses, net....................................            (2,265)               (2,265)                    (888)
                                                            ---------------    ---------------------       ----------------
     Loss before income taxes..........................          (288,244)             (189,423)                 (31,192)
Income tax benefit.....................................            47,560                31,255                    5,147
                                                            ---------------    ---------------------       ----------------
     Net loss..........................................       $  (240,684)          $  (158,168)              $  (26,045)
Net loss per common share..............................       $     (0.12)          $     (0.08)              $    (0.01)
Number of shares outstanding(1)........................         2,067,273             2,067,273                2,067,273
Pro forma net loss per common share(2).................       $     (0.13)          $        --               $    (0.02)
Pro forma number of shares outstanding(2)..............         2,182,675                    --                2,182,675


                                                                                    APRIL 30, 1996
                                                            ---------------------------------------------------------------
                                                                                                            PRO FORMA, AS
                                                                ACTUAL             PRO FORMA(3)             ADJUSTED(3)(4)
                                                            ---------------    ---------------------       ----------------
BALANCE SHEET DATA:
Total current assets...................................       $   109,382           $   479,382               $6,915,382
Total assets...........................................       $   893,013           $ 1,263,013               $7,699,013
Total current liabilities..............................       $   587,194           $   957,194               $   70,194
Total long-term liabilities............................       $    24,864           $    24,864               $   24,864
Total liabilities......................................       $   612,058           $   982,058               $   95,058
Total shareholders' equity.............................       $   280,955           $   280,955               $7,603,955


------------

(1) Assumes the consummation of the Reorganization and excludes (i) 300,000 shares of Common Stock reserved for future issuance pursuant to options available for grant under the Stock Option Plan and (ii) 500,000 shares of Common Stock reserved for future issuance pursuant to the Bridge Notes and the Bridge Warrants. See 'Management -- Stock Option Plan,' 'Certain Transactions' and 'Underwriting.'


(2) Pro forma net loss per common share is computed by dividing pro forma net loss for each period by 2,182,675 which is based on the historical weighted average number of shares outstanding plus the additional number of shares required to be issued at the assumed net offering price of $4.48 per share to obtain funds for the repayment of the outstanding principal amounts of indebtedness aggregating $517,000. See Note 16 of the Notes to Consolidated Financial Statements.


(3) Gives pro forma effect to the issuance of $370,000 principal amount of Bridge Notes. See 'Certain Transactions.'


(4) Adjusted to give effect to (i) the receipt of the estimated net proceeds of this Offering and the initial application of such estimated net proceeds as described herein, (ii) the repayment of $120,000 of Bridge Notes from the net proceeds of this Offering, (iii) the issuance to a Bridge Note holder of 21,818 shares of Common Stock and Bridge Warrants to purchase an equal number of shares of Common Stock at no additional cost (in accordance with the terms of such note), (iv) the conversion of $250,000 principal amount of Bridge Notes into 90,909 shares of Common Stock (in accordance with the terms of such notes) and the issuance of Bridge Warrants to purchase an equal number of shares of Common Stock and (v) the recognition of a non-recurring, non-cash interest expense of $265,000 for the unamortized portion of the original issue discount relating to the repayment of the Bridge Notes. See 'Use of Proceeds' and 'Certain Transactions.'

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

GENERAL

     Unless otherwise indicated, the following discussion addresses the combined financial condition and results of operations of the South China Brewery, which consists of brewing and distribution operating subsidiaries of the Company located in Hong Kong. The discussion should be read in conjunction with the 'Selected Consolidated Financial Data' and the Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus. In addition, the period-to-period presentation set forth under ' -- Results of Operations' will not necessarily be indicative of future results and future net losses can be expected as increased expenses are incurred in connection with the establishment of the proposed expansion breweries.

     The South China Brewery relies upon a single supplier (other than for labels) for each of the raw materials used to make and package the Company's beers. While the South China Brewery believes that multiple sources of supply are available for all of its ingredients and raw materials, if the South China Brewery were unable to obtain adequate quantities of ingredients or other raw materials, delays or reductions in product shipments would occur which would have an adverse effect on the South China Brewery's business, financial condition and results of operations. As with most agricultural products, the supply and price of raw materials used to produce the Company's beers can be affected by a number of factors beyond the control of the Company, such as frosts, droughts, other weather conditions, economic factors affecting growing decisions, various plant diseases and pests. If any of the foregoing were to occur, no assurance can be given that such condition would not have an adverse effect on the Company's business, financial condition and results of operations. See 'Business -- Brewing Operations' and ' -- Suppliers.'

     A substantial portion of the South China Brewery's sales are made to a small number of customers on an open account basis and generally no collateral is required. For the six months ended April 30, 1996, 72.1% of net sales were generated by sales to these customers. At April 30, 1996, the five largest accounts receivable constituted 82% of the South China Brewery's accounts receivable. See Note 14 of Notes to Consolidated Financial Statements.

RESULTS OF OPERATIONS

     The South China Brewery commenced operations in June 1995 and has not experienced a full fiscal year of operations. The first sales of the South China Brewery's products occurred in July 1995. For comparison purposes, the following presentation compares the six months ended October 31, 1995 with the six months ended April 30, 1996. The following table sets forth for the periods indicated certain line items from the South China Brewery's summary of operations expressed as a percentage of the South China Brewery's net sales for each of the six months ended October 31, 1995 and April 30, 1996, respectively:

                                                                SIX MONTHS ENDED      SIX MONTHS ENDED
                                                                OCTOBER 31, 1995       APRIL 30, 1996
                                                               ------------------    ------------------

Net sales...................................................          100.0%                100.0%
Cost of sales...............................................           61.2%                 17.6%
Gross profit................................................           38.8%                 82.4%
Selling, general and administrative expenses................          307.4%                 84.6%
Operating loss..............................................          268.6%                  2.2%
Interest expense, net.......................................           25.2%                 10.2%
Net loss....................................................          248.3%                 10.6%

     Net Sales. For the six months ended October 31, 1995 and April 30, 1996, the South China Brewery had net sales of $63,707 and $244,753, respectively. The growth in sales resulted from an increased awareness of and acceptance by consumers of the South China Brewery's flagship brand, Crooked Island Ale, the first micro-brewed beer produced and sold in Hong Kong. In addition, in September 1995, the South China Brewery entered into contracts for the brewing and supply of custom brewed ales for consumption in two Hong Kong pubs. Private label sales have accounted for 72.1% of all of the South China Brewery's sales for the six months ending April 30, 1996 though the Company expects that sales of the South China Brewery's brands will increase relative to its private label sales. See 'Business -- Products -- Specialty Brewing.'

     Cost of Sales. The South China Brewery's cost of sales for the six months ended October 31, 1995 and April 30, 1996 was $38,960 and $43,055, respectively. The improvement in gross profit percentage was due to the lower cost per barrel of kegged products over bottled products resulting from the South China Brewery's increased sales of kegged products during the six months ended April 30, 1996 and to more efficient use of brewery equipment.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses for the six months ended October 31, 1995 and April 30, 1996 were $195,846 and $207,094, respectively. The selling, general and administrative expenses for the six months ended October 31, 1995 reflect advertising and marketing costs of $24,312 compared to advertising and marketing costs of $12,298 for the six months ended April 30, 1996. The higher costs for the earlier period were due to start-up advertising and promotion. This decrease in expenses was in part offset by staff salary expense which increased during the six months ended April 30, 1996 over the six months ended October 31, 1995 by $50,846 due to the hiring of an office manager and an additional sales representative. The Company's selling, general and administrative expenses, including salary, marketing and other operational expenses, will increase as the proposed expansion breweries are established.

     Net Interest Expense. Net interest expense for the six months ended October 31, 1995 and April 30, 1996 was $16,059 and $24,908, respectively. The Company's net interest expense is expected to decrease in the future as the Company intends to repay the Hibernia Note and the BPW Note out of the net proceeds of this Offering. See 'Use of Proceeds.'

LIQUIDITY AND CAPITAL RESOURCES

     Until this Offering, the South China Brewery has been able to satisfy its cash requirements through a combination of private sales of equity, borrowings from a stockholder and from an institutional lender (supported by a guarantee and letters of credit from stockholders) and cash flow from operations. At April 30, 1996, the South China Brewery had total current assets of $109,382, consisting of $6,232 in cash on hand, and $61,162 in accounts receivable, net $29,585 in inventories, and $12,403 in other current assets. At April 30, 1996, the South China Brewery's five largest accounts receivable accounted for 82% of its total accounts receivable as of such date.

     At April 30, 1996, the Company had total liabilities of $612,058 of which $587,194 were current liabilities and a resulting working capital deficit of $477,812.

     At April 30, 1996, the South China Brewery had fixed capital lease obligations of $17,179 per year for each of the three years ending April 30, 1999 relating to its delivery vehicles. At April 30, 1996, the South China
Brewery had $128,774 in operating lease commitments over the two year period ending April 30, 1998 relating to its warehouse and brewery facility. The Company may expand the production capacity at the South China Brewery by 50% with the purchase of five fermentation tanks at an installed cost of approximately $150,000. Any such purchase would be funded by cash flow generated by the South China Brewery.

     The amount of dividends payable by the South China Brewery as well as by future subsidiaries of the Company operating the proposed expansion breweries is and will be subject to general limitations imposed by the corporate laws of the respective jurisdictions of incorporation of such subsidiaries as well as restrictions in debt agreements. Dividends paid to the Company by these subsidiaries may be subject to local investment registration requirements and withholding requirements.


     In May 1996, Craft issued $370,000 principal amount of Bridge Notes bearing an interest rate of 12% per annum to certain investors in Singapore and Hong Kong and maturing September 1, 1997. Pursuant to the terms of the Bridge Notes, these investors are entitled to receive 112,727 shares of Common Stock and Bridge Warrants entitling such investors to purchase, in the aggregate, up to 112,727 shares of Common Stock, commencing six months from the date hereof at $8.25 per share.

     On March 31, 1995, the South China Brewery borrowed $565,000 from Hibernia National Bank. The loan was evidenced by a promissory note with principal payments due on September 30, 1996 and March 31, 1997 and an interest rate equal to Citibank prime plus 0.5%. The amount due on the Hibernia Note has been reduced to $452,000 through principal repayments by the Company. The South China Brewery borrowed $65,000 evidenced by a limited recourse promissory note dated March 5, 1996 due ten days after the date of this Prospectus bearing an interest rate of 5.5%.

     The Company intends to devote a portion of the net proceeds of this Offering to repay loans used for working capital purposes. The Company intends to retire the Bridge Notes (that are not converted by the holders thereof into shares of Common Stock upon the consummation of this Offering), the Hibernia Note and the BPW Note with a portion of the net proceeds of this Offering. Although the Company believes that the balance of the net proceeds of this Offering should be sufficient to establish five of the seven micro-breweries it intends to develop and operate by the end of 1997, the Company currently plans to obtain, if possible, additional financing for these breweries from third parties. The Company intends to propose to strategic local partners that they purchase minority equity interests in certain of the proposed breweries and also intends to utilize debt financing for these breweries, if available. Such financing, or other additional financing, will be required to enable the Company to establish all seven proposed breweries. See 'Use of Proceeds.'

     The Company has recently entered into a new employment agreement with its Executive Vice President, Chief Operating Officer and Secretary, James L. Ake which provides for an annual base salary of $72,000 and intends to enter into a new employment agreement with its Managing Director for Hong Kong Operations, David K. Haines, which provides for an annual base salary of $60,000. See 'Management -- Executive Compensation.'

     If the Company's assumptions change or prove to be inaccurate or the net proceeds of this Offering prove to be insufficient, the Company may be required to curtail its expansion activities or seek additional financing through the sale of additional debt or equity securities or borrowings from banks or other sources. There can be no assurance that such financing would be available or, if available, could be obtained on terms satisfactory to the Company.

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                                    BUSINESS

GENERAL

     AmBrew International owns and operates the South China Brewery, the first in a series of international breweries based on the concept of American-style micro-breweries. The South China Brewery, the first American-style micro-brewery in Hong Kong, produces fresh, high-quality, preservative-free, hand-crafted beers using state-of-the-art American-manufactured brewing equipment. Hand-crafted beers are distinguishable by their full flavor which results from traditional brewing styles. The Company believes that American-style micro-brewing has growth potential in other key world markets and that the South China Brewery is a model that can be adapted to other markets.

     The American-style micro-brewery concept has developed over the past ten years into the fastest growing segment of the American beer industry. American-style micro-breweries produce less than 15,000 barrels per year of hand-crafted beers in a variety of styles. The Company believes that the growing demand for micro-brewed beers in the United States is part of a broader shift in preferences on the part of a certain segment of consumers away from mass-produced products and toward high-quality, distinctive foods and beverages. While craft beers currently account for less than 2% of total United States beer consumption, sales volume of these beers grew by 50% in 1995 and had an annual growth rate of approximately 47% during the period from 1985 through 1994. AmBrew International believes that the demand for craft beers is not limited to the United States and is committed to the production of a variety of craft beers designed to appeal to a growing number of consumers in global markets.

     The Company exported the American-style micro-brewery concept to Hong Kong with the establishment of the South China Brewery in June 1995. With only one head brewer and six other employees, the South China Brewery produces, distributes and markets two full-flavored beers marketed under South China's own brand names, Crooked Island Ale and Dragon's Back India Pale Ale, and custom produces beers for local Hong Kong establishments in accordance with their individual specifications to market under their own labels. One of these custom-produced beers, Delaney's Ale, won a Gold Award at the Association of Brewers' World Beer Cup in June 1996. The South China Brewery is designed to permit small and economical production runs of differentiated products to meet special tastes or other custom requirements and for sale in niche markets. Increased consumer demand for high quality, full-flavored beers has allowed the South China Brewery to achieve a price premium relative to mass-produced domestic beer producers and to set its prices at the upper end of the premium import market.


     The Company's senior management and Board of Directors have extensive experience in the international beverage alcohol industry. The Company expects to utilize this experience to identify new markets receptive to the American-style micro-brewery concept and to seek out strategic local partners to co-invest in new micro-breweries in such markets. The Company plans to establish and operate, either through wholly-owned subsidiaries or through majority-owned or otherwise Company-controlled joint venture arrangements with strategic local partners, a series of micro-breweries similar in concept to the South China Brewery. The Company expects that these partners will use their knowledge of local regulation and markets to facilitate the establishment and acceptance of the Company's micro-breweries and their products. In pursuing its expansion strategy, the Company will move into both markets dominated by mass-market breweries and markets in which high-quality beer producers will be the Company's primary competition. In markets where mass-produced beers are sold to a broad consumer profile, AmBrew International intends to develop craft beers as locally produced premium product alternatives. In markets in which there are already a number of traditional high-quality beer producers, the Company intends to produce distinctive micro-brewed products for niche market segments. The Company has preliminarily identified seven locations in which it is considering establishing breweries by the end of 1997, subject to more extensive feasibility studies: Zurich, Dublin, Shanghai, Tecate (Mexico), Budapest, Singapore and Warsaw.


     The Company expects to achieve greater economies of scale as it expands. For example, the Company intends to enter into a contract with Micro Brew Systems Company, Limited ('Micro Brew Systems') which supplied the equipment for the South China Brewery, or another comparable provider of state-of-the-art brewing equipment, to purchase, at discounted prices, the necessary brewing

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equipment for its proposed new breweries. In addition, the Company believes that it can benefit from volume discounts on purchases of equipment and ingredients. Based on the growth of its South China Brewery to date, the Company believes it is well-positioned to establish similar American-style micro-breweries in other markets.

AMERICAN-STYLE MICRO-BREWERIES AND THE BREWING INDUSTRY

     American-style micro-breweries produce small quantities of fresh, high-quality, preservative-free hand-crafted beers. In 1995, craft brewers, both regional and micro, comprised the only growing segment of the United States beer market. According to the Association of Brewers of Boulder, Colorado, 830 new breweries have been established in the United States since 1980: 17 'regional craft breweries' (breweries producing between 15,000 and 500,000 barrels per year); 280 micro-breweries (breweries producing less than 15,000 barrels for off-premises sale); and 533 brewpubs (brewery restaurants that sell mostly on premises).

     AmBrew International believes that it can take advantage of this micro-brewery market niche opportunity by selling high-quality, hand-crafted beers in certain international markets just as United States micro-brewers have done in domestic markets. While craft beers currently account for less than 2% of total United States beer consumption, sales volume of these beers grew by 50% in 1995 and had an annual growth rate of approximately 47% during the period from 1985 through 1994. Based on its experience in the industry, the Company believes that the South China Brewery presently is the only American-equipped micro-brewery outside of the United States.

SOUTH CHINA BREWERY

     The Company exported the American-style micro-brewery concept by establishing the South China Brewery in Hong Kong in June 1995. The South China Brewery produces its specialty products in a state-of-the-art, company-owned facility using traditional brewing methods. A head brewer and two assistants brew all of the South China Brewery's beer. With only one head brewer and six other employees, the South China Brewery produces, distributes and markets two full-flavored, craft beers marketed under South China's own brand names, Crooked Island Ale and Dragon's Back India Pale Ale, and custom brews beers for local Hong Kong establishments in accordance with their individual specifications to market under their own labels. The South China Brewery is designed to permit small and economical production runs of differentiated products to meet special tastes or other custom requirements and for sale in niche markets.

PROPOSED EXPANSION MARKETS


     The Company plans to establish and operate, either through wholly-owned subsidiaries or through majority-owned or otherwise Company-controlled joint venture arrangements with strategic local partners, a series of state-of-the-art, American-style micro-breweries. The Company is currently considering the following locations, subject to more extensive feasibility studies: Zurich, Dublin, Shanghai, Tecate (Mexico), Buda pest, Singapore and Warsaw. Preliminary work has commenced at several of the proposed sites:


     Zurich. The Company has entered into a non-binding letter of intent with Lateltin AG ('Lateltin') to establish a micro-brewery in Zurich which provides that AmBrew International will acquire 60% of the equity interest of a joint venture, of which Lateltin will hold the remaining equity interest. The Company has indentified a proposed site for the Zurich expansion brewery.

     Dublin. The Company has entered into a non-binding letter of intent with Twinmeadows, Ltd., trading as Meadows Micro-Brewery ('Meadows'), to establish a micro-brewery in the Dublin vicinity. The letter of intent provides that AmBrew International will acquire 51% of the equity interest of a joint venture of which affiliates of Meadows will hold the balance of the equity interest. The Company has identified a site for the Dublin expansion brewery, which site is fully prepared for the installation of micro-brewery equipment.

                                       27


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     Shanghai.   The Company has identified  a prospective site for the Shanghai expansion brewery and is currently conducting negotiations with prospective Chinese joint venture partners.


     Tecate.    The  Company has  selected  the  site for  the  Tecate expansion brewery, has commenced work for a preliminary site lay-out and is currently conducting lease negotiations. The proposed site is in Mexico less than one mile from the California border. The Company's present plan is to distribute its products in Mexico, although there may be opportunities for distribution in southern California.

     There can be no assurance that the Company will be successful in establishing and operating additional breweries at any of such sites. However, the Company currently expects to obtain, if possible, financing for these breweries from third parties. The Company intends to propose to strategic local partners that they purchase minority equity interests in certain of the proposed breweries and also intends to utilize debt financing. The Company expects to utilize the extensive experience of management and the Board of Directors in the international beverage alcohol industry to seek out strategic local partners for such co-investment purposes. Such financing, or other additional financing, will be required to enable the Company to establish all seven proposed breweries. See 'Use of Proceeds.'

     The Company expects to achieve economies of scale with its proposed breweries through volume discounts on equipment and ingredient purchases and reduction of brewery start-up expenses. The Company intends to enter into a contract with Micro Brew Systems, or a comparable provider of micro-brewing equipment, to purchase brewing equipment manufactured by JV Northwest, Ltd. of Portland, Oregon ('JVNW') at a price discounted for volume purchases. For each of the proposed breweries, the Company will conduct a feasibility study covering brewery licensing, taxation and local operating costs and conduct a head brewer search. In addition, the Company expects to utilize its experience with the South China Brewery to speed the process from start-up to profitable operations at the proposed breweries.

     Successful expansion will require management of various factors associated with the construction of new facilities in geographically and politically diverse locations. Factors include site selection, local land use requirements, obtaining governmental permits and approvals, adequacy of municipal infrastructure, environmental uncertainties, possible cost estimation errors or overruns, additional financing, construction delays, weather problems and other factors, many of which are beyond the Company's control. There can be no assurance that the Company will be successful in establishing and operating additional breweries.

     If the Company successfully acquires interests in joint ventures or establishes new breweries located in the Pacific Rim, Europe or Mexico, the Company expects that a substantial portion of the revenues of such breweries, as well as revenues generated by its South China Brewery, will be denominated in local currency. A portion of such revenues will need to be converted to U.S. dollars in order for the Company to pay dividends in U.S. dollars. Both the conversion of local currencies in U.S. dollars and the remittance of local currencies abroad, depending on the local laws where such brewery operates, may require government approval. There can be no assurance that the breweries will be able to obtain expatriate currency for such purposes or that the Company will be able to convert such currency into U.S. dollars. While the Company does not currently engage in hedging or other transactions intended to manage the risks relating to foreign currency exchange, inflation or interest rate fluctuations, it may elect to do so in the future as it expands into new markets.

BREWING OPERATIONS

     The Company's beer is prepared from barley, grain, hops, yeast and water. Distinctive styles of beer depend upon how the barley is malted, the use of hops and the proportions of the ingredients, among other factors. The following discusses the production process for the South China Brewery. The Company intends to utilize the same type and scale of equipment at the other breweries and to generally pattern future brewery operations on the South China Brewery.

     Brewing Process. The South China Brewery's products are crafted from pale and specialty malted barley produced in Great Britain by high-quality malters. The South China Brewery acquires its hops from micro-brewery quality sources in the United States. The first step in the South China Brewery's brewing process is to crack malted barley in a roller mill (milled barley is called grist) and store it in a grist case. Hot water (called 'liquor') and grist are mixed in a mash/lauter tun producing the mash. A sweet, clear liquid called wort is
filtered   out  of  the  mash  and  transferred  to  the  kettle.  The  wort  is

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brought to a rolling boil  in the kettle. Some hops  are added early to  provide bitterness; other hops (finishing hops) are put in later to give a fine aroma. The hot wort is cooled to termination temperature (about 40[d] F) through a heat exchanger. The cold liquor tank provides the water to cool the wort in the heat exchanger and the resulting heated water is transferred to the hot liquor tank for use in the next brew.

     The cooled wort is then transferred to the fermentation tanks ('unitanks'), yeast is added and fermentation begins. Fermentation is the process by which yeast transforms the sweet wort into a flavor solution containing alcohol and carbon dioxide. After fermentation, the beer is aged to develop its final smooth taste. The fermentation and aging process can last 14 days for ales and 21 days and longer for lagers.

     The conditioned product is filtered and stored in a bright beer tank where it is carbonated and then packaged. Packaged beer is stored in a refrigerated walk-in cooler and delivered in refrigerated vehicles and containers.

     Quality Control. The South China Brewery employs an experienced head brewer who hand crafts all of the brewery's beer. The Company will seek to employ a similarly qualified head brewer at each of the Company's proposed breweries by conducting a head brewer personnel search for each proposed brewery. The Company plans to monitor production and exercise quality control at each of its breweries. Each brewery will have equipment for on-site yeast propagation, to monitor product quality, to test products and to measure color and bitterness. The breweries will also utilize independent laboratories for further product analysis. The Company's policy is to meet the highest quality standards, with the goal of assuring the purity and safety of each of its beers.

     Management believes that its ability to engage in constant product innovation and its control over product quality are critical competitive advantages. Accordingly, the Company does not hire third parties to perform contract brewing of any of its products, and plans to operate its own breweries in each of the proposed initial expansion locations and at any subsequent sites. In addition, AmBrew International believes that its ownership of a number of micro-breweries will enable it to shift production among breweries giving it greater operating flexibility while reducing the risk of producing all of its products at a single location. This strategy would also permit the Company to produce its brands that achieve widespread market-acceptance at any of its proposed breweries for local consumption.

PRODUCTS


     The South China Brewery currently produces two styles of full-flavored craft beers using traditional brewing methods, high quality ingredients and state-of-the-art American-manufactured brewing equipment that the Company intends to replicate at each of its proposed breweries. The Company's beers are marketed on the basis of freshness and distinctive flavor profiles. Like most other micro-brewed brands, the South China Brewery's products are not pasteurized. Accordingly, they should be kept cool so that oxidation and heat-induced aging will not adversely affect the original taste, and should be distributed and served within 90 days after brewing to maximize freshness and flavor. The South China Brewery distributes its products in kegs and glass bottles. The bottles are freshness-dated for the benefit of consumers. For the six months ended April 30, 1996, approximately 85% of the South China Brewery's sales were generated by sales of kegged products.


     Proprietary Brands. The South China Brewery presently produces two branded products, each with its own distinctive combination of flavor, color and clarity:

          Crooked Island Ale. The flagship brand, Crooked Island Ale, accounted for approximately 23% of the Company's sales during the quarter ended April 30, 1996. This Ale is produced from pale malted barley from Great Britain and hops from the United States. Crooked Island Ale is a light, golden ale with a fresh clean nose and crisp finish. It is brewed light, with all the flavor and uniqueness of a full-bodied ale. The Company believes that this Ale's distinctive malt flavor comes from a careful balance of bittering and aroma hops. Crooked Island Ale is available in both kegs and bottles.

          Dragon's Back India Pale Ale. Brewed to reflect the essence of a traditional oak barrel British India Pale Ale, Dragon's Back gets its amber hue from a blend of premium British malted barley. This Ale is heavily hopped maintaining all of the qualities of the quintessential cask ale. Currently, Dragon's Back is brewed for distribution only in kegs.

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     Specialty Brewing.  In  addition to its branded  products, the South  China
Brewery custom brews beers for local Hong Kong establishments in accordance with their individual product specifications to market under their own labels. For the six months ended April 30, 1996, such sales to two customers, Dabeers Distributors Limited and Delaney's (Wanchai) Limited, owner of Delaney's Irish Pub, have accounted for 72% of the South China Brewery's sales. The Company's contracts with these customers both expire in September 1996. While the Company has no reason to believe that such contracts will not be renewed, there is no assurance that either contract will be renewed or renewed on favorable terms.

     One of the Company's specialty brewed products, Delaney's Ale, won a Gold Award at the Association of Brewers' World Beer Cup in June 1996. AmBrew International retains the proprietary rights to the recipes of its specialty brewed beers.

     The Company believes that continual development of new products is the hallmark of micro-breweries. In an effort to be responsive to varying consumer style and flavor preferences, the South China Brewery is continually engaged in the development and testing of new products. The South China Brewery has the capability of producing all distinct styles of beer, including ale, lager, stout and porter, and has a single production batch size of 260 cases. The Company intends to construct its proposed breweries with similar versatility. The Company intends to expand sales by entering into specialty brewing arrangements with local bars, clubs, hotel, restaurant and airline partners in Hong Kong and in each of the locales of the proposed breweries.

SOUTH CHINA FACILITY

     Plant. The South China Brewery's brewing facility is located in Aberdeen, Hong Kong, on the south side of the island. The Company believes, based on its experience in the industry, that the South China Brewery is the first and only independent micro-brewery established outside the United States using state-of-the-art, American-made brewing equipment. The selection of this site enabled the South China Brewery to be located near its primary markets in the Hong Kong Central district and Kowloon while not incurring the high lease costs of downtown Hong Kong. The primary operations are in a 3,600 gross square foot space on the second floor of a 23 story building. An additional 2,000 square foot storage facility for dry package goods (bottles, caps, labels) is also located in the same building. Both the brewing facility and the storage facility are leased.

     The Hong Kong 20-barrel brewery is an adaptable facility that is able to produce 9 different products simultaneously. The capacity of this brewery can be increased by 50% with the addition of five fermentation tanks at an installed cost of approximately $150,000. The configuration and space of the brewery allows the Company to achieve this 50% expansion with no modification to either the facility or equipment currently installed. For these reasons, the South China Brewery will serve as a prototype for the proposed breweries, allowing the Company to modify the basic configuration at each location to achieve optimum brewery capacity and capability.

     Equipment. The equipment for the brewery was designed and fabricated by JVNW. JVNW was established in 1981 and is considered one of the premiere fabricators of micro-brewery systems. The Company's state-of-the-art equipment allows the head brewer to control the brewing process to achieve a consistent hand-crafted, high-quality product. The Company intends to enter into a contract with Micro Brew Systems (a distributor of JVNW brewing equipment) or another comparable provider of brewing equipment, to purchase, at discounted prices, the necessary brewing equipment for its proposed new breweries.

     The plant is a 20-barrel system which means that it is capable of brewing 20 barrels of product with each brewing cycle. Twenty barrels (each barrel is 31 gallons) equates to approximately 260 cases of 24-355 ml bottles or 75 30-liter kegs. Annual capacity is approximately 70,000 cases. The 10 fermentation vessels allow the plant to make different products at the same time.

     The South China Brewery also utilizes several pieces of ancillary equipment such as a boiler to make steam for heating the hot liquor and boiling in the brew kettle, a glycol refrigeration unit to provide cooling for the cold liquor tank, fermentation tanks and a bright beer tank, fixed and movable pumps to transfer the liquid, filters, soft piping, for transferring liquid to and from the fermentation tanks and labeling, bottling and kegging equipment.

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SALES AND MARKETING

     The South China Brewery presently markets its products by educating consumers as to the distinctive qualities of its products and by emphasizing localized promotions designed to enhance the South China Brewery's word-of-mouth reputation. The Company intends to adopt sales and marketing strategies targeted for each individual local market it serves, but generally will seek to identify its products with local markets. Management believes that by locating the proposed breweries in proximity to the local markets they serve, AmBrew International will be able to enjoy distinct competitive advantages, including established consumer identification with the Company's brands and enhanced familiarity with local consumer tastes. By pursuing this strategy, the Company believes that it will be able to develop its reputation and prestige as a local craft brewer, while selectively introducing new and existing products into new regional markets.

     The South China Brewery devotes considerable effort to the promotion of on-premises consumption at participating pubs and restaurants, and currently engages in limited media advertising. Among other things, the South China Brewery participates in and sponsors cultural and community events, local music and other entertainment venues, local festivals and cuisine events, and local professional sporting events in Hong Kong. The Company believes that educating retailers about the freshness and quality of its products will in turn allow retailers to assist in educating consumers. The Company considers on-premises product sampling and education to be among its most effective tools for building brand identity with consumers and establishing word-of-mouth reputation. The South China Brewery achieves additional on-premises marketing through a variety of other point-of-sale tools, such as tap handles, coasters, table tents, neon signs, banners, posters and menu guidance. The South China Brewery also markets its products through sales and give-aways of T-shirts, polo shirts, baseball hats and glasses. Sales of merchandise could develop as an independent source of revenue for the Company. In addition, the South China Brewery offers guided tours of its facility to further increase consumer awareness of its products and is considering offering tasting sessions.

     The South China Brewery presently distributes its own products and does not use independent distributors. To expand distribution of proprietary brands, the South China Brewery has recently hired two local sales representatives. The Company intends to reevaluate its distribution strategy for each market as its business develops.

COMPETITION

     The beer industry is intensely competitive. While there are no other craft brewers in Hong Kong, the South China Brewery competes directly with premium import beers as well as with mass-produced beers marketed by a number of much larger producers. Some much larger United States beer producers are currently marketing their beers in the United States as craft beers. There can be no assurance that, in the future, the Company will not face competition from mass-produced beer marketed internationally as craft beer. Similarly, the Company may face competition from brewers or other investors who wish to establish American-style micro-breweries in Hong Kong or in other areas in which the Company plans to locate proposed breweries.

SUPPLIERS

     The South China Brewery currently purchases all of its pale and specialty malted barley from Hugh Baird & Sons, Limited, located in Essex, England. The Company purchases its premium-quality select hops from Hop Union, located in Yakima, Washington in the United States and regularly renews its yeast supply by purchasing yeast from Wyeast Laboratories, Inc. The South China Brewery currently purchases its case boxes, bottles and crowns each from a single supplier and maintains multiple competitive sources for its supply of labels. While the South China Brewery believes that at least two comparable sources of malted barley, five comparable sources of hops and multiple sources of yeast are available, there can be no assurance that political, economic or other factors will not limit or restrict the availability of supplies. The Company expects that future breweries will adopt similar practices for obtaining supplies.

     As with most agricultural products, the supply and price of raw materials used to produce the Company's beers can be affected by a number of factors beyond the control of the Company, such as frosts, droughts, other weather conditions, economic factors affecting growing decisions, various plant diseases and pests. If any of the foregoing were to occur, no assurance can be given that such condition would not have an adverse effect on the Company's business, financial condition and results of operations. In addition, the Company's results of operations are dependent upon its ability to accurately forecast its demand for raw materials. Any failure by the Company to accurately forecast its demand for raw materials could result in the Company either being unable to meet higher than anticipated demand for its products or producing excess inventory, either of which may adversely affect the Company's business, results of operations and financial condition.

GOVERNMENT REGULATION

     Hong Kong Regulation. The South China Brewery was granted a brewery license pursuant to the Dutiable Commodities Ordinance and the Dutiable Commodities Regulations (Chapter 109 of the Laws of Hong Kong). Such license will expire on June 6, 1997.

     The South China Brewery is required to comply with the terms and conditions of a license for the environmental discharge originating from the South China Brewery in the Western Buffer Water Control Zone of Hong Kong which has been obtained pursuant to Section 20 of the Water Pollution Control Ordinance (Chapter 358 of the Laws of Hong Kong) (which will expire on February 28, 1997).

     The South China Brewery's premises is connected, directly or indirectly, to a communal drain or a communal sewer which is vested in and maintained by the Hong Kong government, and produces trade effluent that is discharged into a communal drain or communal sewer. Accordingly the South China Brewery, in addition to a sewer charge, pays to the Hong Kong government a trade effluent surcharge under the Sewage Services Ordinance (Chapter 463 of the Laws of Hong
Kong). The Water Pollution Control Ordinance regulates the parts per million in the Company's discharge into this communal sewer of substances that create Biological Oxygen Demand ('BOD') through PH imbalance. The Company must monitor and regulate the PH of its discharge to maintain an acceptable level of BODs by mixing high PH caustics with low PH sanitizers before discharging such substances. While the Company is subject to spot checks of its BOD levels under the Ordinance and maintains levels in accordance with the Ordinance, no such monitoring by the Environmental Protection Department has occurred to date.

     Other Regulation. The Company will conduct a preliminary feasibility study for each of the proposed expansion brewery locations including analyses of brewery licensing requirements and other local operating costs. In addition, the Company will seek the assistance and expertise of local joint venture partners in complying with local regulatory requirements.

INSURANCE

     The South China Brewery maintains a public liability insurance policy (coverage limit approximately $1.3 million) to protect against damage to third party property. In addition, the South China Brewery maintains a total of $800,000 commercial all risks coverage and approximately $390,000 of business interruption coverage. The South China Brewery also maintains employee compensation insurance as required by local law. The Company plans to purchase comparable insurance, and any additional insurance necessitated by local conditions or regulations, for each of the proposed breweries.

INTELLECTUAL PROPERTY

     The Company regards the trademarks it adopts and uses in connection with the sale of its products as having substantial value and as being an important factor in the marketing of its products. The Company's policy is to pursue registration of the trademarks it adopts and uses in connection with the sale of its products whenever possible, and to oppose vigorously any infringement of its marks. The Company has applied to register the marks CROOKED ISLAND and DRAGON'S BACK INDIA PALE ALE in Hong Kong, China and Taiwan. The Crooked Island Ale application was accepted for registration in Taiwan, and is pending in Hong Kong. The application was rejected in China because of its similarity to a prior registered mark; the Company has appealed this rejection. The Company is not aware of any infringing uses of its trademarks by third parties that could materially affect its current business.

     While it has not obtained patents on its recipes, AmBrew International believes that it is not standard practice in the industry to obtain such patents.

EMPLOYEES


     As of August 31, 1996, the South China Brewery had seven full-time employees. The Company's future success will depend, in part, on its ability to continue to attract, retain and motivate highly qualified marketing and managerial personnel. Each of James L. Ake, Executive Vice President, Chief Operating Officer and Secretary of the Company, and Edward Cruise Miller, the head brewer of the South China Brewery, have employment agreements. The employment agreement of Mr. Ake contains a non-competition clause which provides, in pertinent part, that during the term of the agreement, as it may be extended, and for a period of two years thereafter, Mr. Ake, shall not engage in any activity competitive with the business of the Company in any region in which the Company does business, shall not solicit or attempt to solicit customers or employees of the Company and shall not otherwise interfere with the Company's business relationships. The Company intends to enter into an employment agreement with David K. Haines, Managing Director for Hong Kong Operations. Presently, the Company is party to a management agreement with Lunar Holdings, Ltd. ('Lunar'), a Hong Kong company controlled by Mr. Haines. Pursuant to that agreement, Mr. Haines manages the South China Brewery on behalf of Lunar. Mr. Haines is paid approximately $54,000 plus 3% of net (after tax) income generated by the South China Brewery for the current fiscal year. None of the South China Brewery's employees are represented by a collective bargaining agreement, nor has the South China Brewery experienced work stoppages. The South China Brewery believes that relations with its employees are satisfactory.


LEASES

     The South China Brewery leases brewing and storage space in the Vita Tower at 29 Wong Chuk Hang, Aberdeen, Hong Kong under two leases at a current monthly rent of $6,645. The leases expire in September 1997 and April 1998. The South China Brewery has the option to extend each of the leases six years beyond their original term at a rent to be agreed by the parties.

     The brewing operations are in a 3,600 gross square foot space on the second floor of a 23-story building. The storage facility is a 2,000 square foot space for dry package goods (bottles, caps, labels). The plant is a 20-barrel system which means that it is capable of brewing 20 barrels of product with each brewing cycle. Twenty barrels (each barrel is 31 gallons) equates to approximately 260 cases of 24-355 ml. bottles or 75 30-liter kegs. Annual capacity is approximately 70,000 cases.

LEGAL PROCEEDINGS

     The South China Brewery is not currently involved in any material pending legal proceedings and is not aware of any material legal proceedings threatened against it.

THE MERGER

     Prior to the date of this Prospectus, Craft, a British Virgin Islands company holding substantially all of the capital stock of South China and SCBC, the companies that operate the South China Brewery, amalgamated with AmBrew International, a newly formed company. AmBrew International is the surviving company as a result of the Merger. Each stockholder of Craft received one share of Common Stock of AmBrew International for each share of Craft capital stock previously held by such stockholder so that the holders and amounts held of Common Stock are identical to the former holders and amounts held of Craft capital stock. AmBrew International's current sole activity is to act as a holding company for substantially all of the shares of capital stock of South China and SCBC. It is intended that AmBrew International will also hold the interests in wholly-owned subsidiaries and majority-owned joint ventures that the Company plans to form to operate the proposed expansion breweries. See ' -- Proposed Expansion Breweries.'

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the Company's directors, officers and significant employee and their ages as of the date hereof:

                    NAME                        AGE                             POSITION
---------------------------------------------   ---   ------------------------------------------------------------

Peter W. H. Bordeaux.........................   48    Chairman of the Board of Directors
Federico G. Cabo Alvarez.....................   51    Deputy Chairman of the Board of Directors
James L. Ake.................................   51    Executive  Vice  President,  Chief  Operating  Officer   and
                                                        Secretary
Norman H. Brown, Jr.(1)(2)...................   49    Director
John F. Beaudette(2)(3)......................   39    Director
Wyndham H. Carver(1)(2)......................   53    Director
David K. Haines..............................   30    Director and Managing Director for Hong Kong Operations
Joseph E. Heid(1)(3).........................   50    Director
John Campbell(4).............................   56    Director
Tonesan Amissah-Furbert(4)...................   30    Director
Edward C. Miller.............................   26    Head Brewer

     Each of the directors was elected as of June 5, 1996. Each of the officers was appointed to his respective position with the Company as of June 5, 1996, the date of incorporation of AmBrew International.

(1) Messrs. Brown, Carver and Heid are members of the Stock Option Committee. See ' -- Stock Option Plan.'

(2) Messrs.  Brown,  Beaudette  and  Carver  are  members  of  the  Compensation
    Committee.

(3) Messrs. Beaudette and Heid are members of the Audit Committee.

(4) Mr. Campbell and Ms. Furbert, attorneys in the law firm acting as the Company's Bermuda counsel, have been appointed directors of the Company in accordance with Bermuda local requirements applicable to non-publicly traded Bermuda companies. They will resign as directors upon consummation of this Offering.

     Mr. Bordeaux has been Chairman of the Board of Directors of AmBrew International since June 5, 1996 and has been associated with its subsidiaries since August 9, 1994. Mr. Bordeaux joined New Orleans-based Sazerac Company, Inc. ('Sazerac'), the tenth largest United States producer, importer and exporter of spirits as well as a large U.S. distributor of wine, beer and non-alcoholic beverages, in 1980. Since 1982, Mr Bordeaux has been the Chief Executive Officer and President of Sazerac. In addition, Mr. Bordeaux has served as Chairman of Concorde Holdings Limited (Beijing), a distributor of alcohol and non-alcohol beverages ('Concorde'), since November 1994 and as President, since 1992, of Leestown Company, Inc., which owns the world's largest bourbon distillery. Mr. Bordeaux is Vice Chairman of the Board of the National Association of Beverage Importers, a Board Member and member of the Executive Committee of the Board of the World Trade Center, New Orleans, Chairman of the International Advisory Council of Hibernia National Bank (New Orleans) and a member of the Executive Commitee of the Board and Treasurer of Episcopal Housing for Seniors, Inc.

     Mr. Ake has been the Executive Vice President, Chief Operating Officer and Secretary of AmBrew International since June 5, 1996 and has been associated with its subsidiaries since August 9, 1994. From 1993 to July 1996, Mr. Ake served as the Director of Financial Analysis and Planning for Sazerac and was responsible for expansion of operations overseas with emphasis on ventures in the Pacific Rim countries. In addition, from 1994 to July 1996, Mr. Ake has served as Managing Director of Concorde. Prior to joining Sazerac, Mr. Ake was the Director of Planning of Zapata-Haynie Corporation in Hammond, Louisiana, the largest fishing company in the United States, where Mr. Ake was responsible for corporate planning and oversaw profitability and development of various departments. Mr. Ake is a registered engineer and is a member of the Board of Directors of the Japan-Louisiana Friendship Foundation.

     Mr. Beaudette has been a director of AmBrew International since June 5, 1996 and has been associated with its subsidiaries since April 27, 1995. Mr. Beaudette has been President of BPW Holding LLC, a beverage investment and consulting company, and its predecessor, since February 1995. Mr Beaudette has also been Executive Vice President and General Manager of MHW, Ltd., a beverage alcohol importer, distributor and service company located in Manhasset, New York, since 1994. From 1992 to 1994, Mr. Beaudette was Vice President and Chief Financial Officer of Monsieur Henri Wines, Ltd. and from 1988 to 1992, he was Director of Planning at PepsiCo Wines and Spirits International. Both companies were involved in the United States and Canadian marketing and distribution of imported wines and spirits from around the world.


     Mr. Brown has been a director of AmBrew International since June 5, 1996 and has been associated with its subsidiaries since August 9, 1994. Mr. Brown has been a Managing Director of Donaldson, Lufkin & Jenrette in the Investment Banking Division since 1985. In this capacity, Mr. Brown acts as Head of the Metals and Mining Industrial Coverage Group and as Co-Head of Industrial New Business in Canada. Mr. Brown has served as a director of Gaylord Container Corporation ('Gaylord'), a manufacturer of paper, box board and corrugated cardboard. Mr. Brown's term as a director of Gaylord expired on July 31, 1996.


     Mr. Cabo has been Deputy Chairman of the Board of Directors since June 5, 1996 and has been associated with its subsidiaries since August 9, 1994. Since 1970, Mr. Cabo has been Chief Executive Officer and President of Cabo Distributing Company, Inc., formerly a distributor of Mexican beers in the United States and currently a producer of beer and spirits.

     Mr. Carver has been a director of AmBrew International since June 5, 1996. Since 1995, Mr. Carver has been on a two-year secondment from Grand Metropolitan PLC ('Grand Met'), an international producer, distributor, wholesaler and retailer of spirits, wines and foods, to the British Department of Trade and Industry where Mr. Carver is a Latin American export promoter. Mr. Carver has served in a variety of capacities on behalf of International Distillers & Vintners, Ltd., an international producer and distributor of spirits and wine and a subsidiary of Grand Met ('IDV'), since 1965, including Managing Director of Wyvern International, the marketing division of IDV, and Regional Director for IDV in the Caribbean and Central America.

     Mr. Haines has been the Managing Director of Hong Kong Operations of AmBrew International since June 5, 1996. Since August 9, 1994, Mr. Haines has devoted his efforts to establishing and developing the South China Brewery. Before his involvement with the Company, Mr. Haines practiced clinical psychology for one year in Vail, Colorado and was in private practice as a psychologist for two years in Hong Kong.

     Mr. Heid has been a director of AmBrew International since June 5, 1996. Mr. Heid has been Senior Vice President of Sara Lee Corporation ('Sara Lee'), an international food and consumer products company, and Chief Executive Officer of Sara Lee Personal Products -- North and South America, a line of business responsible for Sara Lee's brands in apparel and accessories in North and South America, since 1996, President and Chief Executive Officer of Sara Lee Personal Products -- Pacific Rim, a line of business responsible for Sara Lee's brands in apparel and accessories in the Pacific Rim, since 1994 and Vice President of Sara Lee since 1992. From 1988 to 1992, Mr. Heid served as President of Guinness America, Inc. ('Guinness'), a holding company of Guinness PLC's United States ventures, and Executive Vice President and Chief Operating Officer of United Distillers North America, Inc., a subsidiary of Guinness that imports, produces, markets and sells alcoholic beverages.

     Mr. Campbell has been a director of AmBrew International since June 5, 1996 and a partner of the law firm of Appleby, Spurling & Kempe since 1972.

     Ms. Furbert has been a director of AmBrew International since June 5, 1996 and an associate with the law firm of Appleby, Spurling & Kempe since 1989.

     Edward Cruise Miller has been the Head Brewer at the South China Brewery since May 15, 1995. From June 1994 through May 1995, Mr. Miller was one of five brewers at the Thomas Kemper Brewery, a subsidiary of Hart Brewing Company, in Poulsbo, Washington. From November 1990 through May 1994, Mr. Miller was employed at Broad Ripple Brew Company, a brew pub in Indianapolis,

Indiana. He was an Assistant Brewer at Broad Ripple from November 1990 through December 1992 and was Head Brewer from January 1993 through May 1994.

     Directors of the Company were elected at a special meeting of the Company's stockholders on June 5, 1996, and thereafter will be elected annually at a general meeting of stockholders. The next annual meeting of stockholders is scheduled for the second Tuesday of March, 1997.

DIRECTORS' COMPENSATION

     Messrs. Bordeaux and Cabo will receive an annual fee of $20,000 and the remaining directors will receive an annual fee of $10,000. No directors' fees have been paid to date.

EXECUTIVE COMPENSATION

     Other than pursuant to the agreements described in the next paragraph and other than directors' fees, none of the officers of AmBrew International has received any salary, bonus or long-term incentive or other compensation from the Company's inception through April 30, 1996. The Company has no long-term incentive compensation plans other than the Stock Option Plan. No options have been granted to the Company's officers or directors under the plan to date. Although the Company has no formal bonus plan, the Compensation Committee of the Board, in its discretion, may award bonuses to executive officers of the Company. The Company has not paid bonuses in the past but in the future may pay bonuses based on individual and Company performance. The Company does not provide for deferred awards.


     The Company intends to enter into an employment agreement with David K. Haines, the Company's Managing Director for Hong Kong Operations. Pursuant to that agreement, Mr. Haines will manage the South China Brewery. From September 1994 through April 30, 1996 Mr. Haines has received approximately $71,927 in salary. Presently, the Company is party to a management agreement with Lunar Holdings, Ltd. ('Lunar'), a Hong Kong company controlled by Mr. Haines. Pursuant to that agreement, Mr. Haines manages the South China Brewery on behalf of Lunar. Mr. Haines is paid approximately $54,000 plus 3% of net (after tax) income generated by the South China Brewery for the current fiscal year. The Company has entered into an employment agreement with James L. Ake, the Company's Executive Vice President and Chief Operating Officer. Pursuant to that agreement, Mr. Ake will manage the Company as directed by the Board of Directors. Mr. Ake's annual salary will be $72,000. Mr. Ake's employment agreement will expire in June 1998. The employment agreement of Mr. Ake contains a non-competition clause which provides, in pertinent part, that during the term of the agreement, as it may be extended, and for a period of two years thereafter, Mr. Ake shall not engage in any activity competitive with the business of the Company in any region in which the Company does business, shall not solicit or attempt to solicit customers or employees of the Company and shall not otherwise interfere with the Company's business relationships.


STOCK OPTION PLAN

     Prior to the date of this Prospectus, the Stock Option Plan was adopted by the Company's Board of Directors and approved by its stockholders. The Company has reserved 300,000 authorized but unissued shares of Common Stock for issuance under the Stock Option Plan. The purpose of the Stock Option Plan is to provide key employees (including officers and directors) and independent contractors of AmBrew International (including its subsidiaries) with additional incentives by increasing their equity ownership in the Company.

     Options granted under the Stock Option Plan are intended to qualify as incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the 'Code') ('ISOs'). The Plan is intended to satisfy the conditions of Section 16 of the Exchange Act pursuant to Rule 16b-3.

     The Stock Option Plan will be administered by a committee of the Company's Board of Directors comprised of at least two non-employee directors who are 'disinterested' within the meaning of Rule 16b-3 (the 'Stock Option Committee'). Subject to the terms of the Stock Option Plan, the committee administering the plan has the sole authority and discretion to grant options, construe the terms of the plan and make all other determinations and take all other action with respect to the Stock Option Plan.

     Options will be exercisable during the period specified by the Stock Option Committee, except that options will become immediately exercisable in the event of a Change in Control (as defined in the Stock Option Plan) of the Company and in the event of certain mergers and reorganizations of the Company. Generally, options will vest over a five-year period. No option will be exercisable more than 10 years from the date of grant (or five years in the case of ISOs granted to holders of more than 10% of the Common Stock) or after the option holder ceases to be an employee or independent contractor of the Company; provided that the Stock Option Committee may permit an employee or independent contractor to exercise options after such employee or independent contractor ceases to be an employee or independent contractor, as the case may be, in the event of certain circumstances specified in the documentation of the grant of the option, but in no event will any option be exercisable after its expiration date. Options are nontransferable, except by will or the laws of intestate succession. Shares underlying options that terminate unexercised are available for reissuance under the Stock Option Plan.

     The per share exercise price of options granted under the Stock Option Plan may not be less than 100% of the Fair Market Value (as defined in the Stock Option Plan) of a share of the Company's Common Stock on the date of grant (or 110% in the case of ISOs granted to employees owning more than 10% of the Common Stock).

     The Company has agreed not to grant options without the prior written consent of the Representative for a period of thirteen (13) months following the date of this Prospectus. See 'Shares Eligible for Future Sale' and 'Underwriting.'

INDEMNIFICATION; LIMITATION OF LIABILITY

     Bermuda law permits a company to indemnify its directors and officers, except for any act of willful negligence, willful default, fraud or dishonesty. The Company has provided in its Bye-Laws that the directors and officers of the Company will be indemnified and held harmless against any expenses, judgments, fines, settlements and other amounts incurred by reason of any act or omission in the discharge of their duty, other than in the case of willful negligence, willful default, fraud or dishonesty.

     Bermuda law and the Bye-Laws of the Company also permit the Company to purchase insurance for the benefit of directors and officers against any liability incurred by them for the failure to exercise the requisite care, diligence and skill in the exercise of their powers and the discharge of their duties, or indemnifying them in respect of any loss arising or liability incurred by them by reason of negligence, default, breach of duty or breach of trust. The Company intends to purchase a directors' and officers' liability insurance policy upon consummation of this Offering.

     The Company  intends  to enter  into  indemnification agreements  with  the
Company's officers and directors. To the extent permitted by law, the indemnification agreements may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

     At present, there is no pending material litigation or proceeding involving a director or officer of the Company where indemnification will be required or permitted. In addition, the Company is not aware of any threatened material litigation or proceeding that may result in a claim for such indemnification.

                             PRINCIPAL STOCKHOLDERS

     As of the date of this Prospectus, 2,000,000 shares of Common Stock were issued and outstanding. The following table sets forth certain information with respect to the beneficial ownership of the Common Stock prior to this Offering and after giving effect to this Offering (i) of each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) of the Company's directors and (iii) of all directors and executive officers as a group.


                                                                                NUMBER OF       PERCENT OF TOTAL(1)
                                                                                  SHARES       ---------------------
                                                                               BENEFICIALLY     BEFORE       AFTER
BENEFICIAL OWNER                                                                  OWNED        OFFERING     OFFERING(2)
----------------------------------------------------------------------------   ------------    --------     --------
John F. Beaudette(3) .......................................................       152,000        7.6%         4.1%
  MHW, Ltd.
  1165 Northern Boulevard
  Manhasset, New York 11030
Peter W. H. Bordeaux .......................................................       200,000       10.0%         5.4%
  1 Galleria Boulevard
  Metairie, Lousiana 70001
Norman H. Brown, Jr. .......................................................       152,000        7.6%         4.1%
  277 Park Avenue
  New York, New York 10172
Federico G. Cabo Alvarez ...................................................       914,400       45.7%        24.8%
  Cabo Distributing Co.
  9657 East Rush Street
  South Elmonte, California 91733
Richard Frederick Cabo .....................................................       101,600        5.1%         2.8%
  Cabo Distributing Co.
  9657 East Rush Street
  South Elmonte, California 91733
David K. Haines ............................................................       380,000       19.0%        10.3%
  J. P. Walsh & Co. Ltd.
  Block F. (8th Floor)
  3-3G Robinson Road
  Hong Kong
Edmund B. Piccolino(3) .....................................................       152,000        7.6%         4.1%
  124 Rowayton Avenue
  Rowayton, Connecticut 06853
Peter K. Warren(3) .........................................................       152,000        7.6%         4.1%
  1030 Ridgefield Road
  Wilton, Connecticut 06897
All executive officers and directors as a group (ten persons)(3)(4).........     1,900,000       95.0%        51.5%


------------

(1) Assumes no exercise of the Over-allotment Option. Applicable percentage ownership is based on 2,000,000 shares of Common Stock outstanding as of the date hereof. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities, subject to community property laws, where applicable.


(2) Includes 112,727  shares of  Common Stock  issuable pursuant  to the  Bridge
    Notes.



(3) Represents shares of Common Stock held of record by BPW Holding LLC, a New York limited liability company ('BPW'). Messrs. Beaudette (a director of the Company), Edmund B. Piccolino (former Vice President of Human Resources for Pepsi-Co International, a division of PepsiCo Inc.) and Peter Warren (former President of Pepsi-Co International and a former director of Pepsi-Co Inc.) each own one third of the membership interest of BPW.


(4) None of Messrs. Campbell, Carver and Heid and Ms. Amissah-Furbert, directors of AmBrew International, beneficially own any shares of Common Stock.

                              CERTAIN TRANSACTIONS

     The following summary is qualified in its entirety by the agreements that have been filed as exhibits to the Registration Statement, of which this Prospectus forms a part.

     On March 31, 1995, the South China Brewery borrowed $565,000 from Hibernia National Bank. The loan is evidenced by a promissory note with remaining principal payments due on September 30, 1996 and March 31, 1997 and an interest rate equal to Citibank prime plus 0.5%. Sazerac provided a $250,000 guarantee for the Hibernia Note. Norman H. Brown, Jr. and Federico G. Cabo Alvarez, each directors of AmBrew International, provided standby letters of credit in the total amount of $315,000. Peter W. H. Bordeaux is President and Chief Executive Officer of Sazerac and Chairman of the Board of Directors of the Company as well as Chairman of the International Advisory Council of Hibernia National Bank (New Orleans). The amount due has been reduced to $452,000 through principal repayments by the South China Brewery.

     The South China Brewery borrowed $65,000 from BPW evidenced by a Limited Recourse Promissory Note dated as of March 5, 1996 and due ten days after the consummation of this Offering bearing an interest rate of 5.5%. John F. Beaudette, a director of AmBrew International, is President of BPW, which owned 7.6% of the shares of Common Stock of the Company issued and outstanding as of the date of this Prospectus.


     In May 1996, Craft issued $370,000 principal amount of convertible Bridge Notes to certain investors in Singapore and Hong Kong bearing an interest rate of 12%. Holders of $250,000 principal amount of the Bridge Notes have the right to convert such Bridge Notes, upon the consummation of this Offering, into a maximum of that number of shares of Common Stock equal to the quotient obtained by dividing 250,000 by the product of 0.5 and the initial public offering price per Share. The holder of the remaining $120,000 principal amount of Bridge Notes will be entitled to Common Stock at no additional cost, with the number of shares of Common Stock equal to 120,000 divided by the initial public offering price per Share. Each holder of a Bridge Note will receive a Bridge Warrant entitling such holder to purchase that number of shares of Common Stock as such holder shall receive upon the consummation of this Offering, pursuant to the terms of such Bridge Note, at a price equal to $8.25. Micro-Brew Systems, from whom the Company intends to purchase brewery equipment for its proposed expansion breweries, holds $20,000 principal amount of the Bridge Notes. A total of 112,727 shares of Common Stock will be issued to holders of the Bridge Notes and 112,727 shares of Common Stock will be issued pursuant to the Bridge Warrants upon consummation of this Offering.


     On May 31, 1996, Sazerac, Lunar Holdings Ltd. (the previous holder of shares currently held by David K. Haines, Managing Director of Hong Kong Operations for the Company), BPW and Messrs. Cabo and Brown, the holders of all of the issued and outstanding shares of South China and SCBC, exchanged such shares for 23,750 shares of capital stock of Craft. This Share Exchange had the effect of consolidating ownership of the South China Brewery's operating companies in Craft.

     On July 30, 1996, Craft, a British Virgin Islands company, amalgamated into AmBrew International. AmBrew International is the surviving company and its officers and directors remained in office after the Merger.

     In addition, see 'Management' for a discussion of employment contracts with Messrs. Ake and Haines.

     In connection with this Offering, the Company has adopted a policy whereby any further transactions between the Company and its officers, directors, principal stockholders and any affiliates of the foregoing persons will be on terms no less favorable to the Company than could reasonably be obtained in an arm's length transaction with independent third parties, and that any such transactions also be approved by a majority of the Company's disinterested outside directors.

                           DESCRIPTION OF SECURITIES

     The authorized capital of the Company consists of 10,000,000 shares of Common Stock, par value $0.01 per share and 500,000 shares of preferred stock, par value $0.01 per share. As of the date hereof, there were 2,000,000 shares of Common Stock outstanding held by 29 stockholders of record.

COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. The holders of Common Stock are entitled to receive ratably the dividends, if any, that may be declared from time to time by the Board of Directors out of funds legally available for such dividends. The holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All the outstanding shares of Common Stock are, and the shares of Common Stock to be issued in this Offering will be, validly issued, fully paid and nonassessable.

PREFERRED STOCK

     The Board of Directors is authorized, without further stockholder approval, to issue up to 500,000 shares of 'blank check' preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted or imposed upon unissued shares of preferred stock and to fix the number of shares constituting any series and designations of such series.

     The issuance of preferred stock may have the effect of delaying or preventing a change in control of the Company. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the Common Stock. As of the closing of this Offering, no shares of preferred stock will be outstanding and the Company currently has no plans to issue any shares of preferred stock.

WARRANTS

     The following is a brief summary of certain provisions of the Warrants, but such summary does not purport to be complete and is qualified in all respects by reference to the actual text of the warrant agreement (the 'Warrant Agreement') among the Company, the Representative, and the Bank of New York (the 'Warrant Agent'). A copy of the Warrant Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. As of the date hereof, there are no Warrants outstanding. See 'Available Information.'


     Exercise Price and Terms. Each Warrant entitles the registered holder thereof to purchase, at any time over a fifty-four month period commencing six
(6) months after the date of this Prospectus, one share of Common Stock at a price of $6.875 per Share, subject to adjustment in accordance with the anti-dilution and other provisions referred to below. The holder of any Warrant may exercise such Warrant by surrendering the certificate representing the Warrant to the Warrant Agent, with the subscription form thereon properly completed and executed, together with payment of the exercise price. The Warrants may be exercised at any time in whole or in part at the applicable exercise price until expiration of the Warrants. No fractional shares will be issued upon the exercise of the Warrants.


     The exercise price of the Warrants bears no relationship to any objective criteria of value and should in no event be regarded as an indication of any future market price of the securities offered hereby.

     Adjustments. The holders of the Warrants are protected against dilution of their interests by adjustments, as set forth in the Warrant Agreement, of the exercise price and the number of shares of Common Stock purchasable upon the exercise of the Warrants upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassification of the Common Stock, or sale by the Company of shares of its Common Stock or other securities convertible into Common Stock at a price below the then-applicable exercise price of the Warrants. Additionally, an adjustment would be made in the case of a reclassification or exchange of Common Stock, consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving corporation) or sale of all or substantially all of the assets of the Company in order to enable warrantholders to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of Common Stock that might otherwise have been purchased upon the exercise of the Warrant.


     Redemption Provisions. Commencing eighteen (18) months after the date of this Prospectus, all, but not less than all, of the Warrants are subject to redemption at $0.10 per Warrant on not less than thirty (30) days' prior written notice to the holders of the Warrants provided the per share closing bid quotation of the Common Stock as reported on Nasdaq equals or exceeds $16.50 for any twenty (20) trading days within a period of thirty (30) consecutive trading days ending on the fifth trading day prior to the date on which the Company gives notice of redemption. The Warrants will be exercisable until the close of business on the day immediately preceding the date fixed for redemption in such notice. If any Warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder will be entitled only to the redemption price.


     Transfer, Exchange and Exercise. The Warrants are in registered form and may be presented to the Warrant Agent for transfer, exchange or exercise at any time on or prior to their expiration date five (5) years from the date of this Prospectus, at which time the Warrants become wholly void and of no value. If a market for the Warrants develops, the holder may sell the Warrants instead of exercising them. There can be no assurance, however, that a market for the Warrants will develop or continue.

     The Warrants are not exercisable unless, at the time of the exercise, the Company has a current prospectus covering the shares of Common Stock issuable upon exercise of the Warrants, and such shares have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the exercising holder of the Warrants. Although the Company will use its best efforts to have all the shares of Common Stock issuable upon exercise of the Warrants registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Warrants, there can be assurance that it will be able to do so.

     The Warrants are separately transferable immediately upon issuance. Although the Warrants will not knowingly be sold to purchasers in jurisdictions in which the Warrants are not registered or otherwise qualified for sale or exemption, purchasers may buy Warrants in the after-market in, or may move to, jurisdictions in which Warrants and the Common Stock underlying the Warrants are not so registered or qualified or exempt. In this event, the Company would be unable lawfully to issue Common Stock to those persons desiring to exercise their Warrants (and the Warrants would not be exercisable by those persons) unless and until the Warrants and the underlying Common Stock are registered, or qualified for sale in jurisdictions in which such purchasers reside, or an exemption from registration or qualification exists in such jurisdiction.

     Warrantholder Not a Stockholder. The Warrants do not confer upon holders any voting, dividend or other rights as stockholders of the Company.

     Modification of Warrants. The Company and the Warrant Agent may make such modifications to the Warrants as they deem necessary and desirable that do not adversely affect the interests of the warrantholders. The Company may, in its sole discretion, lower the exercise price of the Warrants for a period of not less than thirty (30) days on not less than thirty (30) days' prior written notice to the warrantholders and the Representative. Modification of the number of securities purchasable upon the exercise of any Warrant, the exercise price and the expiration date with respect to any Warrant requires the consent of two-thirds of the warrantholders. No other modifications may be made to the Warrants, without the consent of two-thirds of the warrantholders.

BERMUDA LAW

     The following discussion is based upon the advice of Appleby, Spurling & Kempe, Bermuda counsel for the Company.

     Prior to the effective date of the Registration Statement of which this Prospectus is a part, Craft, a British Virgin Islands holding company, was amalgamated into the Company and continues as an exempted company under the Companies Act 1981 of Bermuda (the 'Act'). The rights of the Company's stockholders, including those persons who will become stockholders of the Company in connection with this Offering, are governed by Bermuda law and the Company's Memorandum of Amalgamation and Bye-Laws. The following is a summary of certain provisions of Bermuda law and the Company's organizational documents. This summary is not a comprehensive description of such laws and documents and is qualified in its entirety by appropriate reference to Bermuda law and to the organizational documents of the Company which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

     Dividends. Under Bermuda law, a company may pay such dividends as are declared from time to time by its board of directors unless there are reasonable grounds for believing that the company is or would, after the payment, be unable to pay its liabilities as they become due or that the realizable value of its assets would thereby be less than the aggregate of its liabilities and issued share capital and share premium accounts.

     Voting Rights. Under Bermuda law, save as otherwise provided in the Act or the Bye-laws of the Company, questions brought before a general meeting of stockholders are decided by a majority vote of stockholders present at the meeting, each stockholder having one vote for each share held by him save where a question is to be decided on a show of hands in which case (subject to any rights or restrictions for the time being lawfully attached to a class of shares) every stockholder present shall be entitled to one vote, irrespective of the number of shares held. The Company's Bye-Laws provide that, subject to the provisions of the Act, any questions proposed for the consideration of the stockholders will be decided by a simple majority of the votes cast, with each stockholder present, or person holding proxies for any stockholder, entitled to one vote. If a poll is requested, each stockholder present in person or by proxy has one vote for each share held. A poll may only be requested under the Company's Bye-Laws by (i) the Chairman of the meeting, (ii) at least three stockholders present in person or by proxy, (iii) any stockholder or stockholders, present in person or by proxy, holding between them not less than 10% of the total voting rights of all stockholders having the right to vote at such meeting or (iv) a stockholder or stockholders present in person or by proxy holding voting shares in the company on which an aggregate sum has been paid equal to not less than 10% of the total sum paid up on all such voting shares.

     Rights in Liquidation. Under Bermuda law, in the event of liquidation, dissolution or winding up of a company, after satisfaction in full of all claims of creditors and subject to the preferential rights accorded to any series of preferred stock, the proceeds of such liquidation, dissolution or winding up are distributed pro rata among the holders of common stock.

     Meetings of Stockholders. Under Bermuda law, a company is required to convene at least one general stockholders' meeting per calendar year. The Company will hold its annual meeting in the United States. Bermuda law provides that a special general meeting may be called by the board of directors and must be called upon the request of stockholders holding not less than 10% of such of the paid-up capital of the company carrying the right to vote. Bermuda law also requires that stockholders be given at least five days' advance notice of a general meeting but the accidental omission of notice to any person does not invalidate the proceedings at a meeting. Under the Bye-Laws of the Company, at least ten days' notice of the annual general meeting and of any special general meeting must be given to each stockholder.

     Under Bermuda law, the number of stockholders constituting a quorum at any general meeting of stockholders is determined by the bye-laws of a company. The Company's Bye-Laws provide that the presence in person or by proxy of the holders of more than 50% of the voting capital stock of the Company constitutes a quorum.

     Access to Books and Records and Dissemination of Information. Members of the general public have the right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include a company's Certificate of Incorporation, its Memorandum of Association (including its objects and powers) and any alteration to a company's Memorandum of Association. The stockholders have the additional right to inspect the bye-laws of the company, minutes of general meetings and a company's audited financial statements, which must be presented at the annual general meeting. The register of stockholders of a company is also open to inspection by stockholders without charge and to members of the general public on the payment of a fee. A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Act, establish a branch register outside Bermuda. The Company intends to maintain a share register in New York, New York. A company is required to keep at its registered office a register of its directors and officers which is open for inspection for not less than two hours in each day by members of the public without charge. Bermuda law does not, however, provide a general right for stockholders to inspect or obtain copies of any other corporate records.

     Election or Removal of Directors. Under Bermuda law and the Company's Bye-Laws, directors are elected at the annual general meeting and shall serve until re-elected or until their successors are elected or appointed, unless they are earlier removed or resign.

     Under Bermuda law and the Bye-Laws of the Company, a director may be removed at a special general meeting of stockholders specifically called for that purpose, provided that the director was served with at least 14 days' notice. The director has a right to be heard at the meeting. Any vacancy created by the removal of a director at a special general meeting may be filled at such meeting by the election of another director in his or her place or, in the absence of any such election, by the Board of Directors.

     Amendment of Memorandum of Amalgamation and Bye-Laws. Bermuda law provides that the Memorandum of Amalgamation of a company may be amended by a resolution passed at a general meeting of stockholders of which due notice has been given. An amendment to the Memorandum of Amalgamation other than an amendment which alters or reduces a company's share capital as provided in the Act, also requires the approval of the Bermuda Minister of Finance, who may grant or withhold approval at his discretion. The Bye-Laws may be amended by a resolution passed by a majority of shares cast at a general meeting.

     Under Bermuda law, the holders of an aggregate of no less than 20% in par value of a company's issued share capital have the right to apply to the Bermuda Court for an annulment of any amendment of the Memorandum of Amalgamation adopted by stockholders at any general meeting, other than an amendment which alters or reduces a company's share capital as provided in the Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda Court. An application for amendment of the Memorandum of Amalgamation must be made within 21 days after the date on which the resolution altering the company's memorandum is passed and may be made on behalf of the persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No such application may be made by persons voting in favor of the amendment.

     Appraisal Rights and Stockholder Suits. Under Bermuda law, in the event of an amalgamation of two Bermuda companies, a stockholder who is not satisfied that fair value has been paid for his shares may apply to the Bermuda Court to appraise the fair value of his shares. The amalgamation of a company with another company (except where the amalgamation is between a holding company and one or more of its wholly-owned subsidiaries or between two or more wholly-owned subsidiaries of the same holding company), requires the amalgamation agreement to be approved by the board of directors and by a meeting of the holders of shares of the amalgamating company of which they are directors and of the holders of each class of such shares. Under Bermuda law, an amalgamation also requires the consent of the Bermuda Minister of Finance, who may grant or withhold consent at his discretion.

     Class actions and derivative actions are generally not available to stockholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a stockholder to commence an action in the name of a company to remedy a wrong done to the company where the act complained of is alleged to be beyond the corporate power of the company or is illegal or would result in the violation of the company's Memorandum of Amalgamation or Bye-Laws. Furthermore, consideration would be given by the Court to acts that are alleged to constitute a fraud against the minority stockholders or, for instance, where an act requires the approval of a greater percentage of the company's stockholders than those who actually approved it.

     When the affairs of a company are being conducted in a manner oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Bermuda Court for an order regulating the company's conduct of affairs in the future or ordering the purchase of the shares by any shareholder, by other shareholders or by the company.

TRANSFER AGENT AND WARRANT AGENT

     The Transfer Agent and Registrar for the Common Stock and the Warrant Agent for the Warrants is the Bank of New York.

                     CERTAIN FOREIGN ISSUER CONSIDERATIONS

     The following discussion is based on the advice of Appleby, Spurling & Kempe, Bermuda counsel to the Company.

     The Company has been designated as a non-resident for exchange control purposes by the Bermuda Monetary Authority ('BMA'). In addition, prior to this Offering, this Prospectus will be filed with the Registrar of Companies in Bermuda in accordance with Bermuda law.

     IT MUST BE DISTINCTLY UNDERSTOOD THAT, IN GRANTING SUCH PERMISSION AND UPON ACCEPTING THIS PROSPECTUS FOR FILING, THE BMA AND THE REGISTRAR OF COMPANIES IN BERMUDA WILL ACCEPT NO RESPONSIBILITY FOR THE FINANCIAL SOUNDNESS OF ANY SCHEMES OR FOR THE CORRECTNESS OF ANY OF THE STATEMENTS MADE OR OPINIONS EXPRESSED WITH REGARD TO THEM.

     There are no limitations on the rights of non-Bermuda owners of the Common Stock to hold or vote their shares. Because the Company has been designated as a non-resident for Bermuda exchange control purposes, there are no restrictions on its ability to transfer funds in and out of Bermuda or to pay dividends to United States residents who are holders of the Company's Common Stock, other than in respect of local Bermuda currency.

     In the case of an applicant acting in a special capacity (for example, as an executor or trustee), certificates may, at the request of the applicant, record the capacity in which the applicant is acting. Notwithstanding the recording of any such special capacity, the Company is not bound to investigate or incur any responsibility in respect of the proper administration of any such estate or trust. The Company will take no notice of any trust applicable to any of its shares whether or not it had notice of such trust.

     Under Bermuda law, the Company is an exempted company (that is, it is exempted from the provisions of Bermuda law which stipulate that at least 60% of the equity must be beneficially owned by Bermudians). Consents under The Exchange Control Act 1972 of Bermuda and the regulations made thereunder have been obtained for the issue and subsequent transfer of the shares of Common Stock and Warrants offered by this Prospectus to and among persons not resident in Bermuda for exchange control purposes. Persons regarded as residents of Bermuda for exchange control purposes require specific consent under The Exchange Control Act 1972 to purchase such Securities. The Act permits companies to adopt bye-law provisions relating to the transfer of securities. Neither Bermuda law, the Memorandum of Amalgamation nor the Bye-Laws of the Company impose limitations on the right of foreign nationals or nonresidents of Bermuda to hold the Securities or vote the Shares. Pursuant to the provisions of Section 28 of the Companies Act 1981 of Bermuda, there is no minimum subscription which must be raised by the issue of the Securities to provide the funds required to be provided in respect of the matters set forth in that section.

     As an exempted company, the Company is exempt from Bermuda laws which restrict the percentage of share capital that may be held by non-Bermudians, but as an exempted company the Company may not participate in certain business transactions, including: (1) the acquisition or holding of land in Bermuda (except that required for its business and held by way of lease or tenancy for terms of not more than 21 years) without the express authorization of the Bermuda legislature; (2) the taking of mortgages on land in Bermuda to secure an amount in excess of $50,000 without the consent of the Bermuda Minister of Finance; (3) the acquisition of securities created or issued by, or any interest in, any local company or business, other than certain types of Bermuda government securities or securities of another exempted company, partnership or other corporation resident in Bermuda but incorporated abroad or (4) the carrying on of business of any kind in Bermuda, except in furtherance of the business of the Company carried on outside Bermuda or under a license granted by the Bermuda Minister of Finance. In addition, no more than 20% of the share capital of an exempted company may be held by Bermudians.

     The Bermuda government actively encourages foreign investment in exempted entities like the Company that are based in Bermuda but do not operate in competition with local business. In addition to having no restrictions on the degree of foreign ownership, the Company is subject neither to taxes on its income or dividends nor to any foreign exchange controls in Bermuda. In addition, there is no capital gains tax in Bermuda, and profits can be accumulated by the Company, as required, without limitation.

                                    TAXATION

     The following discussion of United States federal income tax laws is based upon the opinion of Howard, Darby & Levin, United States counsel to the Company. The summary of certain Bermuda tax consequences is based upon the opinion of Appleby, Spurling & Kempe, Bermuda counsel to the Company.

     This discussion of certain tax considerations is based upon applicable laws, treaties, regulations and interpretations thereof as currently in effect. This summary does not consider all aspects of taxation which may be relevant to a particular investor and which may depend upon the investor's particular circumstances. Prospective investors should consult with their own professional advisors about the tax consequences to them of an investment in the Company under the laws of the jurisdictions in which they are subject to taxation based upon their individual circumstances and including the tax consequences to investors of laws not discussed herein.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general description of the material United States federal income tax consequences of the purchase, ownership, and sale of the Securities. This description is for general information purposes only and is based on the Code, Treasury Regulations promulgated thereunder and judicial and administrative interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly retroactively. The tax treatment of a holder of Securities may vary depending upon the holder's particular situation. Certain holders (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, persons subject to the alternative minimum tax, dealers in the Securities, persons that have a
'functional currency' other than the U.S. dollar, persons that receive Securities as compensation for services, and persons owning, directly or indirectly, including by rules of attribution, 5% or more of the stock of the Company measured by vote or value) may be subject to special rules not discussed below. Except as discussed below with regard to persons who are not U.S. Holders, the following summary is limited to U.S. Holders who will hold the Securities as 'capital assets' within the meaning of Section 1221 of the Code and not as part of a 'straddle' or 'conversion transaction' within the meaning of Sections 1092 and 1258 of the Code. The discussion below does not address the effect of any state or local tax law on a holder of the Securities. Persons considering the purchase of Securities should consult their own tax advisors concerning the application of United States state and local tax laws to their investments and any consequences arising under the laws of any other jurisdiction and as to United States federal tax consequences which may depend on their particular circumstances.

  TAXATION OF THE COMPANY

     Currently, most of the Company's income is and, according to the Company's plans set forth in 'Business' above, will be from sources outside the United States and will not be effectively connected with the conduct by the Company of a trade or business within the United States ('Foreign Income'). The Company generally will not be subject to United States federal income tax on its income from sources outside the United States that is not effectively connected with the conduct of a trade or business within the United States. The Company will be subject to United States federal income tax at regular corporate rates on the Company's taxable income that is effectively connected with the conduct by the Company of a trade or business within the United States ('U.S. Income'). In addition, the Company will be subject to United States federal branch profits tax (currently 30%) on actual or deemed withdrawals of U.S. Income from the United States.

  TAXATION OF U.S. HOLDERS

     As used herein, the term 'U.S. Holder' means an individual who is a citizen or resident of the United States, a corporation organized in or under the laws of the United States or any state thereof, or an estate or trust that is subject to United States federal income taxation without regard to the source of its income.

     Distributions. A distribution with respect to the Common Stock will be treated as a dividend taxable to a U.S. Holder as ordinary income, to the extent of the Company's current and accumulated earnings and profits as determined for United States federal income tax purposes. Distributions in excess of such current and accumulated earnings and profits will constitute a nontaxable return of capital to the extent of, and will be applied against and reduce, such holder's tax basis in such Common

Stock. Any remaining excess over the holder's tax basis will be a capital gain. Such capital gain will be long-term or short-term depending on whether the Common Stock has been held longer than one year. Corporations will not be allowed a deduction for dividends received on the Common Stock.

     Sale of Securities. The sale of Securities by a U.S. Holder will generally result in the recognition of gain or loss in an amount equal to the difference between the amount realized on the sale and the holder's adjusted basis in the sold Securities. This will result in a long-term or short-term capital gain or loss, depending on whether the sold Securities have been held for more than one year. The redemption of Warrants by the Company will generally be treated as a sale of the redeemed Warrants by the U.S. Holder.

     Exercise of Warrants. The exercise of a Warrant will not generally be a taxable event to the holder. The tax basis of Common Stock purchased on exercise of a Warrant will include the holder's tax basis in the exercised Warrant plus the price paid for the Common Stock.

     Passive Foreign Investment Company Status. The foregoing discussion assumes that the Company is not currently, and will not in the future be, a 'passive foreign investment company' ('PFIC'). A PFIC is a foreign corporation
(i) 75% or more of whose income is passive income or (ii) 50% or more of whose assets produce or are held to produce passive income. The Company believes that it has not been and will not become a PFIC. Although the Company expects to earn sufficient active business income to avoid PFIC status, the Company may earn passive income such as interest on working capital. Furthermore, the extent and timing of the Company's non-passive income and of its ownership of assets that produce non-passive income cannot be predicted with certainty. In a year in which the Company is a PFIC, a U.S. Holder would be subject to increased tax liability in respect of gain realized on the sale of the Securities and upon the receipt of certain distributions on the Common Stock. A U.S. Holder holding Common Stock can avoid this increased tax liability by making an election to be taxed currently on its pro rata portion of the Company's income, whether or not such income is distributed. The election can be made only if certain required information is made available by the Company to the U.S. Internal Revenue Service and to the U.S. Holder of Common Stock. Although there can be no assurance, the Company currently intends to make available the information necessary for holders to make such election in the event the Company is classified as a PFIC.

     Foreign Personal Holding Company Status. The Company believes that it has not been and will not become a foreign personal holding company ('FPHC'). In general terms, a foreign corporation is an FPHC if at least 60% of its gross income for the taxable year is FPHC income and more than 50% of either the total combined voting power of all classes of stock or the total value of all stock in such corporation is owned (directly or indirectly) by or for five or fewer individuals who are United States persons. FPHC income generally includes the same items of income as passive income but the two terms are not identical. After its initial year as an FPHC, a corporation may remain an FPHC even if only 50% of its gross income is FPHC income.

     For a year in which a corporation is an FPHC, stockholders who are United States persons are required to include in their taxable income a deemed dividend equal to their share of the corporation's 'undistributed FPHC' income. In general, a corporation's undistributed FPHC income is the corporation's total taxable income (which is gross income minus allowable deductions such as ordinary and necessary business expenses), with certain adjustments, less dividends paid by the corporation. For any year in which it is an FPHC, the Company presently intends to distribute sufficient dividends so that it will have no undistributed FPHC income, to the extent practicable. Nevertheless, if the Company is an FPHC and has undistributed FPHC income, U.S. Holders will recognize deemed dividend income regardless of whether they receive cash distributions from the Company.

  TAXATION OF NON-U.S. HOLDERS

     The following discussion of the United States federal income tax consequences of ownership of Securities by a person that is not a U.S. Holder (a 'Non-U.S. Holder') and has no connection with the United States other than holding its Securities assumes that the Non-U.S. Holder is not engaged in the conduct of a trade or business within the United States for United States federal income tax purposes. Each prospective Non-U.S. Holder should consult with its individual tax advisor to determine the effect that its conduct of a trade or business within the United States or the applicability of a tax treaty may have upon its ownership of Securities.

     Distributions. Dividends by the Company to Non-U.S. Holders would be subject to United States federal income tax only if 25% or more of the gross income of the Company (from all sources for the three-year period ending with the close of the taxable year preceding the declaration of the dividend) was effectively connected with the conduct of a trade or business in the United
States by the Company. If the 25% threshold for such period is exceeded, a portion of any dividend paid by the Company to a Non-U.S. Holder could be subject to federal income tax withholding at the rate of 30%, unless a lower treaty rate is applicable; the portion of the dividend that could be subject to withholding would correspond to the portion of the Company's gross income for the period that is effectively connected to its conduct of a trade or business within the United States.

     Sale  of Securities.   A Non-U.S. Holder  generally will not  be subject to
United States federal income tax on gain from the sale of Securities or the redemption of Warrants.

  UNITED STATES BACKUP WITHHOLDING AND INFORMATION REPORTING

     Payments in respect of the Securities may be subject to information reporting to the United States Internal Revenue Service and to a 31% United States backup withholding tax. In general, backup withholding will not apply, however, to a holder who furnishes a correct taxpayer identification number or certificate of foreign status and makes any other required certification or who is otherwise exempt from backup withholding. Currently, in general, a U.S. Holder will provide such certification on Form W-9 (Request for Taxpayer Identification Number and Certification) and a Non-U.S. Holder will provide such certification on Form W-8 (Certification of Foreign Status).

BERMUDA TAX CONSIDERATIONS

     At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by a Bermuda company or its stockholders, other than stockholders ordinarily resident in Bermuda. The Company has obtained an assurance from the Minister of Finance under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of an estate duty or inheritance tax, such tax shall not, until March 28, 2016, be applicable to the Company or to any of its operations or to the shares, warrants, debentures or other obligations of the Company except insofar as such tax applies to persons ordinarily resident in Bermuda and holding such shares, warrants, debentures or other obligations of the Company or any land leased or let to the Company. Therefore, there will be no Bermuda tax consequences with respect to the sale or exchange of the Common Stock or the Warrants or with respect to distributions in respect of the Common Stock or the Warrants. As an exempted company, the Company is liable to pay in Bermuda a registration fee of $1,680 based upon its initial authorized share capital upon amalgamation, 12,000 shares, and the premium on its shares which fee will not exceed $25,000.00. The registration fee payable by the Company in 1996 will be $1,680.00.

OTHER COUNTRIES

     The Company will likely be subject to tax on income earned in each of the countries in which it does business (directly or through subsidiaries or joint ventures). The Company has not to date analyzed the tax consequences of doing business in any jurisdiction other than those described above.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon the consummation of this Offering, 3,692,727 shares of Common Stock, 1,580,000 Warrants and 112,727 Bridge Warrants will be outstanding (3,929,727 Shares and 1,817,000 Warrants if the Over-allotment Option is exercised in full) including shares of Common Stock issuable pursuant to the Bridge Notes. The 1,580,000 Shares and 1,580,000 Warrants sold in this Offering (1,817,000 shares of Common Stock and 1,817,000 Warrants if the Over-allotment Option is exercised in full) will be freely tradeable without restrictions or further registration under the Securities Act unless acquired by an 'affiliate' of the Company (as that term is defined in the Securities Act) which Securities will be subject to the resale limitations of Rule 144 under the Securities Act ('Rule 144').


     The remaining 2,000,000 shares of Common Stock which will be outstanding upon the consummation of this Offering, excluding shares of Common Stock issued pursuant to the terms of the Bridge Notes, were issued by the Company's subsidiaries in private transactions in reliance upon the 'private placement' exception under Section 4(2) of the Securities Act at various times between August 1994 and February 1996, and are therefore 'restricted securities' within the meaning of Rule 144 ('Restricted Securities'). The Company and the existing stockholders (and any holders of outstanding securities exercisable for or convertible into Common Stock) have agreed not to, directly or indirectly, issue, agree or offer to sell, sell, transfer, assign, distribute, grant an option for purchase or sale of, pledge, hypothecate or otherwise encumber or dispose of any beneficial interest in such securities for a period of thirteen
(13) months from the date of this Prospectus without the prior written consent of the Company and the Representative other than (i) shares of Common Stock transferred pursuant to bona fide gifts where the transferee agrees in writing to be similarly bound or (ii) securities transferred through the laws of descent. Upon expiration of this period, all such shares may be sold subject to the limitations of and in accordance with Rule 144. Beginning 13 months after the date of this Prospectus, these 2,000,000 shares will be available for sale in the public market subject to certain volume and resale restrictions, as described below. Additional shares of Common Stock, including shares issuable upon exercise of options issued in accordance with the Stock Option Plan and upon the exercise of the Warrants and the Representative's Warrants will also become eligible for sale in the public market from time to time in the future.

     In addition to the shares described in the preceding paragraphs, additional shares of Common Stock will become eligible for sale in the public market from time to time pursuant to the Bridge Notes and the Bridge Warrants. Holders of $250,000 principal amount of the Bridge Notes will convert such Bridge Notes, upon the consummation of this Offering, into that number of shares of Common Stock equal to the quotient obtained by dividing 250,000 by the product of 0.5 and the initial public offering price per Share. The holder of the remaining $120,000 principal amount of Bridge Notes shall be issued that number of shares of Common Stock equal to 120,000 divided by the initial public offering price per Share. Each holder of a Bridge Note shall receive a Bridge Warrant entitling such holder to purchase that number of shares of Common Stock as such holder shall receive upon the consummation of this Offering pursuant to the terms of such Bridge Note. The Company and the holders of the Bridge Notes and the Bridge Warrants have agreed not to, directly or indirectly, issue, agree or offer to sell, sell, transfer, assign, distribute, grant an option for purchase or sale of, pledge, hypothecate, or otherwise encumber or dispose of any beneficial interest in the Bridge Notes or the Bridge Warrants or the shares underlying the Bridge Notes or the Bridge Warrants for a period of six (6) months from the date of this Prospectus without the prior written consent of the Company and the Representative other than (i) shares of Common Stock transferred pursuant to bona fide gifts where the transferee agrees in writing to be similarly bound or
(ii) shares transferred through the laws of descent.

     Upon the expiration of this period, all such shares may be sold subject to the limitations and in accordance with Rule 144.

     The Company has agreed not to, directly or indirectly, without the prior written consent of the Representative, issue, sell, agree or offer to sell, grant an option for the purchase or sale of, or otherwise transfer or dispose of any of its securities for a period of thirteen (13) months following the date of this Prospectus, except (x) pursuant to options existing on the date of this Prospectus and pursuant to the exercise of the Warrants and the Representative's Warrants or pursuant to the terms of the Bridge Notes and the Bridge Warrants or
(y) debt securities issued to non-affiliated third parties in connection with bona fide business acquisitions and/or expansions consistent with the Company's business plans as generally described in this Prospectus.

     The Company has further agreed that it will not, other than with respect to the Stock Option Plan, without the Representative's prior written consent, for a period of thirteen (13) months from the effective date of the Registration
Statement: (i) adopt, propose to adopt, or otherwise permit to exist any additional equity compensation plans or similar arrangements providing for the grant, sale, or issuance of stock options, warrants, or other rights to acquire the Company's securities to any of the Company's executive officers, directors, employees, consultants or holders of 5% or more of the Company's Common Stock;
(ii) grant, sell or issue any option, warrant or other right to acquire the Company's securities or enter into any agreement to grant, sell, or issue any option, warrant or other right to acquire the Company's securities at an exercise price that is less than the fair market value on the date of grant or sale; (iii) allow for the maximum number of shares of Common Stock or other securities of the Company purchasable pursuant to options or warrants issued by the Company, together with the shares of Common Stock acquired upon exercise of outstanding options, to exceed the aggregate 800,000 shares described in footnote one (1) to the 'Prospectus Summary -- The Offering' section of this Prospectus (excluding the Warrants and the Representative's Warrants); (iv) allow for the payment for such securities with any form of consideration other than cash; or (v) allow for the existence of stock appreciation rights, phantom options or similar arrangements.


     In general, under Rule 144 as currently in effect, a stockholder who has beneficially owned for at least two years shares privately acquired, directly or indirectly, from the Company or from an affiliate of the Company, and persons who are affiliates of the Company, will be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1% of the outstanding shares of Common Stock (36,927 shares immediately after completion of this Offering or 39,297 shares if the Over-allotment Option is exercised in full, in each case including 112,727 shares of Common Stock issued pursuant to the Bridge Notes), or (ii) the average weekly trading volume of shares during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements relating to the manner and notice of sale and the availability of current public information about the Company.


     The Company has reserved 300,000 shares of Common Stock for issuance under the Stock Option Plan. At appropriate times subsequent to completion of the Offering, the Company may file registration statements under the Securities Act to register the Common Stock to be issued under this plan. After the effective date of such registration statement, and subject to the lock-up agreement executed by existing shareholders, shares issued under this plan will be freely tradeable without restriction or further registration under the Securities Act, unless acquired by affiliates of the Company.

     Prior to this Offering, there has been no market for the Common Stock or Warrants. No predictions can be made with respect to the effect, if any, that public sales of shares of the Common Stock or Warrants or the availability of shares or Warrants for sale will have on the market price of the Common Stock or Warrants after this Offering. Sales of substantial amounts of the Common Stock or Warrants in the public market following this Offering, or the perception that such sales may occur, could adversely affect the market price of the Common Stock and Warrants or the ability of the Company to raise capital through sales of its equity securities.

                                  UNDERWRITING

     The  Underwriters  named  below  (the  'Underwriters'),  for  whom National
Securities Corporation is acting as Representative, have severally agreed, subject to the terms and conditions of the Underwriting Agreement (the 'Underwriting Agreement') to purchase from the Company and the Company has agreed to sell to the Underwriters on a firm commitment basis, the respective number of Shares and Warrants set forth opposite their names:


                                                                                 NUMBER OF    NUMBER OF
                                 UNDERWRITER                                      SHARES      WARRANTS
------------------------------------------------------------------------------   ---------    ---------

National Securities Corporation...............................................   1,480,000    1,480,000
Gaines, Berland Inc. .........................................................     100,000      100,000
                                                                                 ---------    ---------
     Total....................................................................   1,580,000    1,580,000
                                                                                 ---------    ---------
                                                                                 ---------    ---------


     The Underwriters are committed to purchase all the Shares and Warrants offered hereby, if any of such Securities are purchased. The Underwriting Agreement provides that the obligations of the several Underwriters are subject to conditions precedent specified therein.


     The Company has been advised by the Representative that the Underwriters propose initially to offer the Securities to the public at the initial public offering prices set forth on the cover page of this Prospectus and to certain dealers at such prices less concessions not in excess of $0.275 per Share and $0.005 per Warrant. Such dealers may re-allow a concession not in excess of $0.099 per Share and $0.001 per Warrant to certain other dealers. After the commencement of the Offering, the public offering prices, concession and reallowance may be changed by the Representative.


     The Representative has informed the Company that it does not expect sales to discretionary accounts by the Underwriters to exceed five percent (5%) of the Securities offered hereby.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make. The Company has also agreed to pay to the Representative a non-accountable expense allowance equal to three percent (3%) of the gross proceeds derived from the sale of the Securities underwritten, of which $50,000 has been paid to date.


     The Company has granted to the Underwriters an over-allotment option, exercisable during the forty-five (45) day period from the date of this Prospectus, to purchase up to an additional 237,000 shares of Common Stock and/or 237,000 Warrants at the initial public offering price per Share and Warrant, respectively, offered hereby, less underwriting discounts and the non-accountable expense allowance. Such option may be exercised only for the purpose of covering over-allotments, if any, incurred in the sale of the Securities offered hereby. To the extent such option is exercised in whole or in part, each Underwriter will have a firm commitment, subject to certain conditions, to purchase the number of the additional Securities proportionate to its initial commitment.



     In connection with this Offering, the Company has agreed to sell to the Representative, for nominal consideration, warrants to purchase from the Company up to 158,000 shares of Common Stock and/or 158,000 warrants. The Representative's Warrants are initially exercisable at a price of $7.70 per share of Common Stock and $0.14 per warrant each entitling the holder thereof to purchase one share of Common Stock at an exercise price of $11.34 per share. The Representative's Warrants may be exercised for a period of four (4) years, commencing at the beginning of the second year after their issuance and sale and are restricted from sale, transfer, assignment or hypothecation for a period of twelve (12) months from the date hereof, except to officers of the
Representative. The Representative's Warrants provide for adjustment in the number of shares of Common Stock and Warrants issuable upon the exercise thereof and in the exercise price of the Representative's Warrants as a result of certain events, including subdivisions and combinations of the Common Stock. The Representative's Warrants grant to the holders thereof certain rights of registration for the securities issuable upon exercise thereof.


     All officers, directors and stockholders of the Company and all holders of any options, warrants or other securities convertible, exercisable or exchangeable for or convertible into shares of Common Stock have agreed not to, directly or indirectly, issue, offer, agree or offer to sell, sell, transfer, assign, encumber, grant an option for the purchase or sale of, pledge, hypothecate or otherwise dispose of any beneficial interest in such securities for a period of thirteen (13) months (six months in the case of holders of Bridge Notes) following the date of this Prospectus without the prior written consent of the Company and the Representative other than (x) shares of Common Stock transferred pursuant to bona fide gifts where the transferee agrees in writing to be similarly bound or (y) securities transferred through the laws of descent. An appropriate legend shall be marked on the face of certificates representing all such securities.

     The Company has agreed not to, directly or indirectly, without the prior written consent of the Representative, issue, sell, agree or offer to sell, grant an option for the purchase or sale of, or otherwise transfer or dispose of any of its securities for a period of thirteen (13) months following the date of this Prospectus, except (x) pursuant to options existing on the date of this Prospectus and pursuant to the exercise of the Warrants and the Representative's Warrants or pursuant to the terms of the Bridge Notes and the Bridge Warrants or
(y) debt securities issued to non-affiliated third parties in connection with bona fide business acquisitions and/or expansions consistent with the Company's business plans as generally described in this Prospectus.

     The  Company  has  agreed until  December  31,  1997, if  requested  by the
Representative, to use its best efforts to nominate for election to the Company's Board of Directors one person designated by the Representative. In the event the Representative elects not to exercise such right, the Representative may designate a person to receive all notices of meetings of the Company's Board of Directors and all other correspondence and communications sent by the Company to its Board of Directors and to attend all such meetings of the Company's Board of Directors. The Company has agreed to reimburse designees of the Representative for their out-of-pocket expenses incurred in connection with their attendance of meetings of the Company's Board of Directors.

     Although the Representative has been in business for over 40 years, the Representative has participated in only nine public offerings as an underwriter during the last five years. Prospective purchasers of the Securities offered hereby should consider the Representative's limited experience in evaluating an investment in the Company.

     Prior to this Offering, there has been no public market for the Common Stock or the Warrants. Consequently, the initial public offering prices of the Securities have been determined by negotiation between the Company and the Representative and do not necessarily bear any relationship to the Company's asset value, net worth, or other established criteria of value. The factors considered in such negotiations, in addition to prevailing market conditions, included the history of and prospects for the industry in which the Company competes, an assessment of the Company's management, the prospects of the Company, its capital structure, the market for initial public offerings and certain other factors as were deemed relevant.

     Upon the exercise of any Warrants more than one year after the date of this Prospectus, which exercise was solicited by the Representative, and to the extent not inconsistent with the guidelines of the National Association of Securities Dealers, Inc. and the Rules and Regulations of the Commission, the Company has agreed to pay the Representative a commission which shall not exceed five percent (5%) of the aggregate exercise price of such Warrants in connection with bona fide services provided by the Representative relating to any warrant solicitation undertaken by the Representative. In addition, the individual must designate the firm entitled to payment of such warrant solicitation fee. A warrant solicitation fee will only be paid to the Representative or another NASD member when such NASD member is specifically designated in writing as the soliciting broker. However, no compensation will be paid to the Representative in connection with the exercise of the Warrants if (a) the market price of the Common Stock is lower than the exercise price, (b) the Warrants were held in a discretionary account, or (c) the exercise of the Warrants is not solicited by the Representative. Unless granted an exemption by the Commission from its Rule 10b-6 under the Exchange Act, the Representative will be prohibited from engaging in any market-making activities with regard to the Company's securities for the period from nine (9) business days (or other such applicable periods as Rule 10b-6 may provide) prior to any solicitation of the exercise of the Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right the Representative may have to receive a fee. As a result, the Representative may be unable to continue to provide a market for the Common Stock or Warrants during certain periods while the Warrants are exercisable. If the Representative has engaged in any of the activities prohibited by Rule 10b-6 during the periods described above, the

Representative undertakes to waive unconditionally its rights to receive a commission on the exercise of such Warrants.

     The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to a copy of each such agreement that is filed as an exhibit to the Registration Statement of which this Prospectus is a part. See 'Available Information.'

                                 LEGAL MATTERS


     The validity of the Securities offered hereby and certain other matters of Bermuda law will be passed upon for the Company by Appleby, Spurling & Kempe, Bermuda counsel to the Company. Woo, Kwan, Lee & Lo has acted as Hong Kong counsel to the Company to advise on certain matters of Hong Kong law in relation to the Share Exchange and the section entitled 'Business -- Government Regulation -- Hong Kong Regulation.' Certain United States tax matters described under 'Taxation' will be passed upon for the Company by Howard, Darby & Levin, New York, New York, United States counsel for the Company. Orrick, Herrington & Sutcliffe LLP, New York, New York, has acted as counsel to the Underwriters in connection with this Offering.


                                    EXPERTS

     The financial statements and schedules included elsewhere in this Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their reports with respect thereto and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                             AVAILABLE INFORMATION

     Pursuant to the requirements of the Act, the Company has filed with the Commission a registration statement on Form S-1 (the 'Registration Statement') relating to the Securities offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Additional information concerning the Company and the Securities may be found in the Registration Statement, including the exhibits and schedules thereto, which may be inspected at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the Commission, upon payment of prescribed fees.

     The Company will furnish its shareholders with annual reports within 90 days of the end of each fiscal year containing audited financial statements and intends to furnish quarterly reports containing selected unaudited financial data for the first three quarters of each fiscal year within 45 days of the end of each such fiscal quarter (in each case prepared in accordance with United States generally accepted accounting principles).

     Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

                     [THIS PAGE INTENTIONALLY LEFT BLANK.]

                         INDEX TO FINANCIAL INFORMATION

                                                                                                              PAGE
                                                                                                              ----

CONSOLIDATED FINANCIAL STATEMENTS OF
  AMERICAN CRAFT BREWING INTERNATIONAL LIMITED
     Report of Independent Public Accountants..............................................................    F-2
     Consolidated Balance Sheets as of October 31, 1994 and 1995 (Audited) and April 30, 1996
      (Unaudited)..........................................................................................    F-3
     Consolidated Statements of Operations for the period from August 31, 1993 to October 31, 1994 and year
      ended October 31, 1995 (Audited) and for the Six Months ended April 30, 1995 and 1996 (Unaudited)....    F-4
     Consolidated Statements of Cash Flows for the period from August 31, 1993 to October 31, 1994 and year
      ended October 31, 1995 (Audited) and for the Six Months ended April 30, 1995 and 1996 (Unaudited)....    F-5
     Consolidated Statements of Changes in Shareholders' Equity for the period from August 31, 1993 to
      October 31, 1994 and year ended October 31, 1995 (Audited) and for the Six Months ended April 30,
      1996 (Unaudited).....................................................................................    F-6
     Notes to Consolidated Financial Statements............................................................    F-7
BALANCE SHEET OF
  AMERICAN CRAFT BREWING INTERNATIONAL LIMITED
     Report of Independent Public Accountants..............................................................   F-19
     Balance Sheet as of June 10, 1996.....................................................................   F-20
     Note to the Balance Sheet.............................................................................   F-21

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of American Craft Brewing International Limited:

     We have audited the accompanying consolidated balance sheets of American Craft Brewing International Limited (incorporated in Bermuda) and its subsidiaries (see Note 2 to the accompanying financial statements for the basis of presentation) as of October 31, 1994 and 1995 and the related consolidated statements of operations, cash flows and changes in shareholders' equity for the period from August 31, 1993 (the earliest date of incorporation of the companies now comprising the Group) to October 31, 1994 and the year ended October 31, 1995. These financial statements are the responsibility of the management of American Craft Brewing International Limited and its subsidiaries. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Craft Brewing International Limited and its subsidiaries as of October 31, 1994 and 1995, and the results of their operations and their cash flows for the period from August 31, 1993 to October 31, 1994 and the year ended October 31, 1995, in conformity with generally accepted accounting principles in the United States of America.

                                          ARTHUR ANDERSEN & CO.
                                          Certified Public Accountants
                                          Hong Kong

Hong Kong,
July 30, 1996.

         AMERICAN CRAFT BREWING INTERNATIONAL LIMITED AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                 AS OF OCTOBER 31, 1994 AND 1995 (AUDITED) AND
                           APRIL 30, 1996 (UNAUDITED)

                                                                           OCTOBER 31,       OCTOBER 31,         APRIL 30,
                                                                              1994               1995              1996
                                                                         ---------------    --------------    ---------------
                                                                            (AUDITED)         (AUDITED)         (UNAUDITED)
                                                                             (AMOUNTS EXPRESSED IN UNITED STATES DOLLARS)

ASSETS
Current assets:
  Cash................................................................      $ 197,752          $102,248          $   6,232
  Accounts receivable, net............................................             --            21,680             61,162
  Inventories.........................................................             --            22,922             29,585
  Other current assets................................................             --               391             12,403
                                                                         ---------------    --------------    ---------------
          Total current assets........................................        197,752           147,241            109,382
Rental, utility and other deposits....................................          9,433            35,174             35,174
Deferred tax assets...................................................          1,536            49,096             54,243
Equipment and capital leases, net.....................................         10,295           634,767            662,746
Deferred stock issuance costs.........................................             --                --             31,468
                                                                         ---------------    --------------    ---------------
          Total assets................................................      $ 219,016          $866,278          $ 893,013
                                                                         ---------------    --------------    ---------------
                                                                         ---------------    --------------    ---------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Long-term bank loan, current portion................................      $      --          $113,000          $ 452,000
  Capital lease obligations, current portion..........................             --            13,284             12,858
  Accrued liabilities.................................................            182            39,294             36,698
  Shareholders' loans.................................................          2,490            85,638             85,638
                                                                         ---------------    --------------    ---------------
          Total current liabilities...................................          2,672           251,216            587,194
Long-term bank loan...................................................             --           395,500            --
Capital lease obligations.............................................             --            30,221             24,864
                                                                         ---------------    --------------    ---------------
          Total liabilities...........................................          2,672           676,937            612,058
                                                                         ---------------    --------------    ---------------
Commitments...........................................................
Shareholders' equity:
  Common stock........................................................              1               645             20,000
  Additional paid-in capital..........................................             --                --            535,460
  Subscription monies received in advance.............................        224,119           437,156                 --
  Accumulated deficit.................................................         (7,776)         (248,460)          (274,505)
                                                                         ---------------    --------------    ---------------
          Total shareholders' equity..................................        216,344           189,341            280,955
                                                                         ---------------    --------------    ---------------
          Total liabilities and shareholders' equity..................      $ 219,016          $866,278          $ 893,013
                                                                         ---------------    --------------    ---------------
                                                                         ---------------    --------------    ---------------

   The accompanying notes are an integral part of these financial statements.

         AMERICAN CRAFT BREWING INTERNATIONAL LIMITED AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
          FOR THE PERIOD FROM AUGUST 31, 1993 TO OCTOBER 31, 1994 AND
               YEAR ENDED OCTOBER 31, 1995 (AUDITED) AND FOR THE
              SIX MONTHS ENDED APRIL 30, 1995 AND 1996 (UNAUDITED)

                                                                                            SIX MONTHS     SIX MONTHS
                                                            PERIOD ENDED     YEAR ENDED       ENDED          ENDED
                                                            OCTOBER 31,     OCTOBER 31,     APRIL 30,      APRIL 30,
                                                                1994            1995           1995           1996
                                                            ------------    ------------    ----------    ------------
                                                             (AUDITED)       (AUDITED)      (UNAUDITED)   (UNAUDITED)
                                                                   (AMOUNTS EXPRESSED IN UNITED STATES DOLLARS)

Net sales................................................    $        --     $    63,707    $       --     $   244,753
Cost of sales............................................             --         (38,960)           --         (43,055)
                                                            ------------    ------------    ----------    ------------
     Gross profit........................................             --          24,747            --         201,698
Selling, general and administrative expenses.............         (9,312)       (292,888)      (97,042)       (207,094)
Interest expense, net....................................             --         (17,838)       (1,779)        (24,908)
Other expenses, net......................................             --          (2,265)           --            (888)
                                                            ------------    ------------    ----------    ------------
     Loss before income taxes............................         (9,312)       (288,244)      (98,821)        (31,192)
Income tax benefit.......................................          1,536          47,560        16,305           5,147
                                                            ------------    ------------    ----------    ------------
     Net loss............................................    $    (7,776)    $  (240,684)   $  (82,516)    $   (26,045)
                                                            ------------    ------------    ----------    ------------
                                                            ------------    ------------    ----------    ------------
Net loss per common share................................    $        --     $     (0.12)   $    (0.04)    $     (0.01)
                                                            ------------    ------------    ----------    ------------
                                                            ------------    ------------    ----------    ------------
Weighted average number of shares outstanding............      2,067,273       2,067,273     2,067,273       2,067,273
                                                            ------------    ------------    ----------    ------------
                                                            ------------    ------------    ----------    ------------

   The accompanying notes are an integral part of these financial statements.

         AMERICAN CRAFT BREWING INTERNATIONAL LIMITED AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
          FOR THE PERIOD FROM AUGUST 31, 1993 TO OCTOBER 31, 1994 AND
               YEAR ENDED OCTOBER 31, 1995 (AUDITED) AND FOR THE
              SIX MONTHS ENDED APRIL 30, 1995 AND 1996 (UNAUDITED)

                                                                                         SIX MONTHS      SIX MONTHS
                                                         PERIOD ENDED    YEAR ENDED        ENDED           ENDED
                                                          OCTOBER 31,    OCTOBER 31,     APRIL 30,       APRIL 30,
                                                            1994            1995            1995            1996
                                                         ------------    -----------    ------------    ------------
                                                          (AUDITED)       (AUDITED)     (UNAUDITED)     (UNAUDITED)
                                                                (AMOUNTS EXPRESSED IN UNITED STATES DOLLARS)

CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss.........................................     $ (7,776)      $(240,684)     $  (82,516)      $(26,045)
     Adjustments to reconcile net loss to net cash
       used in operating activities:
          Depreciation................................           --          21,997              --         31,119
          Deferred income tax.........................       (1,536)        (47,560)        (16,305)        (5,147)
          Increase in operating assets:
               Accounts receivable, net...............           --         (21,680)             --        (39,482)
               Inventories............................           --         (22,922)             --         (6,663)
               Other current assets...................           --            (391)         (2,744)       (12,012)
               Rental, utility and other deposits.....       (9,433)        (25,741)         (8,000)            --
          Increase (Decrease) in operating
            liabilities:
               Accrued liabilities....................          182          39,112           4,045         (2,596)
                                                         ------------    -----------    ------------    ------------
          Net cash used in operating activities.......      (18,563)       (297,869)       (105,520)       (60,826)
                                                         ------------    -----------    ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchase of equipment............................      (10,295)       (595,037)       (543,004)       (59,098)
                                                         ------------    -----------    ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from issuance of common stock...........            1             644              --             --
     Subscription monies received in advance..........      224,119         213,037          24,905        117,659
     Stock issuance costs paid........................                                                     (31,468)
     Shareholders' loan...............................        2,490          83,148             258             --
     New bank loan....................................           --         565,000         565,000             --
     Repayment of bank loan...........................           --         (56,500)             --        (56,500)
     Repayment of capital lease obligations...........           --          (7,927)             --         (5,783)
                                                         ------------    -----------    ------------    ------------
          Net cash provided by financing activities...      226,610         797,402         590,163         23,908
                                                         ------------    -----------    ------------    ------------
Increase (Decrease) in cash...........................      197,752         (95,504)        (58,361)       (96,016)
Cash at beginning of period...........................           --         197,752         197,752        102,248
                                                         ------------    -----------    ------------    ------------
Cash at end of period.................................     $197,752       $ 102,248      $  139,391       $  6,232
                                                         ------------    -----------    ------------    ------------
                                                         ------------    -----------    ------------    ------------
SUPPLEMENTAL DISCLOSURES TO STATEMENTS OF CASH FLOWS:
     Cash paid for interest expense (net of amount
       capitalized)...................................     $     --       $  15,989      $       --       $ 25,090
     Cash received for interest income................           --           3,201           2,447          1,123
     Equipment purchased under capital leases.........           --          51,432              --             --

   The accompanying notes are an integral part of these financial statements.

         AMERICAN CRAFT BREWING INTERNATIONAL LIMITED AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
          FOR THE PERIOD FROM AUGUST 31, 1993 TO OCTOBER 31, 1994 AND
               YEAR ENDED OCTOBER 31, 1995 (AUDITED) AND FOR THE
                  SIX MONTHS ENDED APRIL 30, 1996 (UNAUDITED)

                                                                  ADDITIONAL       SUBSCRIPTION
                                                       COMMON      PAID-IN      MONIES RECEIVED IN       ACCUMULATED
                                                        STOCK      CAPITAL           ADVANCE               DEFICIT
                                                       -------    ----------    ------------------    -----------------
                                                                 (AMOUNTS EXPRESSED IN UNITED STATES DOLLARS)

Balance as of August 31, 1993.......................   $    --     $     --         $       --            $      --
Issuance of common stock............................         1           --                 --                   --
Subscription monies received in advance.............                     --            224,119                   --
Net loss............................................        --           --                 --               (7,776)
                                                       -------    ----------    ------------------    -----------------
Balance as of October 31, 1994 (audited)............         1           --            224,119               (7,776)
Issuance of common stock............................       644                                                   --
Subscription monies received in advance.............        --           --            213,037                   --
Net loss............................................        --           --                 --             (240,684)
                                                       -------    ----------    ------------------    -----------------
Balance as of October 31, 1995 (audited)............       645                         437,156             (248,460)
Subscription monies received in advance
  (unaudited).......................................        --           --            117,659                   --
Sale of common stock and capitalization of
  subscription monies received (unaudited)..........        13      554,802           (554,815)                  --
Effect of the Share Exchange and the Share Split
  (see Note 1) (unaudited)..........................    19,342      (19,342)                --                   --
Net loss (unaudited)................................        --           --                 --              (26,045)
                                                       -------    ----------    ------------------    -----------------
Balance as of April 30, 1996 (unaudited)............   $20,000     $535,460         $       --            $(274,505)
                                                       -------    ----------    ------------------    -----------------
                                                       -------    ----------    ------------------    -----------------

   The accompanying notes are an integral part of these financial statements.

         AMERICAN CRAFT BREWING INTERNATIONAL LIMITED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      (AMOUNTS EXPRESSED IN UNITED STATES DOLLARS UNLESS OTHERWISE STATED)
(DATA WITH RESPECT TO APRIL 30, 1996 AND FOR THE SIX MONTHS ENDED APRIL 30, 1995
                            AND 1996 ARE UNAUDITED)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

ORGANIZATION

     American Craft Brewing International Limited, a Bermuda company ('AmBrew International' or the 'Company'), was incorporated on June 5, 1996. On July 30, 1996, American Craft Brewing International Limited, a British Virgin Islands company formerly known as Craft Brewing Holdings Limited ('Craft'), amalgamated into AmBrew International (the 'Merger'). AmBrew International is the surviving company and its officers and directors remained in office after the amalgamation. On May 31, 1996, Craft acquired its entire interests in South China Brewing Company Limited ('South China'), a company incorporated in Hong Kong and formerly known as Forever Smooth Investments Limited, and SCBC
Distribution Company Limited, a company incorporated in Hong Kong and formerly known as Arizona Limited ('SCBC,' and collectively with South China, the 'South China Brewery'), through the exchange (the 'Share Exchange') of substantially all of the issued and outstanding shares of capital stock of South China and SCBC by the stockholders thereof for 23,750 shares of capital stock of Craft. This Share Exchange had the effect of consolidating ownership of the South China Brewery's operating companies into Craft. The Merger had the effect of transferring all of the assets (including the capital stock of South China and
SCBC) and liabilities of Craft to AmBrew International, a company without material assets or liabilities prior to the Merger. Concurrent with the Share Exchange, Craft issued 1,250 shares of capital stock to certain investors in Hong Kong. Effective as of June 19, 1996, Craft consummated an eighty-for-one share split (the 'Share Split') (as a result 2,000,000 shares were outstanding) which has been reflected retroactively in the accompanying April 30, 1996 balance sheet and in all per share computations. See Note 16.

     Unless otherwise required by the context, the terms 'AmBrew International' and the 'Company' include American Craft Brewing International Limited and its subsidiaries. Details of these companies are:

                                                                         PERCENTAGE OF
                                                                        EQUITY INTEREST
                                                    COUNTRY AND DATE    ATTRIBUTABLE TO
                      NAME                          OF INCORPORATION       THE GROUP       PRINCIPAL ACTIVITIES
------------------------------------------------   ------------------   ---------------    ---------------------

American Craft Brewing International ...........   Bermuda                    100%         Holding company
  Limited                                          June 5, 1996
South China Brewing Company ....................   Hong Kong                  100%*        Production of beer
  Limited (formerly known as Forever               May 26, 1994
  Smooth Investments Limited)
SCBC Distribution Company Limited ..............   Hong Kong                  100%*        Distribution of beer
  (formerly known as Arizona Limited)              August 31, 1993

------------

* Pursuant to the requirement of a minimum of two registered shareholders for companies incorporated in Hong Kong, David K. Haines, an officer of the Company, holds one share of the capital stock of each of South China and SCBC in trust for the benefit of AmBrew International.

PRINCIPAL ACTIVITIES

     AmBrew International is a holding company for the capital stock of the South China Brewery's operating companies: South China and SCBC. The South China Brewery operates a micro-brewery in Hong Kong for the production of beer and ale and distributes beer and ale produced to customers in Hong Kong. The South China Brewery started to build its production facilities in October 1994, and commenced commercial operations in June 1995.

         AMERICAN CRAFT BREWING INTERNATIONAL LIMITED AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
      (AMOUNTS EXPRESSED IN UNITED STATES DOLLARS UNLESS OTHERWISE STATED)
(DATA WITH RESPECT TO APRIL 30, 1996 AND FOR THE SIX MONTHS ENDED APRIL 30, 1995
                            AND 1996 ARE UNAUDITED)

2. BASIS OF PRESENTATION

     The Merger has been accounted for as a reorganization of companies under common control on a historical cost basis in a manner similar to a pooling of interests because AmBrew International had the same shareholdings immediately after the Merger that Craft had immediately before the Merger. The Share Exchange has also been accounted for as reorganizations of companies under common control in a manner similar to a pooling of interests because Craft had the same shareholdings immediately after the Share Exchange that South China and SCBC had immediately before the Share Exchange.

     The consolidated financial statements as of and for the period ended October 31, 1994, for the six months ended April 30, 1995 and as of and for the year ended October 31, 1995 incorporate the financial statements of the South China Brewery. The consolidated financial statements as of and for the six months ended April 30, 1996 incorporate the financial statements of Craft and the South China Brewery. All material inter-company balances and transactions have been eliminated on consolidation.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A. INVENTORIES

     Inventories are stated at the lower of cost, on a first-in first-out basis, or market. Costs of work-in-process and finished goods include direct materials, direct labor and production overhead costs.

B. EQUIPMENT AND CAPITAL LEASES

     Equipment and capital leases are recorded at cost. Depreciation for financial reporting purposes is provided by the straight-line method over the estimated useful lives of the assets as follows: brewing equipment -- 20 years; furniture and equipment -- 4 years; and motor vehicles (capital leases) -- 4 years. Leasehold improvements are amortized by the straight-line method over the terms of the leases or the estimated useful lives of the improvements, whichever is shorter. All ordinary repair and maintenance costs are expensed as incurred.

     Interest costs for the acquisition of certain equipment are capitalized and amortized over the estimated useful lives of the related assets. For the period ended October 31, 1994, year ended October 31, 1995, six months ended April 30, 1995 and six months ended April 30, 1996, interest costs capitalized were approximately $0, $13,177, $0 and $0, respectively.

C. SALES

     Sales represents the invoiced value of goods supplied to customers. Sales are recognized upon delivery of goods and passage of title to customers.

D. INCOME TAXES

     The Company accounts for income tax under the provisions of Statement of Financial Accounting Standards No. 109, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred income taxes are provided using the liability method. Under the liability method, deferred income taxes are recognized for all significant temporary differences between the tax and financial statement bases of assets and liabilities.

         AMERICAN CRAFT BREWING INTERNATIONAL LIMITED AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
      (AMOUNTS EXPRESSED IN UNITED STATES DOLLARS UNLESS OTHERWISE STATED)
(DATA WITH RESPECT TO APRIL 30, 1996 AND FOR THE SIX MONTHS ENDED APRIL 30, 1995
                            AND 1996 ARE UNAUDITED)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

E. OPERATING LEASES

     Operating leases represent those leases under which substantially all the risks and rewards of ownership of the leased assets remain with the lessors. Rental payments under operating leases are charged to expense on the straight-line basis over the period of the relevant leases.

F. FOREIGN CURRENCY TRANSLATION

     The translation of financial statements of foreign subsidiaries into United States dollars is performed for balance sheet accounts using the closing exchange rate in effect at the balance sheet date and for revenue and expense accounts using an average exchange rate during each reporting period. The gains or losses resulting from translation are included in shareholders' equity separately as cumulative translation adjustments. For the period ended October 31, 1994, year ended October 31, 1995, six months ended April 30, 1995 and six months ended April 30, 1996, aggregate loss from foreign currency transactions included in the results of operations were $0, $451, $0 and $271, respectively.

G. NET LOSS PER COMMON SHARE

     Net loss per common share is computed by dividing net loss for each period by 2,067,273, the weighted average shares of capital stock outstanding during the year or periods, as the case may be, on the basis that the Share Exchange, the Share Split and the Merger (see Note 1 ) had been consummated prior to the year or periods presented. The weighted average number of shares outstanding includes 67,273 shares which represents the effect, using the treasury stock method, of shares issuable to the holders of the Bridge Notes (see Note 16) since such shares will be issuable for a per share consideration that is lower than the assumed initial public offering price of $5.50 per Share.

H. USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

4. ACCOUNTS RECEIVABLE

                                                                            OCTOBER 31,    OCTOBER 31,     APRIL 30,
                                                                               1994           1995           1996
                                                                            -----------    -----------    -----------
                                                                             (AUDITED)      (AUDITED)     (UNAUDITED)

Trade receivables........................................................     $    --        $22,236        $62,730
Less: Allowance for doubtful accounts....................................          --           (556)        (1,568)
                                                                            -----------    -----------    -----------
Accounts receivable, net.................................................     $    --        $21,680        $61,162
                                                                            -----------    -----------    -----------
                                                                            -----------    -----------    -----------

         AMERICAN CRAFT BREWING INTERNATIONAL LIMITED AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
      (AMOUNTS EXPRESSED IN UNITED STATES DOLLARS UNLESS OTHERWISE STATED)
(DATA WITH RESPECT TO APRIL 30, 1996 AND FOR THE SIX MONTHS ENDED APRIL 30, 1995
                            AND 1996 ARE UNAUDITED)

5. INVENTORIES

                                                                            OCTOBER 31,    OCTOBER 31,     APRIL 30,
                                                                               1994           1995           1996
                                                                            -----------    -----------    -----------
                                                                             (AUDITED)      (AUDITED)     (UNAUDITED)

Raw materials............................................................     $    --        $16,682        $25,932
Work-in-process and finished goods.......................................          --          6,240          3,653
                                                                            -----------    -----------    -----------
                                                                              $    --        $22,922        $29,585
                                                                            -----------    -----------    -----------
                                                                            -----------    -----------    -----------

6. EQUIPMENT AND CAPITAL LEASES

                                                                            OCTOBER 31,    OCTOBER 31,     APRIL 30,
                                                                               1994           1995           1996
                                                                            -----------    -----------    -----------
                                                                             (AUDITED)      (AUDITED)     (UNAUDITED)

Equipment:
     Leasehold improvements..............................................     $    --       $  52,123      $  52,123
     Brewing equipment...................................................       4,489         522,869        522,869
     Furniture and equipment.............................................       5,806          25,216         84,315
Capital leases:
     Motor vehicles......................................................          --          56,556         56,555
                                                                            -----------    -----------    -----------
     Cost................................................................      10,295         656,764        715,862
Less: Accumulated depreciation
     Equipment...........................................................          --         (17,284)       (41,334)
     Capital leases......................................................          --          (4,713)       (11,782)
                                                                            -----------    -----------    -----------
                                                                              $10,295       $ 634,767      $ 662,746
                                                                            -----------    -----------    -----------
                                                                            -----------    -----------    -----------

7. LONG-TERM BANK LOAN

Maturities of long-term bank loan are as follows:

Payable during the following period:                                        OCTOBER 31,    OCTOBER 31,     APRIL 30,
                                                                               1994           1995           1996
                                                                            -----------    -----------    -----------
                                                                             (AUDITED)      (AUDITED)     (UNAUDITED)

     Within one year.....................................................    $      --      $ 113,000      $ 452,000
     Over one year but not exceeding two years...........................           --        395,500             --
                                                                            -----------    -----------    -----------
                                                                             $      --      $ 508,500      $ 452,000
                                                                            -----------    -----------    -----------
                                                                            -----------    -----------    -----------

     The long-term bank loan is evidenced by a promissory note, with repayment of $56,500 of the principal due on September 30, 1996 and the remaining $395,500 of the principal due on March 31, 1997. It bears interest at variable rates equal to the U.S. Citibank prime rate plus 0.50%, which was 9.25% per annum as of October 31, 1995 and 8.75% per annum as of April 30, 1996, and is secured by a letter of credit of $315,000 provided by two directors of the Company who are also stockholders of the Company and a corporate guarantee of $250,000 given by a stockholder of the Company.

         AMERICAN CRAFT BREWING INTERNATIONAL LIMITED AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
      (AMOUNTS EXPRESSED IN UNITED STATES DOLLARS UNLESS OTHERWISE STATED)
(DATA WITH RESPECT TO APRIL 30, 1996 AND FOR THE SIX MONTHS ENDED APRIL 30, 1995
                            AND 1996 ARE UNAUDITED)

8. CAPITAL LEASE OBLIGATIONS

     Future minimum lease payments under the capital leases as of October 31, 1994, October 31, 1995 and April 30, 1996, together with the present value of the minimum lease payments are:

                                                                            OCTOBER 31,    OCTOBER 31,     APRIL 30,
                                                                               1994           1995           1996
                                                                            -----------    -----------    -----------
                                                                             (AUDITED)      (AUDITED)     (UNAUDITED)
Payable during the following period:
     Within one year.....................................................    $      --      $  17,747      $  17,179
     Over one year but not exceeding two years...........................           --         17,179         17,179
     Over two years but not exceeding three years........................           --         17,179         16,047
     Over three years but not exceeding four years.......................           --          6,025             --
                                                                            -----------    -----------    -----------
Total minimum lease payments.............................................           --         58,130         50,405
Less: Amount representing interest.......................................           --        (14,625)       (12,683)
                                                                            -----------    -----------    -----------
Present value of minimum lease payments..................................           --         43,505         37,722
Less: Current portion....................................................           --        (13,284)       (12,858)
                                                                            -----------    -----------    -----------
Non-current portion......................................................    $      --      $  30,221      $  24,864
                                                                            -----------    -----------    -----------
                                                                            -----------    -----------    -----------

9. ACCRUED LIABILITIES

                                                                            OCTOBER 31,    OCTOBER 31,     APRIL 30,
                                                                               1994           1995           1996
                                                                            -----------    -----------    -----------
                                                                             (AUDITED)      (AUDITED)     (UNAUDITED)
Accrued interest expense.................................................      $  --         $ 5,050        $ 5,991
Accrued operating lease rental...........................................         --          13,755          7,471
Other accrued liabilities................................................        182          20,489         23,236
                                                                            -----------    -----------    -----------
                                                                               $ 182         $39,294        $36,698
                                                                            -----------    -----------    -----------
                                                                            -----------    -----------    -----------

10. SHAREHOLDERS' LOANS

     During the year ended October 31, 1995, South China borrowed $65,000 from BPW Holding Limited ('BPW'), a shareholder of the Company. The loan is evidenced by a limited recourse promissory note dated as of March 5, 1996, bearing interest at a rate of 5.5% per annum and is due ten days after the consummation of an initial public offering of shares of common stock of AmBrew International (see Note 16). For the period ended October 31, 1994, year ended October 31, 1995, six months ended April 30, 1995 and six months ended April 30, 1996, interest expense payable to the shareholder was approximately $0, $813, $0, and $894, respectively.

     The remaining balance of the shareholders' loans as of October 31, 1994, October 31, 1995 and April 30, 1996 of $2,490, $20,638 and $20,638,
respectively, was unsecured, non-interest bearing and without pre-determined repayment terms. Subsequent to April 30, 1996 and up to the date of this report, shareholders' loans of $20,638 had been repaid.

11. COMMON STOCK

     As of October 31, 1994 and October 31, 1995, the amount of common stock recorded in the consolidated balance sheets represents the aggregate amount of the common stock of the subsidiaries of the Company as of those dates.

     As of April 30, 1996, the amount of common stock recorded in the consolidated balance sheet represents the common stock of the Company as of that date after giving effect to the Share Exchange and the Share Split as described in Note 1.

         AMERICAN CRAFT BREWING INTERNATIONAL LIMITED AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
      (AMOUNTS EXPRESSED IN UNITED STATES DOLLARS UNLESS OTHERWISE STATED)
(DATA WITH RESPECT TO APRIL 30, 1996 AND FOR THE SIX MONTHS ENDED APRIL 30, 1995
                            AND 1996 ARE UNAUDITED)

12. INCOME TAXES

     The Company and its subsidiaries are subject to income taxes on an entity basis on income arising in or derived from the tax jurisdiction in which they are domiciled and operate. AmBrew International is exempted from income tax in Bermuda until 2016. The Hong Kong subsidiaries are subject to Hong Kong profits tax at a rate of 16.5%.

Significant components of income tax benefit are:

                                                                                      SIX MONTHS      SIX MONTHS
                                                      PERIOD ENDED     YEAR ENDED       ENDED           ENDED
                                                       OCTOBER 31,     OCTOBER 31,    APRIL 30,       APRIL 30,
                                                          1994            1995           1995            1996
                                                      -------------    ----------    ------------    ------------
                                                        (AUDITED)      (AUDITED)     (UNAUDITED)     (UNAUDITED)
Current............................................      $    --        $     --       $     --         $   --
Deferred -- Operating loss carryforwards...........        1,536          47,560         16,305          5,147
                                                      -------------    ----------    ------------    ------------
                                                         $ 1,536        $ 47,560       $ 16,305         $5,147
                                                      -------------    ----------    ------------    ------------
                                                      -------------    ----------    ------------    ------------

     The reconciliation of the United States federal income tax rate to the effective income tax rate based on the loss before income tax benefit stated in the consolidated statements of operations is as follows:

                                                          PERIOD ENDED     YEAR ENDED       ENDED          ENDED
                                                           OCTOBER 31,     OCTOBER 31,    APRIL 30,      APRIL 30,
                                                               1994           1995          1995           1996
                                                           ------------    ----------    -----------    -----------
                                                            (AUDITED)      (AUDITED)     (UNAUDITED)    (UNAUDITED)

United States federal income tax rate...................         (35%)          (35%)         (35%)          (35%)
Aggregate effect of different tax rates in foreign
  jurisdictions.........................................        18.5%          18.5%         18.5%          18.5%
                                                              ------       ----------    -----------    -----------
Effective income tax rate...............................       (16.5%)        (16.5%)       (16.5%)        (16.5%)
                                                              ------       ----------    -----------    -----------
                                                              ------       ----------    -----------    -----------

     The major component of deferred tax assets relates to the tax loss carryforwards. As of October 31, 1994, October 31, 1995 and April 30, 1996, tax losses of approximately $10,000, $298,000 and $329,000, respectively, can be carried forward indefinitely.

13. COMMITMENTS

a. CAPITAL COMMITMENTS

     As of October 31, 1994, October 31, 1995 and April 30, 1996, the Company had purchase commitments for the purchase of equipment and furniture of approximately $0, $19,000 and $0, respectively.

b. LEASE COMMITMENTS

     The Company leases various facilities under noncancelable operating leases which expire at various dates through 1998. Rental expenses for the period ended October 31, 1994, year ended October 31, 1995, six months ended April 30, 1995 and six months ended April 30, 1996 were approximately $0, $67,000, $27,000 and $41,000, respectively. Future minimum rental payments as of October 31, 1994,

         AMERICAN CRAFT BREWING INTERNATIONAL LIMITED AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
      (AMOUNTS EXPRESSED IN UNITED STATES DOLLARS UNLESS OTHERWISE STATED)
(DATA WITH RESPECT TO APRIL 30, 1996 AND FOR THE SIX MONTHS ENDED APRIL 30, 1995
                            AND 1996 ARE UNAUDITED)

13. COMMITMENTS -- (CONTINUED)
October 31, 1995 and April 30, 1996, under agreements classified as operating leases with noncancelable terms in excess of one year, are as follows:

                                                                            OCTOBER 31,    OCTOBER 31,     APRIL 30,
                                                                               1994           1995           1996
                                                                            -----------    -----------    -----------
                                                                             (AUDITED)      (AUDITED)     (UNAUDITED)

Payable during the following period:
     Within one year.....................................................    $  52,645      $  79,742      $  79,742
     Over one year but not exceeding two years...........................       52,645         75,355         49,032
     Over two years but not exceeding three years........................       48,258         13,548             --
                                                                            -----------    -----------    -----------
                                                                             $ 153,548      $ 168,645      $ 128,774
                                                                            -----------    -----------    -----------
                                                                            -----------    -----------    -----------

14. OPERATING RISK

A. BUSINESS RISK

     The South China Brewery commenced commercial operations in June 1995. Its operations are subject to all the risks inherent in an emerging business enterprise. These include, but are not limited to, high expense levels relative to production, complications and delays frequently encountered in connection with the development and introduction of new products, the ability to recruit and retain accomplished management personnel, competition from established breweries, the need to expand production and distribution, and the ability to establish and sustain product quality.

B. CONCENTRATION OF CREDIT RISK

     A substantial portion of the South China Brewery's sales are made to a small number of customers on an open account basis and generally no collateral is required. Details of individual customers accounting for more than 10% of the South China Brewery's sales for the year ended October 31, 1995 and six months ended April 30, 1996 are as follows:

                                                                                    PERCENTAGE OF NET SALES
                                                                             --------------------------------------
                                                                                YEAR ENDED        SIX MONTHS ENDED
                                                                             OCTOBER 31, 1995      APRIL 30, 1996
                                                                             ----------------    ------------------
                                                                                (AUDITED)           (UNAUDITED)

DaBeers Distributors Limited..............................................         27.1%                43.5%
Delaney's (Wanchai) Limited...............................................         10.5%                28.6%
                                                                                   ----                 ----
                                                                                   ----                 ----

Concentration of accounts receivable as of October 31, 1995 and April 30, 1996 is as follows:

                                                                               PERCENTAGE OF ACCOUNTS RECEIVABLE
                                                                             --------------------------------------
                                                                                  AS OF                AS OF
                                                                             OCTOBER 31, 1995      APRIL 30, 1996
                                                                             ----------------    ------------------
                                                                                (AUDITED)           (UNAUDITED)

Five largest accounts receivables.........................................           41%                  82%
                                                                                     --                   --
                                                                                     --                   --

     The South China Brewery performs ongoing credit evaluation of each customer's financial condition. It maintains reserves for potential credit losses and such losses in the aggregate have not exceeded management's projections.

         AMERICAN CRAFT BREWING INTERNATIONAL LIMITED AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
      (AMOUNTS EXPRESSED IN UNITED STATES DOLLARS UNLESS OTHERWISE STATED)
(DATA WITH RESPECT TO APRIL 30, 1996 AND FOR THE SIX MONTHS ENDED APRIL 30, 1995
                            AND 1996 ARE UNAUDITED)

14. OPERATING RISK -- (CONTINUED)

C. CONCENTRATION OF SUPPLIERS

     The South China Brewery relies upon a single supplier (other than for labels) for each of the raw materials used to make and package its beers. Although to date, the South China Brewery has been able to obtain adequate supplies of these ingredients and other raw materials in a timely manner from these sources, if the South China Brewery were unable to obtain adequate supplies of ingredients or other raw materials, delays or reductions in product shipments could occur which would have an adverse effect on the South China Brewery's business, financial condition and results of operations. As with most agricultural products, the supply and price of raw materials used to produce the South China Brewery's beers can be affected by factors beyond the control of the South China Brewery, such as drought, frost, other weather conditions, economic factors affecting growing decisions, various plant diseases and pests. If any of the foregoing were to occur, the Company's business, financial condition and results of operations would be adversely affected.

D. POLITICAL RISK

     Substantially all of the Company's assets are located in Hong Kong. As a result, the Company's business, financial condition and results of operations may be influenced by the political situation in Hong Kong and by the general state of the Hong Kong economy. On July 1, 1997, sovereignty over Hong Kong will be transferred from the United Kingdom to the People's Republic of China ('China'), and Hong Kong will become a Special Administrative Region of China.

15. OTHER SUPPLEMENTAL INFORMATION

     The following items were included in the consolidated statements of operations:

                                                                                        SIX MONTHS      SIX MONTHS
                                                         PERIOD ENDED    YEAR ENDED        ENDED           ENDED
                                                          OCTOBER 31,    OCTOBER 31,     APRIL 30,       APRIL 30,
                                                             1994           1995            1995            1996
                                                         ------------    -----------    ------------    ------------
                                                          (AUDITED)       (AUDITED)     (UNAUDITED)     (UNAUDITED)
Depreciation of fixed assets
      -- owned assets.................................     $     --       $  17,284       $     --        $ 24,050
      -- assets held under capital leases.............           --           4,713             --           7,069
Operating lease rental for rented premises............           --          67,005         26,529          41,290
Advertising expenses..................................           --          24,312             --          12,298
Repairs and maintenance expenses......................           --           1,155             --           1,832
Interest expense incurred.............................           --          34,216          4,226          26,031
Less: Amount capitalized as equipment.................           --         (13,177)            --              --
                                                         ------------    -----------    ------------    ------------
                                                                 --          21,039          4,226          26,031
Net foreign exchange loss.............................           --             451             --             271
Interest income.......................................     $     --       $   3,201       $  2,447        $  1,123
                                                         ------------    -----------    ------------    ------------
                                                         ------------    -----------    ------------    ------------

16. SUBSEQUENT EVENTS

     Subsequent to October 31, 1995, the following events took place:

          a. Effective on May 31, 1996, the stockholders of South China and SCBC exchanged all of the issued and outstanding shares of capital stock of South China and SCBC for 23,750 shares of capital stock of Craft in a transaction accounted for as a reorganization of companies under common control in a manner similar to a pooling of interests.

         AMERICAN CRAFT BREWING INTERNATIONAL LIMITED AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
      (AMOUNTS EXPRESSED IN UNITED STATES DOLLARS UNLESS OTHERWISE STATED)
(DATA WITH RESPECT TO APRIL 30, 1996 AND FOR THE SIX MONTHS ENDED APRIL 30, 1995
                            AND 1996 ARE UNAUDITED)

16. SUBSEQUENT EVENTS -- (CONTINUED)

          b. On May 31, 1996, Craft issued 1,250 shares of capital stock to certain investors in Hong Kong for $300,000. The $300,000 was received prior to April 30, 1996, and accordingly, the 1,250 shares are reflected as outstanding in the accompanying April 30, 1996 balance sheet.

          c. On June 19, 1996, Craft consummated an eighty-for-one share split of its capital stock, which has been reflected retroactively in the accompanying April 30, 1996 balance sheet..

          d. On July 30, 1996, Craft amalgamated into AmBrew International, in a transaction accounted for as a reorganization of companies under common control in a manner similar to a pooling of interests. The officers and directors of AmBrew International remained in office after the amalgamation.

          e. In May 1996, the Company issued $370,000 principal amount of notes bearing interest at a rate of 12% per annum (the 'Bridge Notes'). Holders of $250,000 principal amount of these notes have the right to convert such notes, upon consummation of a contemplated initial public offering, into a maximum number of shares of common stock of AmBrew International equal to the quotient obtained by dividing 250,000 by the product of 0.5 and the initial public offering price per share of such offering. The holder of the remaining $120,000 principal amount of such notes will be repaid in cash with the entire principal amount upon consummation of the offering and will be entitled to common stock of the Company at no additional cost, with the number of shares of common stock equal to the quotient obtained by dividing 120,000 by the initial public offering price per share of such offering. Each holder of these notes will receive a warrant entitling such holder to purchase for a period of eighteen months that number of shares of common stock of the Company as such holder shall receive upon consummation of such offering pursuant to the terms of such notes at a price equal to 150% of the initial public offering price per share of such offering (the 'Bridge Warrants'). If the offering is not consummated by September 1, 1996, the interest rate of such notes will be increased from 12% per annum to 14% per annum.


          f. The Company is planning for an initial public offering of 1,580,000 shares of its common stock and 1,580,000 redeemable common stock purchase warrants. The net proceeds from this offering, after underwriters' discounts and commission and other estimated expenses, are expected to be $7,073,000, based on an assumed initial public offering price of $5.50 per share and $.10 per warrant.


     The following unaudited pro forma consolidated financial statements have been prepared on the basis described below. The unaudited pro forma condensed consolidated balance sheet as of April 30, 1996, has been prepared to give effect to the following events as if such events had occurred on April 30, 1996:
(i) the aforementioned subsequent events, (ii) the repayment of the Company's bank loan of $452,000 and the shareholder's loan from BPW of $65,000, (iii) the repayment of $120,000 of Bridge Notes and the issuance of 21,818 shares of common stock and 21,818 Bridge Warrants to the holders of such Bridge Notes, and
(iv) the conversion of $250,000 principal amount of Bridge Notes into 90,909 shares of common stock at an assumed conversion price of $2.75 per share and the issuance of 90,909 Bridge Warrants. The unaudited pro forma consolidated statements of operations for the year ended October 31, 1995 and for the six months ended April 30, 1996, have been prepared to give effect to the following events as if such events had occurred on November 1, 1994: (i) subsequent events a, b and d above, (ii) the accrual of salary payable to the Company's Executive Vice President, Chief Operating Officer and Secretary at an annual rate of $72,000 as if such salary had become payable on and after November 1, 1994 and
(iii) the elimination of interest expense payable for the period in respect of the bank loan and shareholders' loan as if such loans had been repaid on November 1, 1994. The pro forma condensed financial statements are unaudited and have been prepared using the

         AMERICAN CRAFT BREWING INTERNATIONAL LIMITED AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
      (AMOUNTS EXPRESSED IN UNITED STATES DOLLARS UNLESS OTHERWISE STATED)
(DATA WITH RESPECT TO APRIL 30, 1996 AND FOR THE SIX MONTHS ENDED APRIL 30, 1995
                            AND 1996 ARE UNAUDITED)

16. SUBSEQUENT EVENTS -- (CONTINUED)
historical financial statements of the Company, and are qualified entirely by reference to, and should be read in conjunction with, such historical financial statements. The pro forma financial statements are provided for informational and comparative purposes only. The pro forma adjustments are based on available financial information and certain estimates and assumptions. The pro forma financial statements do not purport to be indicative of the results of operations and financial position of AmBrew International had such transactions in fact occurred on November 1, 1994, or during the periods presented or during any future period.

i. Unaudited pro forma condensed balance sheet as of April 30, 1996:

                                                                                         PRO FORMA
                                                                                      ADJUSTMENTS FOR
                                                                  PRO FORMA       INITIAL PUBLIC OFFERING
                                               PRO FORMA       BEFORE INITIAL          AND REPAYMENT
                                   ACTUAL     ADJUSTMENTS      PUBLIC OFFERING            OF DEBT            PRO FORMA
                                  --------    -----------      ---------------    -----------------------    ----------

Total current assets...........   $109,382     $ 370,000(1)      $   479,382            $  (120,000)(2)      $6,915,382
                                                                                        $  (517,000)(3)
                                                                                        $ 7,073,000(4)
Total assets...................   $893,013     $ 370,000(1)      $ 1,263,013            $  (120,000)(2)      $7,699,013
                                                                                        $  (517,000)(3)
                                                                                        $ 7,073,000(4)
Total current liabilities......   $587,194     $ 370,000(1)      $   957,194            $  (120,000)(2)      $   70,194
                                                                                        $  (250,000)(5)
                                                                                        $  (517,000)(3)
Total liabilities..............   $612,058     $ 370,000(1)      $   982,058            $  (120,000)(2)      $   95,058
                                                                                        $  (250,000)(5)
                                                                                        $  (517,000)(3)
Total shareholders' equity.....   $280,955                       $   280,955            $ 7,073,000(4)       $7,603,955
                                                                                        $   265,000(6)
                                                                                        $  (265,000)(6)
                                                                                        $   250,000(5)


ii. Unaudited pro forma statement of operations for year ended October 31, 1995:


                                                                            PRO FORMA
                                                               ACTUAL      ADJUSTMENTS      PRO FORMA
                                                              ---------    -----------      ----------

Net sales..................................................   $  63,707                     $   63,707
Cost of sales..............................................     (38,960)                       (38,960)
                                                              ---------                     ----------
     Gross profit..........................................      24,747                         24,747
Selling, general and administrative expenses...............    (292,888)    $ (72,000)(8)     (364,888)
Interest (expense) income, net.............................     (17,838)    $  18,228(7)           390
Other expenses, net........................................      (2,265)                        (2,265)
                                                              ---------                     ----------
     Loss before income taxes..............................    (288,244)                      (342,016)
Income tax benefit.........................................      47,560     $   8,873(9)        56,433
                                                              ---------                     ----------
     Net loss..............................................   $(240,684)                    $ (285,583)
                                                              ---------                     ----------
                                                              ---------                     ----------
Net loss per common share..................................   $   (0.12)                    $    (0.13)
Weighted average number of shares outstanding..............   2,067,273                      2,182,675(10)
                                                              ---------
                                                              ---------

         AMERICAN CRAFT BREWING INTERNATIONAL LIMITED AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
      (AMOUNTS EXPRESSED IN UNITED STATES DOLLARS UNLESS OTHERWISE STATED)
(DATA WITH RESPECT TO APRIL 30, 1996 AND FOR THE SIX MONTHS ENDED APRIL 30, 1995
                            AND 1996 ARE UNAUDITED)

16. SUBSEQUENT EVENTS -- (CONTINUED)

iii. Unaudited pro forma statement of operations for the six months ended April 30, 1996:


                                                                              PRO FORMA
                                                                 ACTUAL      ADJUSTMENTS      PRO FORMA
                                                                ---------    -----------      ---------

Net sales....................................................   $ 244,753                     $ 244,753
Cost of sales................................................     (43,055)                      (43,055)
                                                                ---------                     ---------
     Gross profit............................................     201,698                       201,698
Selling, general and administrative expenses.................    (207,094)    $ (36,000)(8)    (243,094)
Interest expense, net........................................     (24,908)    $  23,993(7)         (915)
Other expenses, net..........................................        (888)                         (888)
                                                                ---------                     ---------
     Loss before income taxes................................     (31,192)                      (43,199)
Income tax benefit...........................................       5,147     $   1,981(9)        7,128
                                                                ---------                     ---------
     Net loss................................................   $ (26,045)                    $ (36,071)
                                                                ---------                     ---------
                                                                ---------                     ---------
Net loss per common share....................................       (0.01)                        (0.02)
                                                                ---------                     ---------
                                                                ---------                     ---------
Weighted average number of shares outstanding................   2,067,273                     2,182,675(10)
                                                                ---------                     ---------
                                                                ---------                     ---------

         AMERICAN CRAFT BREWING INTERNATIONAL LIMITED AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
      (AMOUNTS EXPRESSED IN UNITED STATES DOLLARS UNLESS OTHERWISE STATED)
(DATA WITH RESPECT TO APRIL 30, 1996 AND FOR THE SIX MONTHS ENDED APRIL 30, 1995
                            AND 1996 ARE UNAUDITED)

16. SUBSEQUENT EVENTS -- (CONTINUED)

Notes to unaudited pro forma financial statements:

 (1) Represents the receipt of $370,000, the gross proceeds in connection with the issuance of the Bridge Notes.

 (2) Represents the repayment of $120,000 principal amount of the Bridge Notes with the proceeds of the initial public offering.

 (3) Represents  the  repayment   of  long-term  bank   loan  of  $452,000   and
     shareholder's loan from BPW of $65,000.


 (4) Represents the estimated proceeds receivable from the initial public offering of 1,580,000 shares of the Company's common stock and 1,580,000 redeemable common stock purchase warrants, net of underwriting discounts and commissions and offering expenses.


 (5) Represents the conversion of $250,000 principal amount of the Bridge Notes into shares of common stock.

 (6) Represents the recognition of a non-recurring, non-cash interest expense of $265,000 representing the original issue discount relating to the Bridge Notes.

 (7) Represents the elimination of interest expense as a result of the repayment of the long-term bank loan and the shareholder's loan from BPW as described in Note (3) above.

 (8) Represents additional salary expense, effective upon consummation of the initial public offering payable to the Company's Executive Vice President, Chief Operating Officer and Secretary totalling $72,000 for the year ended October 31, 1995 and $36,000 for the six months ended April 30, 1996.

 (9) Represents the deferred tax effect relating to the aforementioned pro forma adjustments.


(10) The pro forma weighted average number of shares outstanding is based on the historical weighted average number of shares outstanding plus the additional number of shares required to be issued at the assumed net initial public offering price of $4.48 per share to obtain funds for the repayment of the long-term bank loan of $452,000 and the shareholders' loan from BPW of $65,000.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of American Craft Brewing International Limited:

     We have audited the accompanying balance sheet of American Craft Brewing International Limited (incorporated in Bermuda) as of June 10, 1996. This balance sheet is the responsibility of the management of American Craft Brewing International Limited. Our responsibility is to express an opinion on this balance sheet based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of American Craft Brewing International Limited as of June 10, 1996, in conformity with generally accepted accounting principles in the United States of America.

                                          ARTHUR ANDERSEN & CO.
                                          Certified Public Accountants
                                          Hong Kong

Hong Kong,
July 30, 1996.

                  AMERICAN CRAFT BREWING INTERNATIONAL LIMITED
                                 BALANCE SHEET
                              AS OF JUNE 10, 1996

                                                                                                 JUNE 10, 1996
                                                                                            ------------------------
                                                                                             (AMOUNTS EXPRESSED IN
                                                                                            UNITED  STATES  DOLLARS)

ASSETS
Current assets:
     Cash and cash equivalents...........................................................           $   --
                                                                                                    --------
                                                                                                    --------

LIABILITIES AND SHAREHOLDERS' EQUITY
Accrued liabilities......................................................................           $  7,865
                                                                                                    --------
Shareholders' deficits:
     Common stock........................................................................           $    120
     Less: Subscription receivable.......................................................               (120)
                                                                                                    --------
                                                                                                        --
     Accumulated deficits................................................................             (7,865)
                                                                                                    --------
          Total shareholders' deficits...................................................             (7,865)
                                                                                                    --------
          Total liabilities and shareholders' deficits...................................           $   --
                                                                                                    --------
                                                                                                    --------

        The accompanying note is an integral part of this balance sheet.

                  AMERICAN CRAFT BREWING INTERNATIONAL LIMITED
                           NOTE TO THE BALANCE SHEET
                  (AMOUNTS EXPRESSED IN UNITED STATES DOLLARS)

     American Craft Brewing International Limited, a Bermuda company ('AmBrew International'), was incorporated in Bermuda on June 3, 1996. AmBrew International has issued 12,000 shares of common stock of US$0.01 each, which are unpaid as of June 10, 1996. On July 30, 1996 American Craft Brewing International Limited, a British Virgin Islands company ('Craft'), amalgamated with AmBrew International, which is the surviving company and its officers and directors remained in office after the amalgamation.

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
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

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

_____________________________________      _____________________________________

  NO UNDERWRITER, DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------
                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
Prospectus Summary.............................     3
Risk Factors...................................     8
The Company....................................    17
Use of Proceeds................................    18
Dividend Policy................................    19
Capitalization.................................    20
Dilution.......................................    21
Selected Consolidated Financial Data...........    22
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................    23
Business.......................................    26
Management.....................................    34
Principal Stockholders.........................    38
Certain Transactions...........................    39
Description of Securities......................    40
Certain Foreign Issuer Considerations..........    45
Taxation.......................................    46
Shares Eligible for Future Sale................    49
Underwriting...................................    51
Legal Matters..................................    53
Experts........................................    53
Available Information..........................    53
Index to Financial Information.................   F-1


                            ------------------------
  UNTIL OCTOBER 6, 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


_____________________________________      _____________________________________





_____________________________________      _____________________________________

                                     [LOGO]
                             AMERICAN CRAFT BREWING
                             INTERNATIONAL LIMITED

                        1,580,000 SHARES OF COMMON STOCK
                                      AND
                          1,580,000 REDEEMABLE COMMON
                            STOCK PURCHASE WARRANTS

                          ---------------------------
                                   PROSPECTUS
                          ---------------------------

                              NATIONAL SECURITIES
                                  CORPORATION


                               SEPTEMBER 11, 1996


_____________________________________      _____________________________________